SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

     For the fiscal year ended December 31, 2011.

Or

☐	Transition report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

     For the transition period from                      to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:

THE GOLDMAN SACHS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC

200 West Street

New York, NY 10282

The Goldman Sachs 401(k) Plan

Financial Statements and Supplemental Schedules

December 31, 2011 and 2010

(With Independent Registered Public Accounting Firm’s Report Thereon)

The Goldman Sachs 401(k) Plan

Index

December 31, 2011 and 2010

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–25

Supplemental Schedules*

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	26–82

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within the Plan Year)	83

Schedule G, Part 1 — Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible	84-86

Signatures

Index to Exhibits

Consent of PricewaterhouseCoopers, LLP
EX-23: Consent of PricewaterhouseCoopers, LLP

*	All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Goldman Sachs 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of The Goldman Sachs 401(k) Plan (the Plan) as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year), schedule of assets (acquired and disposed of within the plan year), and schedule of loans or fixed income obligations in default or classified as uncollectible are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 28, 2012

The Goldman Sachs 401(k) Plan

Statements of Net Assets Available for Benefits

December 31, 2011 and 2010

(in thousands)	As of December
	2011	2010
Assets

Net investments at fair value (Note 3)	$4,769,381	$4,843,692

Employee contributions	4,842	5,407
Employer contributions, net	94,812	93,252
Notes receivable from participants	26,308	24,326
Interest and dividends	4,707	6,197
Due from brokers	78,562	99,416

Total receivables	209,231	228,598

Total assets	4,978,612	5,072,290

Liabilities

Due to brokers and other payables	36,169	64,325
Accrued expenses	2,498	14,000

Total liabilities	38,667	78,325

Net assets available for benefits at fair value	4,939,945	4,993,965
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(818)	13,461

Net assets available for benefits	$4,939,127	$5,007,426

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan

Statements of Changes in Net Assets Available for Benefits

December 31, 2011 and 2010

(in thousands)	Year Ended December
	2011	2010
Additions

Investment income:
Net appreciation in fair value of investments (Note 3)	$—	$453,706
Interest and dividends	58,490	37,265

Total investment income	58,490	490,971

Interest income on notes receivable from participants	1,141	1,338

Contributions:

Employee	185,932	180,291
Employer, net	94,896	92,947

Total contributions	280,828	273,238

Total additions	340,459	765,547

Deductions

Net depreciation in fair value of investments (Note 3)	175,758	—
Benefits paid	233,000	288,400

Total deductions	408,758	288,400

Net (decrease)/increase	(68,299)	477,147

Net assets available for benefits

Beginning of year	5,007,426	4,530,279

End of year	$4,939,127	$5,007,426

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

1.	Plan Description

The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document, as most recently amended December 20, 2011, for a more complete description of the Plan’s provisions. Items referenced “as defined” are defined in the Plan document or separate provisions to the Plan.

The Plan became effective on January 1, 1945 and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design, and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.

General

The Plan is a defined contribution plan to which participants, in addition to rolling over contributions from other qualified plans, may elect to make pre-tax 401(k) and after-tax Roth 401(k) contributions each year based on their compensation, as determined under the Plan. The Plan’s “Plan Year” is the 12-month period commencing on January 1 and ending on the following December 31. The Plan offers a dollar-for-dollar “Firm Matching Contribution” of up to 4% of an eligible participant’s total compensation, capped by applicable statutory limitations. If 4% of an eligible participant’s total compensation is less than $6,000, The Goldman Sachs Group, Inc. (the Firm) will allocate a “Supplemental Contribution” equal to the difference. In addition to these contributions, the Firm will also allocate to each eligible participant an “Additional Retirement Contribution” up to $4,000. Collectively, the Firm Matching Contribution, Supplemental Contribution and Additional Retirement Contribution are herein referred to as the “Firm Contributions.” The Plan’s Retirement Committee, as defined (the Committee), monitors the investment objectives and performance of the Plan’s individual investment options. The Committee consists of employees of the Firm or its affiliates, including, in some cases, senior management of the Firm or its affiliates. Participants direct their contributions and the Firm Contributions into various investment options offered by the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments are managed in mutual funds, collective trusts and managed accounts. Hewitt Associates, LLC is the recordkeeper of the Plan.

The Plan also offers participants the option to invest in the Stock Fund, as defined (the Company Stock Fund), a separately managed account, which primarily invests in shares of the Firm’s common stock. In accordance with a policy adopted by the Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Company Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Company Stock Fund. In addition, participants are restricted from transferring into or out of the Company Stock Fund during the “black-out” periods that are part of the Firm’s compliance procedures designed to avoid violations of applicable securities laws.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Eligibility

Employees become eligible to make pre-tax 401(k) and after-tax Roth 401(k) contributions to the Plan as of the first day of the month after they join the Firm as employees. In addition, employees are eligible, as determined under the Plan document, to participate in the Firm Matching Contributions and Supplemental Contributions generally as of the first day of the month after they complete one Year of Service, as defined, and attain age 21. In addition, to be eligible for the Supplemental Contribution, the employee must be employed on the last day of the Firm’s fiscal year that ends with or within the Plan Year. Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) eligible for benefits under the Goldman Sachs Employees’ Pension Plan as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the Firm as of the last day of the current fiscal year.

Vesting

Participants are immediately fully vested in their own 401(k) contributions, the Firm Matching Contributions and Supplemental Contributions, and the earnings thereon. Participants became fully vested after three Years of Service in the Firm Profit Sharing Contributions (which were discretionary profit sharing contributions made by the Firm prior to January 1, 2008) and Additional Retirement Contributions, and the earnings thereon. Additionally, upon the earliest to occur of the following: (i) attainment of age 65 while employed by the Firm, (ii) disability retirement, (iii) death or (iv) Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds allocated to the participant’s account or may receive periodic distributions from the Plan. Forfeitures of terminated participants’ nonvested Firm Profit Sharing and Additional Retirement Contributions can be used to reduce Firm Contributions. For the years ended December 31, 2011 and 2010, forfeited nonvested accounts totaled $118,533 and $180,405, respectively, and, in part, have been used to reduce employer contributions.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings thereon (including net realized and unrealized investment gains and losses) allocated to such participant’s account.

Notes Receivable from Participants

A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s pre-tax 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to after-tax Roth 401(k) contributions or to the Firm Contributions. Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans generally must be repaid within five years or in some cases ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Trust Agreement

The Plan’s investments are included in the Master Trust, which is subject to a trust agreement (the Trust Agreement) with State Street Bank & Trust Company (the Trustee).

2.	Summary of Significant Accounting Policies

Basis of Accounting

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) using the accrual basis of accounting.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of additions and deductions during the reporting periods. The most important of these estimates and assumptions relate to fair value measurements of the Plan investments. These and other estimates and assumptions are based on the best available information but actual results could be materially different from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Employer Contributions

The employer contributions receivable is presented on the Statements of Net Assets Available for Benefits, net of forfeited non-vested account balances as of December 31, 2011 and 2010.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Notes receivable from participants equals the outstanding principal balances plus accrued interest.

Risks and Uncertainties

The Plan provides for various investment options, which include investments in any combination of equities, fixed income securities, individual guaranteed investment contracts, currency and commodities, futures, forwards, options, derivative contracts and real estate investment trusts. Investments are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Expenses

Investment advisory expenses incurred by the managed accounts and collective trusts of the Plan are borne by the Plan participants through the Plan and are included in net appreciation/(depreciation) of investments. The investment managers of the Multi-Market Hedge Fund Option, Multi-Strategy Hedge Fund Option and Global Equity Long-Short Hedge Fund Option (each of which is a separate account managed on behalf of the Plan), charge fixed asset-based management fees plus annual incentive fees of 15% to 20% of the net investment income earned, if any, by each fund. Other administrative and custodial fees are paid by the Plan, unless paid by the Firm.

Investments

The investments of the Plan are reported at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Mutual funds are valued at the quoted net asset value of shares held as of December 31, 2011 and 2010. Units held in collective trusts are valued at the unit value as reported by the investment managers as of December 31, 2011 and 2010.

Investments in managed accounts are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest.

Common stock, preferred stock, fixed income securities, real estate investment trusts, options and futures traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers’) best estimate of fair value (as defined in Note 4).

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information (see Note 10).

Investments denominated in currencies other than the U.S. dollar are converted using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions.

Money market mutual funds typically value their investments using the amortized cost method as permitted by Rule 2a-7 under the Investment Company Act of 1940, which approximates fair value.

The fair value of asset-backed securities is estimated based on analyses which incorporate comparisons to recent data for the same or similar asset backed securities and loan portfolios. Significant inputs include the amount and timing of expected future cash flows and market yields implied by transactions of similar or related assets.

Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Due from brokers and Due to brokers and other payables may include cash or securities maintained with brokers and counterparties for margin account balances, collateral held in conjunction with the Plan’s investment portfolio, and the amounts due to brokers for the settlement of purchase and sale transactions. These balances are not considered cash and short-term investments of the Plan. As of December 31, 2011, the Plan’s Due from brokers and Due to brokers and other payables balances were $78,561,819 and $36,169,336, respectively. As of December 31, 2010, the Plan’s Due from brokers and Due to brokers and other payables balances were $99,416,482 and $64,325,174, respectively. As of December 31, 2011 and 2010, Due from brokers primarily included margin account balances, receivables for unsettled trades and collateral paid. As of December 31, 2011 and 2010, Due to brokers and other payables included margin account balances, payables for unsettled trades and collateral received. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Note 3 presents the Net (depreciation)/appreciation in the fair value of investments, which consists of realized gains or losses and unrealized (depreciation)/appreciation on those investments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

New Accounting Pronouncements

Improving Disclosures about Fair Value Measurements (FASB Accounting Standards Codification (ASC) 820)

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 provides amended disclosure requirements related to fair value measurements. Certain of these disclosure requirements became effective for the Plan beginning in the first quarter of 2010, while others became effective for the Plan beginning in the first quarter of 2011. Since these amended principles require only additional disclosures concerning fair value measurements, adoption did not affect the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 820)

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 clarifies the application of existing fair value measurement and disclosure requirements and changes certain principles related to measuring fair value and requires additional disclosures about fair value measurements. ASU No. 2011-01 is effective for periods beginning after December 15, 2011, and adoption is not expected to have a significant impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

Disclosures about Offsetting Assets and Liabilities (ASC 210)

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” ASU No. 2011-11 will require disclosure of the effect or potential effect of offsetting arrangements on the Plan’s financial position as well as enhanced disclosure of the rights of setoff associated with the Plan’s recognized assets and recognized liabilities. ASU No. 2011-11 is effective for periods beginning on or after January 1, 2013. Since these amended principles require only additional disclosures concerning offsetting and related arrangements, adoption will not affect the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

3.	Net Investments at Fair Value

The following is a summary of the fair value of the Plan’s net investments:

(in thousands)	As of December
	2011	2010
Assets
Investments at fair value:

Collective trusts	$1,233,198	$1,074,798
Mutual funds	1,759,918	1,893,583
Managed accounts:
Cash and short-term investments	72,028	66,589
Collective trusts	598,397	618,979
Fixed income securities	324,341	333,512
Common and preferred stocks	864,265	1,013,478
Derivative contracts	24,783	19,803
Real estate investment trusts	8,474	6,414
Asset-backed securities	4,217	7,277

Total investment assets at fair value	4,889,621	5,034,433

Liabilities
Cash and short-term investments	1,557	392
Derivative contracts	16,898	20,223
Investments sold, but not yet purchased, at fair value:
Managed accounts:
Fixed income securities	7,659	20,410
Common and preferred stocks	93,069	147,883
Real estate investment trusts	1,057	1,833

Total investment liabilities at fair value	120,240	190,741

Net investments at fair value	$4,769,381	$4,843,692

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

The Plan’s investments (depreciated)/appreciated (including gains and losses on investments bought, sold, and held during the year) as follows:

(in thousands)	Year Ended December
	2011	2010
Net (depreciation)/appreciation in fair value of investments
Collective trusts	$(21,525)	$146,938
Mutual funds	(57,644)	139,184
Managed accounts:
Cash and short-term investments	(227)	(1,442)
Collective trusts	(188)	813
Fixed income and asset-backed securities	5,816	23,082
Common and preferred stocks	(112,149)	143,197
Derivative contracts	10,159	1,934

Total net (depreciation)/appreciation of investments	$(175,758)	$453,706

The following presents the fair value of investments that represent 5% or more of the Plan’s net assets available for benefits:

(in thousands)	As of December
	2011	2010
Goldman Sachs Asset Management, L.P. Financial Square Money Market Fund	$388,741	$411,599
State Street Global Advisors S&P 500 Index Fund	439,018	337,651
Goldman Sachs Asset Management, L.P. Mid Cap Value Equity Fund	—	275,741

4.	Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked at closing prices. Fair value measurements do not include transaction costs.

The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced parameters, as inputs, including but not limited to interest rates, volatilities, equity or debt prices, foreign exchange rates, commodities prices, and credit spreads.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

U.S. GAAP has a three-level fair value hierarchy for disclosure of fair value measurements. The fair value hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in the fair value hierarchy is based on the lowest level of input that is significant to its fair value measurement.

The fair value hierarchy is as follows:

Level 1	Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Inputs to valuation techniques are observable, either directly or indirectly;

Level 3	One or more inputs to valuation techniques are significant and unobservable.

Level 1 instruments are valued using quoted market prices for identical unrestricted instruments in active markets. The Plan defines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan defines active markets for debt instruments based on both average daily trading volume and the number of days with trading activity.

Valuations of Level 2 instruments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations (e.g., indicative or firm), or alternative pricing sources with reasonable levels of price transparency.

Level 3 instruments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, Level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of Level 3 instruments.

Total Plan investment assets at fair value classified within Level 3 as of December 31, 2011 and 2010 were $635,119,711 and $660,384,655, respectively, which primarily consisted of the Plan’s Stable Value Fund collective trusts holdings (see Note 5). As of both December 31, 2011 and 2010, such amounts were approximately 13%, of “Total investment assets at fair value” (see Note 3).

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Investment Assets and Investment Liabilities by Level

The tables below present, by level within the fair value hierarchy, investment assets and investment liabilities of the Plan accounted for at fair value (see Note 3).

(in thousands)	Investment Assets at Fair Value as of December 2011
	Level 1	Level 2	Level 3		Total
Collective trusts:
Large cap	$577,679	$—	$—		$577,679
Asset allocation	286,835	—	—		286,835
International	—	133,780	—		133,780
Small cap	93,321	—	—		93,321
Mid cap	92,597	—	—		92,597
Fixed income	48,986	—	—		48,986

Total collective trusts	1,099,418	133,780	—		1,233,198

Mutual funds:
Fixed income	935,410	—	—		935,410
Mid cap	310,045	—	—		310,045
International	164,988	—	—		164,988
Large cap	138,893	—	—		138,893
Real estate investment trusts	—	136,223	—		136,223
Commodities	74,359	—	—		74,359

Total mutual funds	1,623,695	136,223	—		1,759,918

Managed accounts:
Cash and short-term investments	69,927	2,101	—		72,028
Collective trusts	2,202	—	596,195	[1]	598,397
Fixed income securities	58,586	228,867	36,888	[2]	324,341
Common and preferred stocks	848,650	15,615	—		864,265
Derivative contracts	—	24,783	—		24,783
Real estate investment trusts	8,474	—	—		8,474
Asset-backed securities	—	2,180	2,037		4,217

Total managed accounts	987,839	273,546	635,120		1,896,505

Total investment assets at fair value	$3,710,952	$543,549	$635,120		$4,889,621

1.	Principally consists of investments in non-public investment vehicles.

2.	Principally consists of mortgage-backed securities and collateralized debt obligations.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

	$120,240	$120,240	$120,240	$120,240
(in thousands)	Investment Liabilities at Fair Value as of December 2011
	Level 1	Level 2	Level 3	Total
Cash and short-term investments	$1,557	$—	$—	$1,557
Derivative contracts	—	16,898	—	16,898
Managed accounts:
Fixed income securities	—	7,659	—	7,659
Common and preferred stocks	92,217	852	—	93,069
Real estate investment trusts	1,057	—	—	1,057

Total investment liabilities at fair value	$94,831	$25,409	$—	$120,240

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

(in thousands)	Investment Assets at Fair Value as of December 2010
	Level 1	Level 2	Level 3		Total
Collective trusts:
Large cap	$454,206	$—	$—		$454,206
Asset allocation	233,391	—	—		233,391
International	171,952	—	—		171,952
Small cap	99,569	—	—		99,569
Mid cap	83,606	—	—		83,606
Fixed income	32,074	—	—		32,074

Total collective trusts	1,074,798	—	—		1,074,798

Mutual funds:
Fixed income	926,166	—	—		926,166
Mid cap	353,150	—	—		353,150
Large cap	243,757	—	—		243,757
International	185,211	—	—		185,211
Real estate investment trusts	117,624	—	—		117,624
Commodities	67,675	—	—		67,675

Total mutual funds	1,893,583	—	—		1,893,583

Managed accounts:
Cash and short-term investments	49,421	17,168	—		66,589
Collective trusts	10,385	—	608,594	[1]	618,979
Fixed income securities	38,706	245,245	49,561	[2]	333,512
Common and preferred stocks	998,090	15,388	—		1,013,478
Derivative contracts	—	19,803	—		19,803
Real estate investment trusts	6,414	—	—		6,414
Asset-backed securities	—	5,047	2,230		7,277

Total managed accounts	1,103,016	302,651	660,385		2,066,052

Total investment assets at fair value	$4,071,397	$302,651	$660,385		$5,034,433

1.	Principally consists of investments in non-public investment vehicles.

2.	Principally consists of mortgage-backed securities and collateralized debt obligations.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

(in thousands)	Investment Liabilities at Fair Value as of December 2010
	Level 1	Level 2	Level 3	Total
Cash and short-term investments	$392	$—	$—	$392
Derivative contracts	—	20,223	—	20,223
Managed accounts:
Fixed income securities	11,723	8,687	—	20,410
Common and preferred stocks	145,192	2,691	—	147,883
Real estate investment trusts	1,833	—	—	1,833

Total investment liabilities at fair value	$159,140	$31,601	$—	$190,741

The tables below present a summary of changes in the fair value of the Plan’s Level 3 investment assets:

(in thousands)	Year Ended December 2011
	Collective Trusts	Fixed Income Securities	Asset- Backed Securities	Total
Balance, beginning of year	$608,594	$49,561	$2,230	$660,385
Net realized gains/(losses)	—	1,274	20	1,294
Net unrealized gains/(losses) relating to instruments still held at the reporting date	14,279	(1,228)	(26)	13,025
Purchases	211,902	16,838	124	228,864
Sales	(238,580)	(13,879)	(557)	(253,016)
Net transfers in and/or (out) of Level 3	—	(15,678)	246	(15,432)

Balance, end of year	$596,195	$36,888	$2,037	$635,120

Transfers between levels are reported at the beginning of the reporting period in which they occur. Net fixed income security transfers out of Level 3 of $15.7 million are principally due to transfers to Level 2 of certain residential mortgage-backed securities due to improved transparency of market prices used to value these securities, as well as unobservable inputs no longer being significant to the valuation of these securities.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

(in thousands)	Year Ended December 2010
	Collective Trusts	Fixed Income Securities	Asset- Backed Securities	Common and Preferred Stocks	Total
Balance, beginning of year	$653,343	$14,378	$2,719	$27	$670,467
Net realized gains/(losses)	—	6,034	25	—	6,059
Net unrealized gains/(losses) relating to instruments still held at the reporting date	25,202	1,198	(62)	—	26,338
Purchases	—	32,776	765	—	33,541
Sales	(69,951)	(4,825)	(1,217)	(27)	(76,020)
Net transfers in and/or (out) of Level 3	—	—	—	—	—

Balance, end of year	$608,594	$49,561	$2,230	$—	$660,385

5.	Description of the Plan’s Investment Contracts

Fully benefit-responsive investment contracts held by a defined contribution plan are required to be reported at fair value rather than contract value with an offsetting asset or liability in the Statements of Net Assets Available for Benefits.

The Plan’s Stable Value Fund (the Fund) invests in a variety of stable value products, including synthetic guaranteed investment contracts (GICs) with similar characteristics and, prior to October 1, 2010, a stable value collective investment trust. A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, designed to provide a contract value “wrapper” around a portfolio of bonds or other fixed income securities that are owned by the Fund. As of December 31, 2011, the assets underlying the Fund’s wrap contracts were interests in fixed income collective investment funds (Dwight Term Funds 2012-2015), and separate account bond portfolios (managed by PIMCO and BlackRock, respectively). Prior to April, 2011, the underlying assets included units in the Dwight Target 2 Fund and the Dwight Target 5 Fund, each a fixed income collective investment trust. The wrap contracts are obligated to provide an interest crediting rate not less than zero. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized over the duration of the underlying assets or other amortization period agreed upon by the investment manager and wrap provider, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value.

A stable value collective investment trust is a commingled investment vehicle that provides liquidity at contract value for all qualified participant withdrawals. The Fund owned units of the SEI Stable Asset Fund, which served as the Fund’s short-term liquidity vehicle. Effective October 1, 2010, the Fund discontinued its use of the SEI Stable Asset Fund, but continues to use the Financial Square Money Market Fund to manage short-term liquidity.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Variables that Impact Future Crediting Rates

Primary variables impacting future crediting rates of wrap contracts include:

-	current yield of the underlying assets within the wrap contract
-	duration of the underlying assets covered by the wrap contract or other amortization period agreed upon by the investment manager and the wrap provider
-	existing difference between the market value of the underlying assets within the wrap contract and contract value of the wrap contract

Crediting Rate Calculation Methodology

The Fund uses the following formula to calculate future crediting rates for the wrap contracts:

CR = [(1+Y)*(MV/CV) ^ (1/D)]-1-Fees

CR = crediting rate

MV = market value of underlying assets

CV = contract value

D = weighted average duration of the portfolio or other amortization period agreed upon by the investment manager and the wrap provider

Y = weighted average annual effective yield to maturity of the underlying portfolio

The net crediting rate reflects fees paid to wrap contract issuers and other fees agreed upon by the investment manager and the wrap provider.

Basis and Frequency of Determining Interest Crediting Rates

Prior to July 1, 2011, the wrap contract crediting rates were reset on a staggered, quarterly basis. On and after July 1, 2011, the wrap contract crediting rates are reset on a monthly basis.

Minimum Crediting Rates

Wrap contracts provide an interest rate floor of zero percent.

Relationship between Future Crediting Rates and Adjustment between Fair Value (Market Value) and Contract Value

The crediting rate of the wrap contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the underlying assets to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

Limitations on the Ability of the Fund to Transact At Contract Value

The benefit-responsive investment contracts (i.e., wrap contracts) which are agreements with insurance companies and other financial institutions, are designed to help preserve principal and provide a stable crediting rate. These contracts are fully benefit-responsive and provide that Plan participant-initiated withdrawals permitted under the Plan will be paid at contract value. In addition to certain wrap agreement termination provisions discussed below, wrap contracts provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations, and that the issuer determines will have a material adverse effect on the issuer’s financial interest, to be paid with a market value adjustment to the contract value amount of such withdrawal as defined in such contracts.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

While each contract issuer specifies the events which may trigger such a market value adjustment, such events include all or some of the following: (i) amendments to the Plan documents or Plan’s administration; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) complete or partial termination of the Plan or its merger with another plan; (iv) failure of the Plan or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or Fund; (vi) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund; (vii) the establishment of a defined contribution plan that competes with the Plan for participant contributions; and (viii) unless made in accordance with the withdrawal provisions of the Plan, the withdrawal from the wrap contract at the direction of the Plan sponsor (“market-value event1”). At this time, the Plan sponsor does not believe that the occurrence of any such market-value event, which would limit the Fund’s ability to transact at contract value with participants, is probable.

In addition, wrap contracts typically provide for an adjustment to contract value if a security that is part of the underlying assets defaults or otherwise becomes impaired as defined in the wrap contract. In the event of an impairment, contract value is generally decreased by the amortized cost of the impaired security and, if such security is subsequently sold, contract value is increased by the amount of such sales proceeds.

Terminations at Other than Contract Value

Wrap contracts held in the Fund are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the contract value or the market value of the contract equals zero due to qualified participant withdrawals. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts permit the issuer to terminate at market value and provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its

1.

For purposes of the Plan’s contracts, “market-value events” are defined as follows: (i) a change of employment status due to (a) the transfer or other change of employment from an employer to a parent, subsidiary or any company under common ownership or control with the employer or (b) a spin-off, sale or merger of any unit of the employer where a withdrawal is the result of a transfer to another plan unless, in any of these cases, there is a cessation of employment constituting a “separation from service” for purposes of Section 401(k) or Section 402 of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code); (ii) a partial or full Plan termination which is not the result of financial hardship, such as a court ordered liquidation under applicable bankruptcy or insolvency statutes; (iii) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or Fund; and (iv) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

obligations under the agreement (including the issuer’s determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Wrap contracts also define certain termination events that permit the issuer to terminate the contract at market value. Termination events typically include all or some of the following: (i) termination or replacement of the investment manager without the issuer’s consent or the investment manager ceases to be a “qualified professional asset manager” within the meaning of PTE 84-14 under ERISA, (ii) the Plan or its trust is fully or partially terminated or fails to be exempt from federal income taxation, (iii) the Plan merges with another plan, (iv) a security is sold or subject to a lien other than as permitted under the contract, (v) the contract holder engages in fraud or other action that materially and adversely affects the risk profile of the contract, (vi) there is any change in law, regulation, ruling, or accounting requirement applicable to the Plan or Fund that could cause substantial withdrawals from the Fund, or (vii) performance of the issuer’s obligations under the contract becomes illegal. The wrap contracts permit the issuer or investment manager to elect at any time to convert the underlying assets to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying assets on the date of the amortization election (Amortization Election) or such other date agreed upon by the investment manager and wrap provider. After the effective date of an Amortization Election, the underlying assets must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the underlying assets by such termination date.

Average Yield Calculation

Average yields for Stable Value Fund:

	Year Ended December
	2011	2010
Based on actual earnings[1]	1.00%	1.82%
Based on interest rate credited to participants[2]	0.78%	1.41%

1.	Computed by dividing the annualized one-day actual earnings of the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.

2.	Computed by dividing the annualized one-day earnings credited to participants in the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

6.	Related Party Transactions

An affiliate of the Firm manages several mutual fund investment options within the Plan. These investments include the Goldman Sachs Financial Square Treasury Obligations Fund, Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Core Fixed Income Fund, Goldman Sachs High Yield Fund, Goldman Sachs Structured US Equity Fund, Goldman Sachs Large Cap Value Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Growth Opportunities Fund, Goldman Sachs Mid Cap Value Fund, and Goldman Sachs Real Estate Securities Fund, each of which is an investment company registered under the Investment Company Act of 1940. No fees were paid, or were payable by the Plan for investment management services relating to these funds for the years ended December 31, 2011 and 2010; however, investment advisory fees may be paid from the funds to the Firm or its affiliates. Effective May 15, 2012, an affiliate of the Firm manages the Plan’s stable value option (see Note 11).

In addition, an affiliate of the Trustee manages several investment options within the Plan. These investments include the S&P 500 Flagship Securities Non-Lending Fund, S&P 500 Mid Cap Index Securities Non-Lending Fund, Russell 2000 Index Non-Lending Fund, and Emerging Markets Index Non-Lending Fund, each of which is a bank collective trust fund. Fees associated with the management of these funds qualify as party-in-interest transactions. An affiliate of the Trustee also served as a counterparty to one of the Plan’s synthetic GICs at December 31, 2011 and 2010.

The Plan has invested in the Company Stock Fund, which primarily invests in shares of the Firm’s common stock. As of December 31, 2011 and 2010, the Plan’s interest in the Company Stock Fund represented 679,502 and 619,639 shares of the Firm’s common stock with a fair market value of $61,447,366 and $104,198,494, respectively. Purchases of $10,596,126 and $9,632,836 and sales of $2,918,262 and $4,937,481 of the Firm’s common stock were made through the Company Stock Fund during the years ended December 31, 2011 and 2010, respectively. The Company Stock Fund is managed by an affiliate of the Trustee.

7.	Plan Termination

The Firm intends to continue the Plan indefinitely but reserves the right to discontinue or amend the Plan at any time subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

8.	Income Tax Status

The Internal Revenue Service has determined and informed the Firm by a letter dated September 23, 2002, that the Plan and Master Trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since the receipt of the letter, Plan management believes that the Plan continues to be designed and operated in all material respects in compliance with the applicable requirements of the Internal Revenue Code.

On January 28, 2011, a new application was submitted to the Internal Revenue Service to re-affirm that the Plan is and continues to be designed in accordance with applicable sections of the Internal Revenue Code.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

9.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits from the Plan’s financial statements to the Form 5500:

(in thousands)	As of December
	2011	2010
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$4,939,127	$5,007,426
Add/(reduce) adjustment from contract value to fair value	818	(13,461)
Add/(reduce) by amounts allocated to withdrawing participants	(29,732)	(18,065)

Net assets available for benefits, per the Form 5500	$4,910,213	$4,975,900

The following is a reconciliation of benefits paid to participants from the Plan’s financial statements to the Form 5500:

(in thousands)	Year Ended December
	2011	2010
Benefits paid to participants, per Statements of Changes in Net Assets Available for Benefits	$233,000	$288,400
Add/(reduce) amounts allocated to withdrawing participants, end of year	29,732	18,065
Add/(reduce) for amounts allocated to withdrawing participants, beginning of year	(18,065)	(19,442)

Benefits paid to participants, per the Form 5500	$244,667	$287,023

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2011 and 2010, but had not yet been paid as of that date.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

The following is a reconciliation of investment income from the Plan’s financial statements to the Form 5500:

(in thousands)	Year Ended December
	2011	2010
Total net (depreciation)/appreciation, per Statements of Changes in Net Assets Available for Benefits	$(175,758)	$453,706
Add/(reduce) prior year adjustments from fair value to contract value for fully benefit-responsive investment contracts	13,461	38,664
Add/(reduce) adjustments from contract value to fair value for fully benefit-responsive investment contracts	818	(13,461)

Total investment (loss)/gain, per the Form 5500	$(161,479)	$478,909

10.	Financial Instruments with Off-Balance-Sheet Risk

In accordance with the investment strategy of the managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance-sheet market and credit risk. These instruments can be executed on an exchange or negotiated in the over-the-counter market. These financial instruments include futures, forward settlement contracts, and swap and option contracts.

Swap contracts include equity, credit default and interest rate swap contracts. Equity swaps involve an agreement to exchange cash flows based on the total return of underlying securities. Credit default swaps involve the exchange of cash flows based on the creditworthiness of the underlying issuer of securities. Interest rate swaps involve an agreement to exchange periodic interest payment streams (typically fixed vs. variable) calculated on an agreed upon periodic interest rate multiplied by a predetermined notional principal amount.

Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers generally limit the Plan’s market risk by holding or purchasing offsetting positions.

As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

The Plan is subject to credit risk of counterparty nonperformance on derivative contracts in a gain position, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

All derivative financial instruments are carried at fair value. The fair values of the Plan’s derivative financial instruments (see Notes 3 and 4) are presented below:

(in thousands, except number of contracts)

	December 2011
Type of Derivative Exposure	Assets Fair Value	Liabilities Fair Value	Number of Contracts
Equity	$12,462	$11,403	716
Credit	6,153	1,468	237
Currency	3,349	1,861	252
Interest rate	2,811	2,166	102
Commodities	8	—	2

Total	$24,783	$16,898	1,309

(in thousands, except number of contracts)
	December 2010
Type of Derivative Exposure	Assets Fair Value	Liabilities Fair Value	Number of Contracts
Equity	$13,392	$13,043	503
Credit	3,933	3,124	209
Currency	1,761	3,008	165
Interest rate	717	1,026	78
Commodities	—	22	3

Total	$19,803	$20,223	958

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

The following presents the Plan’s (depreciation)/appreciation of derivatives:

(in thousands)	(Depreciation)/Appreciation for the Years Ended December
Type of Derivative Exposure	2011	2010
Equity	$8,055	$(1,699)
Credit	408	9
Currency	(2,668)	1,910
Interest rate	1,520	1,750
Commodities	2,844	(36)

Total	$10,159	$1,934

The Plan’s investment managers enter into various derivative transactions that are considered credit derivatives under U.S. GAAP. The Plan’s written and purchased credit derivatives include credit default swaps and total return swaps. All of the Plan’s written and purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds. As of December 31, 2011 and 2010, the Plan had purchased credit derivatives with total gross notional amounts of $89.5 million and $101.9 million, respectively.

Investments sold, but not yet purchased as of December 31, 2011 and 2010, involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased, may exceed the amount recognized in the financial statements.

The Plan’s investment managers typically monitor risk exposure related to financial instruments through the use of financial, credit and legal reporting systems.

11.	Subsequent Events

Effective May 15, 2012, Goldman Sachs Asset Management, L.P. acquired Dwight Asset Management Company LLC (Dwight), the investment manager of the Plan’s stable value option. As of May 15, 2012, no fees are paid to Dwight for acting as the option’s stable value manager. Because this option invests in collective trust funds that are subadvised by Dwight and sponsored by Goldman Sachs Trust Company, N.A. (GSTC), these investments are classified as Related Party Transactions following the acquisition. Investment advisory fees may be paid from the trust funds to GSTC, and may be shared with Dwight and other affiliates.

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2011

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
Common Collectives
BLACKROCK/20+ TREASURY BOND FUND	1,367,952	$48,986,373
BLACKROCK/EQUITY GROWTH FUND	5,427,380	61,763,579
BLACKROCK/EQUITY VALUE FUND	5,415,260	76,896,695
BLACKROCK/LIFEPATH IDX RETIREMENT FUND	828,634	9,554,146
BLACKROCK/LIFEPATH INDEX 2015 FUND	1,788,765	19,461,759
BLACKROCK/LIFEPATH INDEX 2020 FUND	2,358,902	24,815,653
BLACKROCK/LIFEPATH INDEX 2025 FUND	3,131,533	32,035,583
BLACKROCK/LIFEPATH INDEX 2030 FUND	3,648,855	36,269,616
BLACKROCK/LIFEPATH INDEX 2035 FUND	4,526,478	43,861,574
BLACKROCK/LIFEPATH INDEX 2040 FUND	4,685,074	44,320,803
BLACKROCK/LIFEPATH INDEX 2045 FUND	5,501,480	50,778,656
BLACKROCK/LIFEPATH INDEX 2050 FUND	2,806,674	25,737,203
STATE STREET GLOBAL ADVISORS/DAILY EMERGING MARKETS INDEX FUND	5,783,106	133,780,586
STATE STREET GLOBAL ADVISORS RUSSELL 200 INDEX FUND	3,519,421	93,320,979
STATE STREET GLOBAL ADVISORS/S&P 400 MIDCAP INDEX	6,068,772	92,597,320
STATE STREET GLOBAL ADVISORS/S&P 500 INDEX FUND	17,796,326	439,017,557

Total Common Collectives	74,654,612	$1,233,198,082

Mutual Funds
ASHMORE EMERGING MARKETS LOCAL	1,553,436	14,369,283
DODGE + COX INTERNATIONAL STOCK	106,725	3,120,629
GMO INTERNATIONAL INTRINSIC VALUE FUND	8,550,850	161,867,584
GOLDMAN SACHS CAPITAL GROWTH FUND	3,009,931	65,766,984
GOLDMAN SACHS CORE FIXED INCOME FUND	5,814,066	60,001,161
GOLDMAN SACHS FINANCIAL SQUARE MONEY MKT	386,538,401	386,538,401
GOLDMAN SACHS FINANCIAL SQUARE TREASURY OBLIGATIONS FUND	53,231,757	53,231,757
GOLDMAN SACHS GROWTH OPPORTUNITIES FUND	3,101,654	68,484,520
GOLDMAN SACHS HIGH YIELD FUND	17,603,171	120,933,787
GOLDMAN SACHS LARGE CAP VALUE FUND	6,758,379	73,125,665
GOLDMAN SACHS MID CAP VALUE FUND	7,195,724	241,560,455
GOLDMAN SACHS REAL ESTATE SECURITIES FUND	9,965,141	136,223,482
GOLDMAN SACHS SHORT DURATION GOVERNMENT FUND	8,047,402	82,405,393
OPPENHEIMER COMMODITY STRATEGY FUND	22,196,684	74,358,890
VANGUARD INFLATION PROTECTED SECURITIES FUND	11,238,983	126,888,115
WESTERN ASSET CORE PLUS BOND PORTFOLIO	8,201,957	91,041,727

Total Mutual Funds	553,114,261	$1,759,917,833

Managed Accounts
Dwight Stable Value Fund Common Collective
GOLDMAN SACHS FINANCIAL SQUARE MONEY MKT	2,222,022	2,202,686

Synthetic Investment Contracts — Dwight
IXIS FINANCIAL PRODUCTS	198,448,319	198,720,669
MONUMENTAL LIFE	198,466,226	198,738,702
STATE STREET GIC 104032	198,462,202	198,734,671

Total Dwight Stable Value Fund Common Collective	597,598,769	$598,396,828

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
Common Stock
3M CO	4,745	387,809
ABBOTT LABORATORIES	10,385	583,949
ABIOMED INC	69,200	1,278,124
ABITIBIBOWATER INC	(17,532)	(255,091)
ACCENTURE PLC CL A	48,756	2,595,282
ACCO BRANDS CORP	36,120	348,558
ACE AVIATION HOLDINGS INC-A	4,063	42,571
ACE LTD	32,100	2,250,852
ACME PACKET INC	(27,805)	(859,453)
ACORDA THERAPEUTICS INC	7,900	188,336
ACUITY BRANDS INC	13,310	705,430
ADECCO SA-REG	(117,647)	(4,932,775)
ADELPHIA CONTINGENT CVV 4	2,537,894	0
ADELPHIA CONTINGENT CVV 6D	620,000	0
ADELPHIA CONTINGENT CVV 6E/F	4,855,113	0
AEON CO LTD	(33,000)	(452,941)
AEROFLEX HOLDING CORP	29,100	297,984
AEROPOSTALE INC	50,890	776,073
AFC ENTERPRISES	42,400	623,280
AGILE PROPERTY HLDGS LTD	85,000	76,174
AIA GROUP LTD	269,530	841,490
AIR CANADA-CLASS A	5,903	5,918
AIR CANADA-CLASS B	33,583	32,679
AIR CHINA LIMITED	296,000	218,768
AIR LIQUIDE SA	24,370	3,024,077
AIR PRODUCTS + CHEMICALS INC	4,340	369,725
AIRASIA BHD	934,002	1,110,785
AIXTRON SE	(63,890)	(815,657)
AIXTRON SE — ADR	(10,612)	(134,772)
AJISEN CHINA HOLDINGS LTD	130,910	144,102
AKFEN HOLDING AS	38,892	146,211
ALCOA INC	(54,026)	(467,325)
ALIBABA.COM LTD	(245,476)	(253,778)
ALKERMES PLC	31,800	552,048
ALLERGAN INC	33,813	2,966,753
ALLETE INC	15,600	654,888
ALLIANCE MEDICAL CLASS A1 ORD SHARES	129	5,009
ALLIANCE OIL COMPANY LTD-SDR	(3,976)	(49,492)
ALLIANZ SE REG	19,700	1,890,141
ALTISOURCE PORTFOLIO SOL	81,400	4,084,652
AMAZON COM INC	3,367	582,828
AMBUJA CEMENT REG S GDR	170,446	499,577
AMBUJA CEMENTS LTD	246,937	726,326
AMDOCS LTD	45,796	1,306,560
AMERICA MOVIL ADR SERIES L	199,376	4,505,898
AMERICAN EXPRESS CO	51,474	2,428,029
AMERIGROUP CORP	(9,822)	(580,284)
AMERIS BANCORP	27,694	284,694
AMERISTAR CASINOS INC	10,920	188,807
AMGEN CORP	2,119	136,061
AMGEN INC	4,190	269,040
AMIL PARTICIPACOES SA	88,951	783,522
ANADARKO PETROLEUM CORP	28,033	2,139,759
ANADOLU EFES BIRACILIK	103,285	1,246,901

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ANALOGIC CORP	1,192	68,325
ANDHRA BANK	226,269	338,732
ANGLO AMERICAN PLC	177,525	6,508,708
ANGLO IRISH BANK CORP PLC	43,800	0
ANGLOGOLD ASHANTI-SPON ADR	353	14,985
ANHEUSER-BUSCH INBEV NV	20,554	1,260,207
ANHEUSER-BUSCH INBEV SPN ADR	4,210	256,768
ANHUI CONCH CEMENT CO LTD H	414,381	1,229,815
ANHUI CONCH CEMENT CO LTD-H	(2,000)	(5,936)
ANN INC	28,649	709,922
ANNALY CAPITAL MANAGEMENT IN	(22,465)	(358,541)
ANTA SPORTS PRODUCTS LTD	(358,894)	(426,479)
AOL INC NEW	(70)	(1,057)
AON CORP	18,300	856,440
APACHE CORP	9,671	875,999
APOLLO GROUP INC	35,562	1,915,725
APPLE COMPUTER INC	10,003	4,051,215
APPLE INC	26,822	10,862,910
APPLIED INDUSTRIAL TECH INC	14,470	508,910
APPLIED MICRO CIRCUITS CORP	93,300	626,976
ARCHIPELAGO LEARNING INC	25,326	244,902
ARDEA BIOSCIENCES INC	20,610	346,454
ARENA PHARMACEUTICALS INC	95,900	179,333
ARM HOLDINGS PLC	323,600	2,977,209
ARROW ELECTRONICS INC	(948)	(35,465)
ARTHROCARE CORP	15,100	478,368
ARTHUR J. GALLAGHER & CO.	(25,440)	(850,714)
ARUBA NETWORKS INC	22,100	409,292
ASAHI GLASS CO LTD	(300)	(2,517)
ASM PACIFIC TECHNOLOGY	39,671	445,153
ASPEN TECHNOLOGY INC	40,600	704,410
AT&T INC	(20,420)	(617,501)
ATLAS COPCO AB A SHS	68,200	1,472,379
ATLAS ENERGY LP	197,432	4,797,598
ATLAS PIPELINE PARTNERS LP	232,000	8,618,800
AUGUR RESOURCES LTD	35,592	4,734
AURORA OIL AND GAS LTD	(34,865)	(120,969)
AUTONATION INC	(28,034)	(1,033,614)
AUXILIUM PHARMACEUTICALS INC	10,500	209,265
AV CONCEPT HOLDINGS LTD	928,000	83,642
AVAGO TECHNOLOGIES LTD	50,660	1,462,048
AVANIR PHARMACEUTICALS INC A	39,700	81,385
AVERY DENNISON CORP	38,210	1,095,863
AVIS BUDGET GROUP INC	(32,665)	(350,169)
AVNET INC	(1,087)	(33,795)
AXEL SPRINGER AG	(8,190)	(352,473)
AXIS BANK LTD	79,250	1,202,815
BAIDU INC SPON ADR	28,244	3,289,579
BAIDU INC—SPON ADR	1,503	175,054
BAJAJ AUTO LTD	12,995	389,079
BALLY TECHNOLOGIES INC	8,200	324,392
BANCO MACRO SA ADR	11,741	228,950
BANCO SANTANDER (BRASIL) SA	139,828	1,121,473

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BANCO SANTANDER BRASIL ADS	229,484	1,868,000
BANCO SANTANDER CHILE — ADR	4,680	354,276
BANCOLOMBIA S.A. SPONS ADR	16,751	997,690
BANCOLOMBIA SA	24,800	364,356
BANK DANAMON INDONESIA TBK	893,567	404,039
BANK OF AMERICA CORP	11,442	63,618
BANK OF AYUDHYA PCL FOREIGN	1,057,027	737,071
BANK OF AYUDHYA PUBLIC NVDR	387,107	272,386
BANK OF KENTUCKY FINL CORP	11,200	224,560
BANK PEKAO SA REG S GDR	14,600	600,334
BANK RAKYAT INDONESIA PERSER	2,888,868	2,150,522
BANKRATE INC.	4,360	93,740
BAXTER INTERNATIONAL INC	4,960	245,421
BAXTER INTL INC	(5,650)	(279,562)
BBMG CORPORATION—H	56,500	37,539
BEADELL RESOURCES LTD	44,221	27,146
BECTON DICKINSON & CO	(3,827)	(285,953)
BERRY COMPANY EQUITY	120	1,800
BG GROUP PLC	96,200	2,057,929
BHP BILLITON LTD-SPON ADR COR GBP	(1,699)	(120,000)
BIDVEST GROUP LTD	75,759	1,452,609
BIOGEN IDEC INC	25,849	2,844,682
BLACKSTONE GROUP LP/THE	9,070	127,071
BLUE NILE INC	(2,070)	(84,622)
BONANZA CREEK ENERGY INC	15,400	192,500
BORGWARNER INC	(57,431)	(3,660,652)
BOSIDENG INTL HLDGS LTD	190,000	53,822
BOSTON PRIVATE FINL HOLDING	110,900	880,546
BOSTON SCIENTIFIC CORP	785,700	4,195,638
BRIDGE BANCORP INC	14,100	280,590
BRISTOL MYERS SQUIBB CO	57,146	2,013,825
BRITISH SKY BROADCASTING GRO	176,732	2,011,879
BROADCOM CORP-CL A	2,092	61,421
BROADRIDGE FINANCIAL SOLUTIO	155,000	3,495,250
BROADSOFT INC	12,400	374,480
BROADSOFT INC.	(1,730)	(52,246)
BRUNSWICK CORP	78,300	1,414,098
BUILDERS FIRSTSOURCE INC	35,036	71,473
BUNGE LTD	16,800	960,960
BURU ENERGY LTD	216,400	271,214
CABLEVISION SYSTEMS-NY GRP-A	239,500	3,405,690
CABOT CORP	12,700	408,178
CACI INTERNATIONAL INC CL A	4,760	266,179
CACI INTERNATIONAL INC — CL A	(2,270)	(126,938)
CADENCE DESIGN SYS INC	134,400	1,397,760
CADENCE PHARMACEUTICALS INC	12,200	48,190
CALIX NETWORKS INC	61,965	400,914
CALLAWAY GOLF COMPANY	71,300	394,289
CAMPBELL SOUP CO	(7,602)	(252,690)
CANADIAN NATL RAILWAY CO	21,400	1,681,184
CANON INC	11,300	500,364
CAPITAL ONE FINANCIAL CORP.	8,778	371,222
CAPMARK EQUITY	28,128	466,925

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CAREFUSION CORP	136,512	3,468,770
CARIBOU COFFEE CO INC	1,219	17,005
CARNIVAL CORP	24,230	790,867
CARRIZO OIL + GAS INC	4,870	128,325
CAVIUM INC	6,280	178,540
CBS CORP-CLASS B NON VOTING	(2,194)	(59,545)
CELADON GROUP INC	36,400	429,884
CENTRAL PATTANA PUB CO FOREI	813,156	972,952
CERNER CORP	(8,606)	(527,118)
CERRO RESOURCES NL	315,968	33,943
CHANGSHA ZOOMLION HEAVY IN-H	387,800	417,440
CHARMING SHOPPES	585,303	2,867,985
CHARTER COMMUNICATION-A	4,479	255,034
CHARTER INTERNATIONAL PLC	65,477	959,693
CHEESECAKE FACTORY INC/THE	25,550	749,893
CHEMED CORP	(175)	(8,962)
CHEUNG KONG HOLDINGS LTD	27,000	321,230
CHILDREN S PLACE	10,000	531,200
CHINA ALL ACCESS HOLDINGS	70,000	14,872
CHINA FOODS LTD	325,460	253,526
CHINA HIGH PRECISION AUTOMATION GROUP LTD	154,000	28,554
CHINA LIFE INSURANCE CO H	235,000	581,554
CHINA LODGING GROUP-SPON ADS	11,740	166,708
CHINA MARINE FOOD GROUP LTD	(569)	(677)
CHINA MEDICAL TECH-SPON ADR	11,191	31,782
CHINA MENGNIU DAIRY CO	45,000	105,223
CHINA MERCHANTS BANK — H	(196,000)	(396,220)
CHINA MERCHANTS BANK CO.	(97,820)	(197,723)
CHINA MERCHANTS BANK H	855,445	1,729,262
CHINA MERCHANTS HOLDINGS INTL	254,454	738,730
CHINA MINSHENG BANKING — H-SHRS	(177,100)	(153,467)
CHINA MINSHENG BANKING-H	(643,830)	(557,848)
CHINA MOBILE LTD	284,698	2,782,244
CHINA NATURAL GAS INC	(7,717)	(14,894)
CHINA NEW TOWN DEVELOPMENT	1,426,651	55,028
CHINA OVERSEAS LAND + INVEST	593,251	991,476
CHINA RESOURCES CEMENT	427,709	318,306
CHINA RESOURCES ENTERPRISE	955,377	3,265,941
CHINA RESOURCES GAS GROUP LT	279,484	399,438
CHINA SHENHUA ENERGY CO H	335,235	1,456,774
CHINA UNICOM HONG KONG LTD	(32,000)	(67,326)
CHINA YURUN FOOD GROUP LTD	(437,394)	(574,385)
CHINA ZHENGTONG AUTO SERVICES HOLDINGS LTD	309,000	303,175
CHINALCO YUNNAN COPPER RESOURCES LTD	82,333	15,162
CHIPOTLE MEXICAN GRILL INC	5,183	1,750,506
CHIQUITA BRANDS INTL	9	75
CHROMA ATE INC	97,268	190,816
CHUBB CORP	6,115	423,280
CIGNA CORP	47,554	1,997,268
CIMB GROUP HOLDINGS BHD	388,001	910,640
CISCO SYSTEMS INC	20,113	363,643
CITIC SECURITIES CO LTD-H	495,500	815,370
CITIGROUP INC	56,546	1,487,725

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CITIGROUP INC	(8,062)	(212,111)
CITRIX SYSTEMS INC	70,300	4,268,616
CITY NATIONAL CORP	(9,990)	(441,358)
CLEAN ENERGY FUELS CORP	6,800	84,728
CLECO CORPORATION	4,700	179,070
CME GROUP INC	2,789	679,596
CMS ENERGY CORP	(71,692)	(1,582,959)
CNINSURE INC ADR	15,900	110,028
COALBANK LTD	949,378	67,992
COCA COLA HELLENIC BOTTLING	42,997	728,406
COCA COLA ICECEK AS	50,820	608,139
COCHLEAR LTD	22,490	1,429,519
COGNIZANT TECHNOLOGY SOLUTIO	5,795	372,676
COLFAX CORP	15,000	427,200
COLFAX CORP (COR GBP)	1,000	28,480
COLLECTIVE BRANDS INC	5,578	80,156
COLRUYT SA	(2,100)	(79,613)
COMCAST CORP- CL A	36,890	874,662
COMCAST CORP NEW	33,480	788,789
COMCAST CORP-CL A	16,733	396,739
COMCAST CORP-SPECIAL CL A	(12,929)	(304,607)
COMPANHIA DE BEBIDAS DAS AME	4,245	153,202
COMPASS GROUP PLC	92,500	876,643
COMVERSE TECHNOLOGY INC	104,865	719,374
CONAGRA FOODS INC	14,310	377,784
CONSTELLATION BRANDS INC-A	(27,490)	(568,218)
CORNING INC	155,241	2,015,028
CORP MOCTEZUMA SER	142,622	298,727
COTT CORPORATION	199,800	1,250,748
COVENTRY HEALTH CARE INC	(4,184)	(127,068)
CREDICORP LTD	4,290	469,626
CROWN CASTLE INTL CORP	50,206	2,249,229
CSL LTD	32,500	1,066,208
CST MINING GROUP LTD	3,360,000	27,256
CTRIP.COM INTERNATIONAL — ADR	(22,030)	(515,502)
CTRIP.COM INTERNATIONAL ADR	19,515	456,651
CTRIP.COM INTERNATIONAL-ADR	(14,430)	(337,662)
CULLEN/FROST BANKERS INC	(2,231)	(118,042)
CUMMINS INC	26,801	2,359,024
CURTISS WRIGHT CORP	9,900	349,767
CVS CAREMARK CORP	99,770	4,068,621
CYTEC INDUSTRIES INC	(2,789)	(124,529)
DABUR INDIA LTD	257,533	483,981
DAEWOO INTERNATIONAL CORP	4,767	118,760
DANA HOLDING CORP	21,900	266,085
DANAHER CORP	48,906	2,300,538
DANSKE BANK A/S	1,431	18,175
DASSAULT SYSTEMES SA	45,700	3,674,025
DBS GROUP HOLDINGS LTD	85,000	755,177
DDR CORP	(10,008)	(121,797)
DELUXE CORP	(3,040)	(69,190)
DENA CO LTD	2,700	80,954
DENBURY RESOURCES INC	203,000	3,065,300

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
DENTSPLY INTERNATIONAL INC	(24,550)	(859,005)
DEUTSCHE POST AG-REG	1,764	27,122
DEVON ENERGY CORP	27,892	1,729,304
DEVON ENERGY CORPORATION	10,340	641,080
DFC GLOBAL CORP	78,484	1,417,421
DIALOG AXIATA PLC	1,673,770	116,091
DIAMOND FOODS INC	30,950	998,757
DIRECTV-CLASS A	(4,184)	(178,908)
DISCOVERY COMMUNICATIONS-C	78,500	2,959,450
DISH NETWORK CORP-A	80,600	2,295,488
DJ STOXX 600 OPTIMISED BANKS	(165)	(9,641)
DOLBY LABORATORIES INC-CL A	(19,091)	(582,466)
DOLE FOOD CO INC	(83,022)	(718,140)
DOLLAR GENERAL CORP	155,008	6,377,029
DOLLAR GENERAL CORP	(8,510)	(350,101)
DOMTAR CORP	11,300	903,548
DONGFENG MOTOR GRP CO LTD-H	(22,000)	(37,732)
DOVER CORP	7,045	408,962
DOW CHEMICAL CO/THE	55,102	1,584,734
DR HORTON INC	5,579	70,351
DREAMWORKS ANIMATION SKG-A	(3,762)	(62,430)
DULUTH METALS LTD	50,900	104,750
E*TRADE FINANCIAL CORP	543,120	4,323,235
EATON CORP	46,468	2,022,752
EBAY INC	112,600	3,415,158
ECHOSTAR CORP-A	24,900	521,406
EL PASO CORP	268,595	7,136,569
EL PASO ELECTRIC CO	11,420	395,589
ELEKTA AB-B SHS	(16,170)	(700,828)
ELIZABETH ARDEN INC	3,400	125,936
ELPIDA MEMORY INC	(7,900)	(36,725)
ELSWEDY ELECTRIC CO	62,215	211,484
EMBOTELLADORA ANDINA ADR B	17,423	453,521
ENDO PHARMACEUT HLDGS INC	21,822	753,514
ENERGY XXI BERMUDA	182,740	5,825,751
ENN ENERGY HOLDINGS LTD	246,457	790,150
ENTERGY CORP	(5,578)	(407,473)
ENVESTNET INC	26,000	310,960
EOG RESOURCES INC	4,850	477,774
EQUINIX INC	27,961	2,835,245
EQUINIX INC	(69)	(6,997)
ERSTE GROUP BANK AG	46,600	821,808
ESPRIT HOLDINGS LTD	730,800	942,858
ESSILOR INTERNATIONAL	(7,060)	(499,158)
ESTEE LAUDER COMPANIES-CL A	(9,590)	(1,077,149)
ESTERLINE TECHNOLOGIES CORP	10,050	562,499
ETALON GROUP-GDR REG S W/I	77,012	361,956
EURASIA DRILLIN GDR REGS	11,634	273,399
EUROPEAN GOLDFIELDS LTD	17,157	200,339
EXELIS INC	(17,633)	(159,579)
EXELIXIS INC	54,500	258,058
EXELON CORP	(11,157)	(483,879)
EXLSERVICE HOLDINGS INC	77,559	1,734,995

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
EXPEDIA INC	(9,100)	(264,082)
EXPRESS INC	31,432	626,754
EXPRESS SCRIPTS INC	33,200	1,483,708
EXPRESS SCRIPTS INC	(37,070)	(1,656,658)
EXXON MOBIL CORP	4,605	390,320
EZCHIP SEMICONDUCTOR LTD	4,200	118,986
FABRINET	7,300	99,864
FANUC CORP	22,745	3,482,698
FAR EASTERN NEW CENTURY CORPORATION	224,600	260,542
FASTENAL CO	(24,718)	(1,077,952)
FINANCIAL INSTITUTIONS INC	23,941	386,408
FINISAR CORPORATION	33,200	555,934
FIRST BANCORP/NC	12,980	144,727
FIRST CITIZENS BCSHS CL A	2,200	384,978
FIRST CITY MONUMENT BANK PLC	441,600	11,373
FIRST COMMONWEALTH FINL CORP	19,100	100,466
FIRST NIAGARA FINANCIAL GRP	195,244	1,684,956
FIRST QUANTUM MINERALS LTD	165,335	3,255,553
FIRST SOLAR INC	22,296	752,713
FIRST TRACTOR CO-H	103,600	96,978
FLUOR CORP	2,905	145,976
FOMENTO ECONOMICO MEX SP ADR	21,871	1,524,627
FORD MOTOR CO	28,304	304,551
FOREST OIL CORP	156,955	2,126,740
FORRESTER RESEARCH INC	13,470	457,172
FORTINET INC.	(48,550)	(1,058,876)
FOXCONN INTERNATIONAL HLDGS	(28,000)	(18,062)
FREDDIE MAC	87,542	18,559
FREEPORT MCMORAN COPPER	52,523	1,932,321
FREEPORT-MCMORAN COPPER	(8,715)	(320,625)
FRESENIUS SE + CO KGAA	25,800	2,394,027
FUJI HEAVY INDUSTRIES LTD	48,000	289,832
GALAXY ENTERTAINMENT GROUP LTD	240,000	440,049
GALLERY MEDIA GROUP LTD	139	166,800
GAMESTOP CORP NEW CLASS A	(33,860)	(817,042)
GANNETT CO.	(40,130)	(536,538)
GARMIN LTD	(14,579)	(580,390)
GAZPROM OAO SPON ADR	77,600	828,846
GCL-POLY ENERGY HOLDINGS LTD	756,000	211,233
GENERAL DYNAMICS CORP	(5,665)	(376,213)
GENERAL ELECTRIC COMPANY	(30,050)	(538,196)
GENERAL MILLS INC	9,170	370,560
GENERAL MOTORS CO	(53,641)	(1,087,303)
GENESEE + WYOMING INC CL A	9,300	563,394
GENOMMA LAB INTERNACIONAL B	337,304	650,421
GENTEX CORP	(17,160)	(507,764)
GERRESHEIMER AG	4,205	175,466
GIVEN IMAGING LTD	127,693	2,225,689
GLOBAL LOGISTIC PROPERTIES L	239,670	324,403
GLOBAL PORTS INV GDR REG S	30,614	428,596
GNC HOLDINGS INC CL A	77,200	2,234,940
GOLDEN AGRI-RESOURCES LTD	(1,090,000)	(601,211)
* GOLDMAN SACHS GROUP INC	679,502	61,447,366

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
GOME ELECTRICAL APPLIANCES	(838,000)	(194,221)
GOODRICH CORP	21,226	2,625,656
GOOGLE INC	1,650	1,065,735
GOOGLE INC CL A	3,140	2,028,126
GOOGLE INC-CL A	3,792	2,449,253
GOOGLE INC-CL A	(27)	(17,439)
GRAPHIC PACKAGING HOLDING CO	240,800	1,025,808
GREEN PLAINS RENEWABLE ENERG	60,850	593,896
GREENHILL + CO INC	4,300	156,391
GRUPO ELEKTRA SA	(548)	(54,491)
GRUPO FINANCIERO BANORTE O	165,857	502,134
GRUPO FINANCIERO INBURSA O	524,354	964,892
GS HOLDINGS CORP	1,619	70,637
GT ADVANCED TECHNOLOGIES INC	7,500	54,300
GUARANTY TRUST BANK	774,080	67,965
GUARANTY TRUST BANK GDR REGS	148,530	675,812
H&R BLOCK INC	16,200	264,546
H3 CVR	68,400	—
HALLIBURTON CO	69,228	2,389,058
HANG SENG BANK LTD	(44,740)	(530,788)
HANWHA SOLARONE CO LTD	5,028	4,941
HARLEY-DAVIDSON INC	45,352	1,762,832
HARLEY-DAVIDSON INC	(725)	(28,181)
HARTE-HANKS INC	(11,688)	(106,244)
HARTFORD FINANCIAL SVCS GRP	5,727	93,064
HAWAIIAN ELECTRIC INDS	(2,054)	(54,390)
HAWAIIAN ELECTRIC INDUSTRIES INC	(2,789)	(73,853)
HCA HOLDINGS INC	18,541	408,458
HEARTWARE INTERNATIONAL INC	15,970	1,101,930
HEICO CORP	5,050	295,324
HENGAN INTL GROUP CO LTD	47,500	444,334
HENNES & MAURITZ AB-B SHS	(14,720)	(472,984)
HERITAGE COMMERCE CORP	9,931	47,073
HERSHEY CO/THE	(10,266)	(634,233)
HERTZ GLOBAL HOLDINGS INC	(37,569)	(440,309)
HESS CORP	25,573	1,452,546
HESS CORP	(470)	(26,696)
HIKMA PHARMACEUTICALS PLC	8,480	81,708
HILONG HOLDING LTD	194,000	33,472
HISOFT TECHNOLOGY INT ADR	53,199	491,027
HITTITE MICROWAVE CORP	8,600	424,668
HJ HEINZ CO	(8,471)	(457,773)
HOME DEPOT INC	43,750	1,839,250
HOME INNS & HOTELS MANAG-ADR	27,370	706,146
HON HAI PRECISION INDUSTRY	171,000	467,836
HONDA MOTOR CO LTD	32,400	987,861
HORMEL FOODS CORP	(3,346)	(98,004)
HOST HOTELS & RESORTS INC	(31,498)	(465,225)
HOYA CORP	70,000	1,508,448
HSN INC.	5,018	181,953
HUABAO INTERNATIONAL HOLDING	(312,330)	(159,637)
HUMAN GENOME SCIENCES INC	4,582	33,861
HUMANIS GROUP LTD	390,651	67,945

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
HURON CONSULTING GROUP INC	35,400	1,371,396
HYNIX SEMICONDUCTOR INC	35,550	671,505
ICF INTERNATIONAL INC	10,800	267,624
ICICI BANK LTD SPON ADR	31,800	840,474
IDACORP INC	16,700	708,247
ILLINOIS TOOL WORKS	6,975	325,802
IMMUNOGEN INC	23,300	269,814
IMPERIAL OIL LTD	37,000	1,645,760
IMPERVA INC	4,500	156,645
INCYTE CORP	33,700	505,837
IND & COMM BK OF CHINA — H	4,708,000	2,794,587
IND + COMM BK OF CHINA H	2,242,756	1,334,114
INDOCEMENT TUNGGAL PRAKARSA	938,698	1,765,073
INFOSYS LTD	13,795	716,246
INFOSYS LTD SP ADR	19,086	980,639
INGERSOLL-RAND PLC	(54,277)	(1,653,820)
INTEL CORP	(11,120)	(269,660)
INTERNATIONAL BANCSHARES CRP	(608)	(11,148)
INTL BUSINESS MACHINES CORP	2,000	367,760
INTL BUSINESS MACHINES CORP.	(3,850)	(707,938)
INTL CONTAINER TERM SVCS INC	574,401	694,180
INTL FLAVORS & FRAGRANCES	54,389	2,851,071
INTL RECTIFIER CORP	22,700	440,834
INTUITIVE SURGICAL INC.	(1,170)	(541,722)
INVENSENSE INC	7,400	73,704
IPG PHOTONICS CORP	(15,494)	(524,782)
IRONWOOD PHARMACEUTICALS INC	18,100	216,657
IRONWOOD PHARMACEUTICALS, INC.	14,700	175,959
ISHARES FTSE CHINA 25 INDEX FUND	1,708	59,558
ISHARES FTSE/ XINHUA CHINA A50 IDX	(57,500)	(76,554)
ISHARES RUSSELL 2000	(957)	(70,579)
ISHARES SILVER TRUST	3,556	95,799
ITAU UNIBANCO HLDNG PREF ADR	134,069	2,488,321
IVANHOE MINES LTD	101,279	1,794,664
J2 GLOBAL INC	(10,640)	(299,410)
JAMES RIVER COAL CO	15,300	105,876
JETBLUE AIRWAYS CORP	61,700	320,840
JGC CORP	43,000	1,032,805
JOHNSON & JOHNSON	(697)	(45,709)
JOHNSON & JOHNSON COR CHF	(28,426)	(1,864,177)
JOHNSON + JOHNSON	6,275	411,515
JPMORGAN CHASE & CO	135,350	4,500,388
JPMORGAN CHASE + CO	9,207	306,133
JUNIPER NETWORKS INC	10,120	206,549
JUPITER TELECOMMUNICATIONS	1,168	1,184,056
JYSKE BANK-REG	156	3,830
KATANGA MINING LTD	391,215	449,893
KDDI CORP	87	559,213
KENEXA CORP	8,600	229,620
KEYENCE CORP	4,800	1,157,889
KEYNOTE SYSTEMS INC	29,840	612,914
KIMBERLY CLARK CORP	3,655	268,862
KINDER MORGAN HOLDCO LLC	(5,004)	(160,979)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
KIWOOM SECURITIES CO LTD	5,806	275,684
KKR & CO LP	240,300	3,083,049
KKR FINANCIAL HOLDINGS LLC	703,755	6,143,781
KNIGHT CAPITAL GROUP INC A	25,890	306,020
KNOLL INC	66,700	990,495
KODIAK OIL + GAS CORP	13,440	127,680
KONICA MINOLTA HOLDINGS INC	(4,000)	(29,814)
KOREA ELECTRIC POWER CORP	113,403	2,515,145
KOSMOS ENERGY LTD	(3,942)	(48,329)
KRONOS WORLDWIDE INC	10,645	192,036
KRONOS WORLDWIDE INC	(5,042)	(90,958)
KTB INVESTMENT + SECURITIES	20,442	36,022
L OREAL	18,300	1,917,121
L&L ENERGY INC.	(5,427)	(14,056)
LAFARGE MALAYAN CEMENT BHD	126,397	279,110
LAKELAND BANCORP INC	30,349	261,608
LAMAR ADVERTISING CO-CL A	9,762	268,455
LANCASTER COLONY CORP	(1,111)	(77,037)
LAS VEGAS SANDS CORP	40,173	1,716,592
LEAP WIRELESS INTL INC	126,200	1,172,398
LEH CLAIM OZGR	1	55,035
LENNAR CORP-CL A	(4,334)	(85,163)
LEXMARK INTERNATIONAL INC-A	(917)	(30,325)
LI + FUNG LTD	1,478,000	2,732,738
LI NING CO LTD	540,295	429,921
LIBERTY GLOBAL INC-A	(2,948)	(120,956)
LIBERTY GLOBAL INC-SERIES C	3,051	120,576
LIBERTY MEDIA CORP — LIBERTY CAP -A	59,968	4,680,502
LINCOLN NATIONAL CORP	163,100	3,167,402
LINDSAY CORP	3,400	186,626
LINEAR TECHNOLOGY CORP	5,785	173,724
LINN ENERGY LLC-UNITS	210,400	7,976,264
LOCKHEED MARTIN CORP	(3,329)	(269,316)
LOGITECH INTERNATIONAL-ADR	(25,269)	(196,593)
LOGITECH INTERNATIONAL-REG	(57,890)	(452,642)
LOJAS RENNER S.A.	22,934	595,220
LONE PINE RESOURCES INC	24,085	168,836
LONGFOR PROPERTIES	409,467	462,368
LONGTOP FINANCIAL TECHNO — ADR	38,622	386
LONZA GROUP AG REG	18,840	1,118,191
LORAL SPACE & COMMUNICATIONS	24,800	1,609,024
LOTTE SHOPPING CO	1,049	306,472
LSR GROUP OJSC GDR REGS	86,609	292,046
LUMBER LIQUIDATORS HOLDINGS	35,900	633,994
LUPIN LTD	117,833	996,272
LVMH MOET HENNESSY LOUIS VUI	7,300	1,036,729
LYONDELLBASELL INDU-CL A	44,627	1,449,931
M&T BANK CORP.	(13,920)	(1,062,653)
M3 INC	240	1,082,402
MACYS INC	(4,017)	(129,267)
MAGNESITA REFRATARIOS SA	44,697	138,267
MAGNIT	13,678	1,162,630
MANNING + NAPIER INC	10,800	134,892

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
MANTECH INTERNATIONAL CORP-A	(710)	(22,180)
MARFRIG ALIMENTOS SA	37,015	169,472
MARKET VECTORS GOLD MINERS	(3,689)	(189,725)
MARSH + MCLENNAN COS	9,400	297,228
MARTIN MARIETTA MATERIALS INC.	(6,790)	(512,034)
MARVELL TECHNOLOGY GROUP LTD	148,281	2,053,692
MATTEL INC	10,460	290,370
MAZDA MOTOR CORP	(24,000)	(42,384)
MB FINANCIAL INC	35,000	598,500
MBIA INC	43,800	507,642
MCDONALD S CORP	30,367	3,046,721
MCGRAW-HILL COMPANIES INC	177,257	7,971,247
MCKESSON CORP	18,475	1,439,387
MCMORAN EXPLORATION CO	69,700	1,014,135
MEAD JOHNSON NUTRITION CO	56,465	3,880,839
MEDCO HEALTH SOLUTIONS INC	65,202	3,644,792
MEDIATEK INC	63,644	583,282
MEDICINES COMPANY	15,400	287,056
MEDLEY CAPITAL CORP	5,999	62,390
MEDTRONIC INC	16,900	646,425
MEGACABLE HOLDINGS CPO	149,274	305,921
MEGASTUDY CO LTD	2,745	262,109
MELCO CROWN ENTERTAINME-ADR	36,454	350,687
MERCK + CO. INC.	15,740	593,398
MERCK CVR	68,400	—
MEREDITH CORP	(17,979)	(587,014)
MERITOR INC	112,500	598,500
METLIFE INC	133,200	4,153,176
METLIFE INC	(32,000)	(997,760)
MGE ENERGY INC	7,500	350,775
MGM CHINA HOLDINGS LTD	491,870	643,416
MGM RESORTS INTERNATIONAL	(2,034)	(21,215)
MICROCHIP TECHNOLOGY INC	(4,416)	(161,758)
MICROSEMI CORP	69,900	1,170,825
MICROSOFT CORP	83,995	2,180,510
MICROSOFT CORP	(2,155)	(55,944)
MICROSTRATEGY INC CL A	7,200	779,904
MIDWESTONE FINANCIAL GROUP I	9,700	141,814
MISUMI GROUP INC	49,100	1,128,266
MOL HUNGARIAN OIL AND GAS PL	20,531	1,469,089
MOMENTA PHARMACEUTICALS INC	24,500	426,055
MONGOLIAN MINING CORP	255,613	193,192
MONSANTO CO	42,124	2,951,629
MOOG INC CLASS A	13,125	576,581
MOTOROLA MOBILITY HOLDINGS INC	(17,957)	(696,732)
MOUNT GIBSON IRON LTD	7,658	8,775
MPG OFFICE TRUST INC	18,619	37,052
MSTAR SEMICONDUCTOR INC	17,000	88,644
MTN GROUP LTD	108,500	1,931,616
MTN GROUP LTD	(44,240)	(785,985)
MURATA MANUFACTURING CO LTD	(200)	(10,271)
MYLAN LABS INC	(50,080)	(1,074,717)
NATIONAL ENERGY	27,154	—

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
NATIONAL FINANCIAL PARTNERS	37,600	508,352
NESTLE SA SPONS ADR FOR REG	57,400	3,312,554
NETAPP INC	51,060	1,851,946
NETEASE.COM INC-ADR	(2,562)	(114,906)
NETLOGIC MICROSYSTEMS INC	(11,609)	(575,458)
NETSPEND HOLDINGS INC	19,880	161,227
NEW GOLD INC	8,500	85,680
NEW JERSEY RESOURCES CORP	6,460	317,832
NEW WORLD DEPT STORE CHINA	383,840	218,445
NEW YORK COMMUNITY BANCORP	(86,520)	(1,070,252)
NEWMONT MINING CORP	(2,169)	(130,162)
NEWS CORP-CL A	84,348	1,504,768
NEXON CO LTD	9,200	132,248
NHN CORP	3,923	718,536
NIDEC CORP	(1,770)	(153,463)
NIELSEN HOLDINGS NV	124,728	3,703,174
NIGERIAN BREWERIES PLC	863,459	502,275
NIKE INC CL B	24,872	2,396,915
NOBLE GROUP LTD	(377,371)	(328,959)
NOKIAN RENKAAT OYJ	26,970	871,076
NOMOS BANK GDR REG S	28,238	268,261
NOMURA HOLDINGS INC	62,400	188,796
NORDSTROM INC	(2,092)	(103,993)
NORMA GROUP	13,119	271,658
NORMA GROUP	(57)	(1,180)
NORTHROP GRUMMAN CORP	(5,665)	(331,289)
NORTHWEST NATURAL GAS CO	12,000	575,160
NOVARTIS AG ADR	20,244	1,157,349
NOVATEK OAO SPONS GDR REG S	13,456	1,684,691
NOVO NORDISK A/S-B	(5,235)	(602,564)
NOVO NORDISK A/S-SPONS ADR	(1,450)	(167,127)
NOVOROSSIYSK GDR REG S	66,811	500,414
NPS PHARMACEUTICALS INC	27,700	182,543
NRG ENERGY INC	42,300	766,476
NTT DOCOMO INC	139	255,402
NUVASIVE INC	38,781	488,253
NYSE EURONEXT	104,500	2,727,450
OCCIDENTAL PETROLEUM CORP	36,411	3,411,711
OCWEN FINANCIAL CORP	80,600	1,167,088
OFFICE DEPOT INC	39,100	84,065
OGX PETROLEO E GAS PARTICIPA	300,072	2,191,117
OLIN CORP	28,100	552,165
OLYMPUS CORP	73,000	959,304
OMEGA PROTEIN CORP	23,000	163,990
OMNICOM GROUP	(16,494)	(735,303)
OMNOVA SOLUTIONS INC	99,100	456,851
ONYX PHARMACEUTICALS INC	11,400	501,030
OPENTABLE INC	(4,980)	(194,867)
OPNET TECHNOLOGIES INC	4,420	162,081
OPTIMER PHARMACEUTICALS INC	16,900	206,856
OPTO CIRCUITS INDIA LTD	71,303	267,193
ORACLE CORPORATION	20,351	522,003
ORASCOM CONSTRUCTION GDR	12,297	416,868

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ORASCOM CONSTRUCTION INDS	32,894	1,118,148
ORCHARD SUPPLY HARDWARE-CLA	(614)	(15,350)
ORIENT PAPER INC	(4,735)	(15,389)
ORIX CORP	(9,780)	(807,698)
OSAKA SECURITIES EXCHANGE CO	165	947,020
OWENS CORNING	28,800	827,136
PACER INTERNATIONAL INC	24,030	128,561
PACIFIC BIOSCIENCES, INC	6,420	17,976
PACWEST BANCORP	17,200	325,940
PAR PHARMACEUTICAL COS INC	4,820	157,759
PAREXEL INTERNATIONAL CORP	41,400	858,636
PARKER HANNIFIN CORP	5,420	413,275
PARKSON RETAIL GROUP LTD	728,348	891,843
PEGASYSTEMS INC	8,900	261,660
PENN VIRGINIA CORP	45,600	241,224
PENNEY J C INC	14,660	515,299
PEOPLES UNITED FINANCIAL	(11,854)	(152,324)
PEPSICO INC	8,895	590,183
PETROCHINA CO LTD-H	374,000	465,670
PETROLEO BRASILEIRO SPON ADR	57,500	1,350,675
PETROLEUM DEVELOPMENT CORP	67,290	2,362,552
PFIZER INC	95,910	2,075,492
PHH CORP	(19,706)	(210,854)
PICK N PAY STORES LTD	96,642	557,822
PILGRIM S PRIDE CORP	18,900	108,864
PING AN INSURANCE GROUP CO-H	28,500	187,886
PIONEER NATURAL RESOURCES CO	779	69,705
PLATINUM UNDERWRITERS HLDGS	39,681	1,353,519
PNC FINANCIAL SERVICES GROUP	9,525	549,307
POLYUS GOLD INTL SPN GDR	39,564	118,692
PORTLAND GENERAL ELECTRIC CO	22,700	574,083
POSTMEDIA NETWORK CANADA CORP EXP	2,919	20,370
POWELL INDUSTRIES INC	7,500	234,600
POWER ONE INC	14,000	54,740
PPG INDUSTRIES INC	2,065	172,407
PPR	1,092	156,378
PRAXAIR INC	8,959	957,717
PRECISION CASTPARTS CORP	14,325	2,360,617
PRICELINE.COM INC	6,863	3,209,894
PRICELINE.COM INC	(3,956)	(1,850,261)
PRIMERICA INC	32,200	748,328
PROCTER + GAMBLE CO/THE	8,150	543,687
PROGRESSIVE CORP.	64,567	1,259,702
PROSHARES ULTRASHORT EURO	(1,200)	(24,420)
PROSPERITY BANCSHARES INC	(893)	(36,033)
PROTECTIVE LIFE CORP	25,100	566,256
PRUDENTIAL FINANCIAL INC	7,930	397,452
PUBLICIS GROUPE	(5,978)	(275,002)
PULTE GROUP INC	10,850	68,464
PVH CORP	17,500	1,233,575
PYI CORP LTD	4,360,786	106,684
QEP RESOURCES INC	(3,784)	(110,871)
QIAGEN N.V.	67,900	938,738

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
QLIK TECHNOLOGIES INC	17,506	423,645
QLOGIC CORP.	(38,960)	(584,400)
QUALCOMM INC	196,459	10,746,307
QUALCOMM INC	(350)	(19,145)
QUALITY DISTRIBUTION INC	22,300	250,875
QUANTUM CORP	170,299	408,718
QUEST DIAGNOSTICS INC	5,310	308,299
RAMAYANA LESTARI SENTOSA PT	2,426,197	192,651
RASPADSKAYA	177,644	562,687
REED ELSEVIER NV	238,568	2,784,405
REGAL ENTERTAINMENT GROUP-A	196,500	2,346,210
RENREN INC-ADR	(64,436)	(228,748)
REPUBLIC SERVICES INC	(10,487)	(288,917)
RESEARCH IN MOTION	227,900	3,304,550
RESOLUTE ENERGY CORP	28,290	305,532
RF MICRO DEVICES INC	64,400	347,760
RHB CAPITAL BHD	277,997	655,968
RICHTEK TECHNOLOGY CORP	44,690	185,231
RIGEL PHARMACEUTICALS INC	48,800	385,032
ROBBINS + MYERS INC	10,500	509,775
ROCHE HOLDING AG GENUSSCHEIN	13,460	2,291,554
ROCKWOOD HOLDINGS INC	36,802	1,448,895
ROCKWOOD HOLDINGS INC (COR EUR)	20,123	792,243
ROGERS COMMUNICATIONS -CL B	(16,038)	(618,726)
ROGERS COMMUNICATIONS INC-B	(8,130)	(312,447)
ROGERS CORP	23,000	847,780
ROMARCO MINERALS INC	259,300	261,893
ROSETTA RESOURCES INC	56,630	2,463,405
ROYAL BAFOKENG PLATINUM LTD	13,031	88,774
ROYAL BANK OF CANADA	(23,673)	(1,204,859)
RREEF CHINA COMMERCIAL TRUST	798,800	37,644
RUBY TUESDAY INC	10,392	71,705
RUE21 INC	35,900	775,440
SABMILLER PLC	112,197	3,937,612
SAFEWAY INC	(49,970)	(1,051,369)
SAFRAN SA	58,720	1,766,063
SALIX PHARMACEUTICALS LTD	13,500	645,975
SAMSUNG ELECTRONICS 144A GDR	7,957	2,286,842
SAMSUNG ELECTRONICS CO LTD	5,176	4,753,653
SAMSUNG FIRE + MARINE INS	6,820	1,249,149
SANDERSON FARMS INC	2,450	122,819
SANDS CHINA LTD	191,600	541,515
SANOFI	22,866	1,679,413
SANOFI-ADR	13,765	502,973
SAP AG SPONSORED ADR	34,130	1,807,184
SAPIENT CORPORATION	127,558	1,607,231
SARA LEE CORP	146,740	2,776,321
SARA LEE CORP	(5,466)	(103,417)
SARA LEE CORP (COR EUR)	33,388	631,701
SASOL LTD	25,300	1,208,060
SAUER DANFOSS INC	26,700	966,807
SBERBANK	869,815	1,957,084
SCBT FINANCIAL CORP	14,200	411,942

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SCHLUMBERGER LTD	36,650	2,503,562
SCHNEIDER ELECTRIC SA	33,800	1,784,935
SCHOLASTIC CORP	(2,732)	(81,878)
SCOTTS MIRACLE-GRO CO — CL A	(2,780)	(129,798)
SCRIPPS NETWORKS INTER-CL A	(5,578)	(236,619)
SEARS HOLDING CORP	(18,802)	(597,528)
SEATTLE GENETICS INC	31,500	526,523
SEMEN GRESIK (PERSERO) PT	634,276	800,933
SEMGROUP CORP-CLASS A	10,123	263,805
SENSATA TECHNOLOGIES HOLDING	37,403	982,951
SENSATA TECHNOLOGIES HOLDING (COR EUR)	26,748	702,937
SES	46,100	1,107,897
SHERWIN-WILLIAMS	2,789	248,974
SHINHAN FINANCIAL GROUP LTD	48,435	1,671,260
SHORETEL INC	109,340	697,589
SHRIRAM TRANSPORT FINANCE	105,272	835,059
SIAM COMMERCIAL BANK FOREIGN	306,217	1,130,722
SIGNATURE BANK	11,120	667,089
SIGNATURE BANK	(1,534)	(92,025)
SIGNET JEWELERS LTD	11,945	525,102
SIGNET JEWELERS LTD-ADR	3,195	140,452
SILGAN HOLDINGS INC	16,900	653,016
SILICON GRAPHICS INTERNATION	22,261	255,111
SILICONWARE PRECISION-SP ADR	5,981	26,077
SINGAPORE PRESS HOLDINGS LTD	(145,570)	(414,278)
SIRIUS XM RADIO INC	(278,919)	(507,633)
SIRONA DENTAL SYSTEMS INC	13,491	594,144
SIX FLAGS ENTERTAINMENT CORP	4,579	188,838
SKS MICROFINANCE LTD	17,515	30,723
SKYPEOPLE FRUIT JUICE INC.	(6,036)	(11,227)
SLM CORP	900,800	12,070,720
SLM CORP.	95,148	1,274,983
SMITH (A.O.) CORP	8,700	349,044
SOLAR CAPITAL LTD	18,640	411,758
SONOVA HOLDING AG REG	15,200	1,597,048
SONY CORP	(5,100)	(91,523)
SOTHEBY S	61,071	1,742,356
SOTHEBYS	(397)	(11,326)
SOURCEFIRE INC	8,200	265,516
SOUTH JERSEY INDUSTRIES	10,200	579,462
SOUTHERN CROSS MEDIA GROUP LTD	167,790	184,541
SOUTHWEST GAS CORP	15,300	650,097
SPDR GOLD TRUST	53,500	8,131,465
SPREADTRUM COMMUNICATION-ADR	(7,810)	(163,073)
SPROTT PHYSICAL SILVER TRUST	(7,381)	(99,127)
STANDARD BANK GROUP LTD	52,742	645,115
STANDARD CHARTERED PLC	118,500	2,594,827
STARBUCKS CORP	90,303	4,154,841
STEREOTAXIS INC	161,220	132,781
STERICYCLE INC	(13,498)	(1,051,764)
STERLING FINL CORP/SPOKANE	8,400	140,280
STEVEN MADDEN LTD	21,805	752,273
STEWART INFORMATION SERVICES	58,700	677,985

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
STX OSV HOLDINGS LTD	3,442,000	3,080,089
SUFFOLK BANCORP	8,200	88,478
SUN PHARMACEUTICAL INDUS	195,987	1,831,254
SUNOCO INC	206,264	8,460,949
SUNPOWER CORP	5,310	33,081
SUPERVALU INC	(96,093)	(780,275)
SUSQUEHANNA BANCSHARES INC	102,600	859,788
SVB FINANCIAL GROUP	(7,618)	(363,302)
SWATCH GROUP AG/THE BR	3,300	1,240,456
SWIFT TRANSPORTATION CO	16,400	135,136
SYDBANK A/S	204	3,200
SYMANTEC CORP	5,360	83,884
SYNAPTICS INC	(8,710)	(262,607)
SYSCO CORP	13,580	398,301
TAIWAN SEMICONDUCTOR	104,000	260,163
TAIWAN SEMICONDUCTOR MANUFAC	2,797,596	7,003,460
TAIWAN SEMICONDUCTOR SP ADR	86,700	1,119,297
TALEO CORP CLASS A	13,200	510,708
TALLINK GROUP LTD	463,066	343,846
TARGACEPT INC	13,300	74,081
TATA CONSULTANCY SVS LTD	5,552	120,956
TATA MOTORS LTD-SPON ADR	(1,232)	(20,821)
TEAM HEALTH HOLDINGS INC	20,163	444,997
TECHNICOLOR	38,888	58,482
TECHNIP	(90)	(8,459)
TECK RESOURCES LTD-CLS B	(9,087)	(319,772)
TEEKAY CORP	79,300	2,119,689
TEKELEC	44,900	490,757
TELEDYNE TECHNOLOGIES INC	9,600	526,560
TELEKOMUNIKASI INDONESIA TBK	2,395,634	1,862,610
TELENET GROUP HOLDING NV	108,900	4,161,732
TENCENT HOLDINGS LTD	22,340	448,969
TENNECO INC	20,200	601,556
TERADATA CORP	15,360	745,114
TERNIUM SA SPONSORED ADR	19,663	361,603
TESCO PLC	239,910	1,504,240
TESLA MOTORS INC	18,921	540,384
TESLA MOTORS INC	(7,263)	(207,431)
TETHYS OIL AB	18,113	115,689
TEVA PHARMACEUTICAL-SP ADR	(162)	(6,538)
TEXAS INSTRUMENTS INC	(1,704)	(49,603)
TEXAS ROADHOUSE INC	48,500	722,650
TEXTRON INC	(43,827)	(810,361)
THAI BEVERAGE PCL	3,981,809	752,357
THALES SA	(6,080)	(192,279)
THL CREDIT INC	18,300	223,443
THOMSON REUTERS CORP	(15,095)	(404,007)
THORATEC CORP	(14,700)	(493,332)
TIBET 5100 WATER RESOURCES	39,000	10,495
TIME WARNER CABLE	58,381	3,711,280
TIME WARNER CABLE	(697)	(44,308)
TIME WARNER INC	75,044	2,712,090
TIME WARNER INC	(40,698)	(1,470,826)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
TOKYO ELECTRIC POWER CO INC	(9,400)	(22,337)
TOKYO ELECTRON LTD	(1,500)	(76,256)
TOLL BROTHERS INC	3,319	67,774
TORNIER NV	29,500	531,000
TOTVS SA	29,467	525,438
TRACTEBEL ENERGIA SA	23,454	376,723
TRANSDIGM GROUP INC	9,435	902,741
TRANSOCEAN LTD	160,800	6,173,102
TRAVELERS COS INC/THE	8,130	481,052
TREX COMPANY INC	6,000	137,460
TRICO BANCSHARES	3,000	42,660
TRINA SOLAR-ADR	45,250	302,270
TRIPADVISOR INC.	(9,100)	(229,411)
TRIUMPH GROUP INC	8,816	515,295
TRONOX INC/NEW	5,153	618,360
TRONOX RESTRICTED SHARES	4,344	514,853
TUI AG	(149,531)	(928,330)
TULLOW OIL PLC	166,878	3,636,020
TURKIYE GARANTI BANKASI	185,888	580,715
TURKIYE GARANTI BANKASI ADR	484,200	1,505,862
TYCO INTERNATIONAL LTD	112,228	5,242,170
TYSON FOODS CL A	(50,719)	(1,046,840)
ULTRAPAR PARTICIPACOES SA	73,908	1,268,353
UMPQUA HOLDINGS CORP	46,100	571,179
UNICHARM CORP	46,100	2,273,843
UNICREDIT SPA	(9,494)	(78,883)
UNILEVER PLC	33,800	1,136,194
UNION PACIFIC CORP	41,004	4,343,964
UNISOURCE ENERGY CORP CO	10,100	372,892
UNITED BANK FOR AFRICA PLC	9,199,261	146,803
UNITED BANKSHARES INC	(1,719)	(48,596)
UNITED CONTINENTAL HOLDINGS	146,085	2,756,624
UNITED CONTINENTAL HOLDINGS	(23,135)	(436,557)
UNITED RENTALS INC	28,200	833,310
UNITED TECH CORP	7,614	556,507
UNITED TECHNOLOGIES CORP	9,135	667,677
UNITED TECHNOLOGIES CORP (COR EUR)	1,897	138,652
UNITEDHEALTH GROUP INC	87,299	4,424,313
UNIVERSAL DISPLAY CORP	2,900	106,401
UNIVERSAL STAINLESS + ALLOY	11,400	425,904
URBAN OUTFITTERS INC	55,011	1,516,103
US AIRWAYS GROUP INC	51,550	261,359
US BANCORP	72,992	1,974,434
USG CORP	5,700	57,912
VALASSIS COMMUNICATIONS INC	107,200	2,061,456
VALASSIS COMMUNICATIONS INC	(21,651)	(416,349)
VALE SA-SP ADR	(54,219)	(1,162,998)
VALE SA-SP PREF ADR	(93,399)	(1,924,019)
VALUECLICK INC.	(15,210)	(247,771)
VANGUARD HEALTH SYSTEMS INC	61,570	629,245
VANTAGE DRILLING CO	301,175	349,363
VARIAN MEDICAL SYSTEMS INC	(8,607)	(577,788)
VEECO INSTRUMENTS INC	(17,036)	(354,349)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
VERA BRADLEY INC	7,200	232,200
VERIZON COMMUNICATIONS INC	(11,557)	(463,667)
VIENNA INSURANCE GROUP AG	13,703	544,685
VISA INC CLASS A SHARES	33,892	3,441,055
VISIONCHINA MEDIA INC-ADR	16,084	19,944
VITRAN CORP INC	53,652	309,036
VODAFONE GROUP PLC	1,521,400	4,221,760
VODAFONE GROUP PLC-SP ADR	28,100	787,643
VOLCANO CORP	5,730	136,317
VORNADO REALTY	851	65,408
WABASH NATIONAL CORP	30,200	236,768
WALMART DE MEXICO SPON ADR V	68,800	1,884,432
WALT DISNEY CO/THE	4,530	169,875
WANT WANT CHINA HOLDINGS LTD	904,455	903,686
WANT WANT CHINA HOLDINGS LTD	(31,000)	(30,935)
WARNACO GROUP INC/THE	23,400	1,170,936
WASTE MANAGEMENT INC	(18,941)	(619,560)
WATSCO INC	6,700	439,922
WATTS WATER TECHNOLOGIES A	13,300	454,993
WELLCARE HEALTH PLANS INC	34,900	1,832,250
WELLPOINT INC	51,481	3,410,616
WELLS FARGO & COMPANY	30,430	838,651
WELLS FARGO + CO	56,808	1,565,628
WELSPUN CORP LTD	53,207	84,211
WERNER ENTERPRISES INC	4,600	110,860
WESCO AIRCRAFT HOLDINGS INC	(625)	(8,744)
WESCO INTERNATIONAL INC	7,300	386,973
WEST CHINA CEMENT LTD	1,396,938	233,824
WEST COAST BANCORP/OREGON	19,475	303,810
WEST COAST BANCORP/OREGON	(672)	(10,483)
WESTERN ALLIANCE BANCORP	59,700	371,931
WESTPORT INNOVATIONS INC	4,400	146,256
WET SEAL INC/THE-CLASS A	15,422	50,276
WHIRLPOOL CORP	(11,372)	(539,601)
WHOLE FOODS MARKET INC	(15,380)	(1,070,140)
WILLIAMS COS INC	140,500	4,639,310
WINTRUST FINANCIAL CORP	16,300	457,215
WINTRUST FINANCIAL CORP	(14,824)	(415,813)
WISDOMTREE INVESTMENTS INC	28,600	173,030
WORTHINGTON INDUSTRIES	31,500	515,970
WPP PLC	182,400	1,914,826
WRIGHT EXPRESS CORP	23,549	1,278,240
WSFS FINANCIAL CORP	8,300	298,468
WUXI PHARMATECH INC ADR	78,580	867,523
WYNN MACAU LTD	20,400	51,221
WYNN RESORTS LTD	32,489	3,589,710
WYNN RESORTS LTD	(2,350)	(259,652)
X 5 RETAIL GROUP NV REGS GDR	39,324	898,160
XENOPORT INC	43,930	167,373
XINYI GLASS HOLDINGS LTD	1,463,000	838,250
XL GROUP PLC	231,000	4,566,870
XYLEM INC	(27,166)	(697,895)
YAHOO JAPAN CORP	3,491	1,123,775

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
YAHOO! INC	131,595	2,122,627
YAHOO! INC	(24,421)	(393,911)
YAPI VE KREDI BANKASI	405,030	576,899
YINGLI GREEN ENERGY HOLD-ADR	105,007	399,027
YOUKU INC.	66,270	1,038,451
ZHAOJIN MINING INDUSTRY — H	(2,000)	(3,178)
ZIJIN MINING GROUP CO LTD-H	523,000	196,637
ZIJIN MINING GROUP CO LTD-H	(618,250)	(232,422)
ZIONS BANCORPORATION	(9,065)	(147,578)
ZIPCAR INC	7,036	94,423

Total Common Stock	114,743,764	$756,433,741

Cash and Short Term Investments
ALCON INC WITHHOLDING RECEIVABLE	275,550	971,682
AUSTRALIAN DOLLAR	19,273	19,759
AUSTRALIAN DOLLARS	29	29
AUSTRALIAN DOLLARS	(20,438)	(20,866)
AUSTRALIAN ENERGY TRANS & DISTRIBUTION OPTION	2,188,425	0
BANCO DO BRASIL SA	500,000	492,117
BARCLAYS CASH COLLATERAL	4,000	4,000
BEAR STEARNS COMPANIES INC ESC	26,594	—
BNP PARIBAS	(250,000)	(250,000)
BRAZILIAN REAL	1,319	707
BRITISH POUND	(168)	(261)
CANADIAN DOLLAR	2,944	2,892
CAPMARK CASH EXPECTED	41,300	41,300
CREDIT SUISSE FIRST BOSTON	100,000	100,000
CSFB CASH COLL CCP	3,000	3,000
DEL MONTE FOODS CO ESC	73,924	0
EGYPTIAN POUND	664	110
EURO CURRENCY	129,886	168,611
EUROPEAN MONETARY UNIT	(16,618)	(21,539)
GREENWHICH FUTURES CASH	40,000	40,000
HONG KONG DOLLAR	92,052	11,852
HONG KONG DOLLAR 102	(589,164)	(75,852)
INDIAN RUPEE	606,631	11,423
INDONESIAN RUPIAH	2	—
J CREW GROUP INC ESCROW	20,830	—
JAPANANESE YEN — 102	(227,600)	(2,959)
JAPANESE YEN	3,138,555	40,792
MALAYSIAN RINGGIT	6	2
MEXICAN PESO (NEW)	365,475	26,189
MORGAN STANLEY BOC SWAP	(45,000)	(45,000)
Morgan Stanley Prime Institutional Class	34,225,268	34,225,268
MORGAN STANLEY SWAP BOC	(60,000)	(60,000)
NEW TAIWAN DOLLAR	216	7
NEW ZEALAND DOLLAR	30,559	23,839
NORWEGIAN KRONE	323	54
POUND STERLING	383	595
SAPPHIRE INDUSTRIALS C-UNITS ESCROW	43,813	—
SOUTH AFRICAN RAND	382	47
SOUTH KOREAN WON	12,688	11
SWAP BARCLAYS BOC	(870,000)	(870,000)
SWAP CITIBANK COC	420,000	420,000
SWAP HSBC BOC	(50,000)	(50,000)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SWAP JPM CHASE COC	300,000	300,000
SWAP UBS BOC	(150,000)	(150,000)
SWEDISH KRONA	274,620	39,874
SWISS FRANC	13,200	14,120
SWISS FRANC	(3,614)	(3,852)
THAILAND BAHT	134	4
TRIAN ACQUISITION I — UNITS ESCROW	70,967	0
US DOLLAR	300,412	300,412
US DOLLAR	(6,955)	(6,955)
US DOLLARS	34,273,886	34,273,888
VODAFONE GROUP PLC	500,000	495,563

Total Cash and Short Term Investments	75,807,753	$70,470,863

Fixed Income Securities
ABBEY NATL TREASURY SERV	700,000	908,796
ABBOT GROUP LTD TL 2 USD	5,508	4,020
ABBOT GROUP LTD TL B 2 USD	11,015	8,041
ABBOT GROUP LTD TL C 3 USD	5,508	4,020
ABN AMRO BANK NV	300,000	396,109
ADELPH COM 10.25 11/1/06 NA ESC	23,947	72
ADELPHIA COMM 7.5% 01/04 NA ESCROW	8,100	24
ADEN VX 6.5 11/26/2012	7,250,000	6,240,504
ADLAC 3.25 05/01/21 NA ESCROW	2,031,000	—
AEON CO LTD 0 11/22/2012	28,000,000	429,944
AERO INVENTORY RCF USD	2,296,809	206,713
AGILE PROPERTY HLDGS LTD 4 04/28/2016	1,200,000	948,000
AHM 2007-1 GIOP FLT 05/25/2047	20,614,537	2,052,177
ALAMEDA CNTY CA JT PWRS AUTH L	300,000	371,250
ALCATEL-LUCENT 8.5 01/15/2016	(60,000)	(64,839)
ALCOA INC 5.25 03/15/2014	452,000	689,286
ALERIS INTERNATIONAL INC 10 12/15/2016 (DEFAULTED)	90,000	9
ALGOSAIBI TL SYNDICATE	25,100	3,263
ALLIANCE MEDICAL TLB2 NEW EUR	44,734	41,279
ALLIANCE OIL CO LTD 9.875 03/11/2015	(100,000)	(100,500)
ALLIANCE OIL LIMITED 7.25 07/16/2014	200,000	209,303
ALLIED IRISH BANKS PLC 4.5 10/01/2012	926,000	1,087,575
ALLIED IRISH BANKS PLC FLT 04/11/2012	450,000	550,359
ALLY FINANCIAL INC	500,000	506,250
AMD 5.75 08/15/2012	500,000	504,375
AMERICAN ACHIVE 10 7/8% 4/2016 (144A)	418,000	330,220
AMERICAN AIRLINES INC 7.5 03/15/2016 144A DFT	19,000	13,538
AMERICAN HOME MORTGAGE ASSETS	253,624	102,200
AMERICAN MUNI PWR OHIO INC OH	300,000	409,778
AMERIGROUP CORP 2 05/15/2012	423,000	594,749
ANGLO AMERICAN PLC 4 05/07/2014	7,250,000	10,358,438
ANGLO IRISH BANK CORP FLT 01/25/2012	581,000	734,072
ANGLO IRISH BANK CORP FLT 04/26/2012	10,000,000	110,375
ANGLO IRISH BANK CORP FLT 06/26/2012	406,000	461,078
ANGLO IRISH BANK CORP FLT 06/28/2012	566,000	778,009
ARMT 2005-2 6M2 FLT 06/25/2035	26,000	10,400
ARMT 2005-9 1A4 FLT 11/25/2035	71,000	37,822
ARMT 2006-1 2A1 03/25/2036	66,784	34,185

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ARRAN RESIDENTIAL MORTGAGES FU	513,079	664,242
ARSI 2006-W3 A2B FLT 04/25/2036	23,174	5,906
ARTEMI 4.25% 01/01/2015	(6,044)	(405,578)
ASHWELL RATED SA FLT 06/20/2014	100,000	57,508
ATLAS PIPELINE 8.75 06/15/18 144A	1,134,000	1,185,030
AVIATION CAPITAL GROUP	400,000	386,932
AXA SA 5.777 PERP	317,000	291,286
AXA SA 6.211 10/29/2049	206,000	186,624
AXA SA 6.6666 PERP	132,000	147,407
BA COVERED BOND ISSUER	500,000	651,040
BAA FUNDING LTD	400,000	520,610
BAFC 2007-A 2A1 FLT 02/20/2047	59,553	38,620
BAFC 2007-E 8A5 0.5 09/20/2047	1,872,870	4,963
BAFC 2010-R10 1A1 0.5 10/26/2045	2,703,640	45,692
BALTA 2006-1 11A1 FLT 02/25/2036	50,687	25,490
BANC OF AMERICA MORTGAGE SECUR	467,913	352,359
BANCA CARIGE SPA 4 04/13/2013	(102,500)	(125,359)
BANCA CARIGE SPA 4.75 03/05/2015	101,290	120,851
BANCO COMERC PORTUGUES 2.375 01/18/2012	(50,000)	(64,710)
BANCO ESPIRITO SANTO SA 2.087 02/25/2013	(100,000)	(110,007)
BANCO ESPIRITO SANTO SA FLT 03/19/2012	(100,000)	(128,773)
BANCO POPOLARE SC 4 04/06/2013	(200,000)	(245,251)
BANCO POPOLARE SC 4.125 10/22/2014	(650,000)	(736,076)
BANCO POPOLARE SC 4.75 03/24/2014	1,383,495	1,652,291
BANK OF AMERICA CORP	680,000	647,184
BANK OF IRELAND MTGE BNK 4.971 05/30/2013	1,700,000	1,988,377
BANK OF SCOTLAND PLC	600,000	815,587
BATTERY PK CITY B-1 FLT 11/01/2039	175,000	145,250
BATTERY PK CITY B-2 FLT 11/01/2039	250,000	207,500
BATTERY PK CITY B-3 FLT 11/01/2039	225,000	186,750
BATTERY PK CITY C-4 FLT 11/01/2031	100,000	84,000
BATTERY PK CITY-C-5 FLT 11/01/2031	100,000	84,000
BCAP LLC TRUST	250,744	115,457
BEAR STEARNS ADJUSTABLE RATE M	1,129,795	1,056,174
BEAR STEARNS ALT A TRUST	477,493	235,208
BEAR STEARNS STRUCTURED PRODUC	154,786	90,301
BK OF SCOTLAND CAP FUND VAR PERPETUAL	79,000	73,517
BNCMT 2007-1 A5 FLT 03/25/2037	610,000	78,751
BNCMT 2007-2 M2 FLT 05/25/2037	77,402	1,587
BNP PARIBAS 7.436 PERP	50,000	50,020
BNP PARIBAS HOME LOAN	300,000	403,220
BOAMS 2007-1 2A12 6% 01/25/2037	51,008	21,791
BOND STREET HOLDINGS LLC-A	60,000	1,230,000
BOND STREET HOLDINGS LLC-B	40,000	800,000
BP CAPITAL MARKETS PLC	100,000	137,937
BRITISH AIRWAYS 5.8 08/13/2014	2,000,000	3,268,733
BROD 2006-2A A1AD FLT 02/01/2049 144A	12,128,206	788,333
BROD 2006-2A A1AT FLT 02/01/2049 144A	9,128,021	610,436
BSABS 2006-AC2 22A4 FLT 03/25/2036	141,910	22,855
BSABS 2006-HE7 2A2 FLT 08/25/2036	146,000	63,328
BSABS 2006-HE8 1A3 FLT 10/25/2036	150,000	20,250
BSABS 2006-HE8 21A3 FLT 10/25/2036	195,000	58,227
BUNDESOBLIGATION	700,000	967,680

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BUNDESREPUB. DEUTSCHLAND	6,900,000	11,149,412
BURLINGTN NORTH SANTA FE	254,000	296,772
BWA 3.5 04/15/2012	1,889,000	3,676,364
CAISSE CENTRALE DESJARDN	500,000	513,417
CAJA MADRID 6.25 04/10/2012	(200,000)	(258,840)
CALLAHAN NRH WESTF 14.125 07/15/11 (NON-ACC) ESC	9,000	—
CALLIDUS DEBT CLASS 4A INC 04/17/20	757,000	518,545
CALLIDUS DEBT CLASS 5A INC 11/20/20	614,000	552,600
CALLIDUS DEBT CLASS 7A SUB 1/21/21	1,212,000	816,080
CAMBR 7A B FLT 06/12/2042 144A	96,752	—
CAPMARK TL STUB	3,471,105	43,389
CAPS 2006-2A C FLT 09/20/2022	136,970	126,720
CAPS 2006-2A D FLT 09/20/2022	388,000	307,490
CAR 3.5 10/01/14	1,188,000	1,217,443
CARR 2006-RFC1 A4 FLT 05/25/2036	623,000	174,025
CAVALRY CLO 2006-1X SUB 3/15/2022	1,310,000	729,234
CEMEX SAB DE CV 3.25 03/15/2016 144A	161,000	104,013
CENT CDO LTD 2007-15A SUB	1,284,000	1,185,560
CFGI A NOTE (9/30/2014)	68,409	68,751
CFGI B NOTE (09/30/2015)	143,138	145,285
CFLX 2007-2 A1 FLT 05/25/2037	125,364	80,240
CFS RETAIL PROPERTY TRUST 5.075% 21AUG14 CVB	600,000	607,721
CIE FINANCEMENT FONCIER	1,100,000	1,073,858
CITIGROUP INC	481,000	508,988
CLEVELAND ELECTRIC ILLUM	363,000	399,315
CMLTI 2006-NC2 A2B FLT 09/25/2036	97,554	30,242
CMLTI 2007-AMC1 A2C FLT 12/25/2036	701,000	186,396
CMS 2.875% 12/1/2024	900,000	1,583,502
CMSI 2004-5 B2 08/25/2034	27,071	16,243
CMSI 2006-5 1A11 FLT 10/25/2036	36,596	30,513
CNP ASSURANCES 6 09/14/2040	150,000	120,361
CNP ASSURANCES FLT 09/30/2041	100,000	81,535
COMDISCO 6.125% 01/15/03	117,000	0
COMDISCO 6.13% 8/01/01	56,000	0
COMDISCO 7.25% 9/01/02	98,000	0
COMDISCO 9.5% 08/15/03	65,000	0
COMMERCIAL MORTGAGE PASS THROU	10,117,991	96,283
COMMERZBANK AG 6.375 03/22/2019	27,000	24,555
COMMERZBANK AG 7.75 03/16/2021	800,000	755,192
COMMONWEALTH BANK AUST	900,000	904,683
COMMUNITY HEALTH SYSTEMS 8.875 07/15/2015	(228,000)	(237,120)
COMSTOCK FUNDING 2006-1A INC 5/30/20	1,600,000	1,264,000
CON WAY INC	1,500,000	1,690,179
COUNTRYWIDE ALTERNATIVE LOAN T	302,270	138,050
COUNTRYWIDE HOME LOANS	153,090	117,259
CQB 4.25 08/15/2016	211,000	181,100
CREDIT AG HOME LOAN SFH	400,000	384,288
CRNMZ 2006-2A A2B FLT 02/13/2047 144A	258,006	—
CS FIRST BOSTON MORTGAGE SECUR	18,559	16,057
CSFB 2005-7 2A3 FLT 08/25/2035	62,812	9,811
CSMC 2007-3 AX 6 04/25/2037	179,422	27,081
CSMC 2007-NC1 2A1 FLT 09/25/2037	198,873	141,200
CSMC 2007-TFLA A1 FLT 02/15/2022	122,064	117,118

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CWALT 2005-36 2A1A FLT 08/25/2035	116,324	51,061
CWALT 2005-63 5A1 FLT 12/25/2035	21,945	13,112
CWALT 2006-39CB 1A2 FLT 01/25/2037	30,947	15,087
CWALT 2006-OA16 M1 FLT 10/25/2046	130,098	234
CWALT 2007-OH1 A1D FLT 04/25/2047	188,754	90,231
CWHL 2005-1 2A1 FLT 03/25/2035	11,170	6,130
CWHL 2005-7 3X 0 03/25/2035	1,732,576	46,866
CWHL 2006-TM1 A1 FLT 03/25/2046	2,970,601	1,573,131
CWHL 2007-HY7 2AX FLT 12/25/2037	2,593,508	7,852
CWHL 2007-HY7 3AX FLT 11/25/2037	769,037	7,267
CWL 2004-6 M5 FLT 08/25/2034	123,673	36,816
CWL 2005-AB1 M2 FLT 9 08/25/2035	154,804	18,623
CWL 2006-S9 A5 FLT 08/25/2036	40,314	23,898
CWL 2007-1 M2 FLT 07/25/2037	154,804	1,574
CWL 2007-S1 A5 FLT 11/25/2036	87,026	48,624
DAEWOO INTL 3.25% 06JUL14 CVB REGS	600,000	713,250
DBALT 2007-OA3 A1 FLT 07/25/2047	243,988	137,243
DEVELOPERS DIVERSIFIED REALTY 1.75 11/15/2040	350,000	342,319
DEXIA BANQUE SA 6.25 FLAT EUR DENOM	91,469	26,635
DEXIA CREDIT LOCAL	2,100,000	1,993,746
DEXIA CREDIT LOCAL SA NY	500,000	480,722
DNB BOLIGKREDITT AS	100,000	131,830
DRESDNER FNDG TRUST I 8.151 06/30/2031	452,000	293,800
DRYDEN CLO SUB 9/20/2019 2005-9A DFN	1,440,000	801,600
DSLA 2004-AR2 A2A FLT 11/19/2044	6,203	3,784
DUBAI HOLDING COMM OP 4.75 01/30/2014	379,000	402,211
DUBAI HOLDING COMM OP 6 02/01/2017	500,000	558,360
EBS MORTGAGE FINANCE 3.875 11/23/2012	515,000	609,026
EMLT 2004-2 M2 FLT 10/25/2034	19,736	10,666
ENERGY FUTURE INTERMEDIA 9.75 10/15/2019	89,000	89,223
ENERGY FUTURE/EFIH FINAN 10 12/01/2020	258,000	272,190
ESAIL 2006-1X B1A FLT 06/10/2044	100,000	66,975
ESAIL 2006-2X D1C FLT 12/15/2044	99,000	57,581
ESAIL 2007-3A A2B FLT 06/13/2045 144A	71,657	54,101
ESAIL 2007-3X A2A FLT 06/13/2045	417,000	407,459
ESAIL 2007-3X A2C FLT 06/13/2045	156,323	183,055
ESAIL 2007-3X D1A FLT 06/13/2045	323,000	64,794
ESAIL 2007-3X E1C FLT 06/13/2045	78,000	17,300
ESAIL 2007-4X A2A FLT 06/13/2045	1,847,572	1,787,368
ESAIL 2007-4X A3A FLT 06/13/2045	137,000	69,149
ESAIL 2007-4X A3C FLT 06/13/2045	243,000	146,988
ESAIL 2007-4X E1C FLT 06/13/2045	145,000	31,148
ESAIL 2007-5X A1A FLT 09/13/2045	589,530	438,708
ESAIL 2007-5X A1A FLT 09/13/2045 EUR COR	518,610	385,931
ESAIL 2007-6NCX A1A FLT 12/13/2029	97,080	114,334
ESAIL 2007-6NCX A2A FLT 09/13/2045	869,000	804,507
ESAIL 2007-PR1X A FLT 09/13/2045	686,491	506,421
ESAIL 2007-PR1X A FLT 09/13/2045 GBP COR	689,009	508,278
ESCROW COMDISCO MTN 0.00 I	44,000	—
ESCROW COMDISCO MTN 0.00 II	29,000	—
ETRADE 12.5% 11/30/17	3,869,502	4,382,211
EUMF 2008-1X A2 FLT 03/13/2046	309,968	368,065
EUMF 2008-1X A3 FLT 03/13/2046	1,498,000	988,743

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
EUMF 2008-1X A3 FLT 03/13/2046 GBP COR	1,234,000	814,492
EURAZEO DANONCE CB 6.25% 10JUN2014	(1,475)	(107,092)
EUROPEAN MEDIA 10% 2015	335,417	241,500
EUROPEAN UNION	2,600,000	3,472,995
EVERGREEN SOLAR INC 13 04/15/2015 (NON-ACC)	25,683	8,989
EVERGREEN SOLAR INC 4 07/15/2013 (DEFAULT)	20,000	50
EXPORT IMPORT BK KOREA	145,000	194,123
FADE	200,000	259,418
FANNIE MAE	363,000	378,888
FHLT 2006-1 2A4 FLT 04/25/2036	304,000	83,584
FHLT 2006-A 2A4 FLT 05/25/2036	561,000	139,268
FHR 3346 SC FLT 10/15/2033	3,967,939	568,209
FHR 3415 SD FLT 11/15/2036	249,525	28,494
FINDUS GROUP REVOLVER GBP	67,278	(16,696)
FIRST CLO LTD	83,680	81,369
FIRST DATA CORPORATION 12.625 01/15/2021 144A	150,000	131,250
FLTST 2 A FLT 07/26/2017	228,456	245,035
FMS WERTMANAGEMENT	2,400,000	3,269,460
FNMA TBA 30YR SINGLE FAMILY JA	17,000,000	17,483,438
FNR 2004-29 PS FLT 05/25/2034	261,895	40,921
FNR 2004-92 S FLT 08/25/2034	136,833	17,520
FNR 2005-79 NS FLT 09/25/2035	251,842	31,077
FNR 2005-92 SC FLT 10/25/2035	443,025	57,593
FNR 2006-42 CI FLT 06/25/2036	1,012,456	127,823
FNR 2006-43 SJ FLT 06/25/2036	150,225	18,778
FNR 2006-62 SB FLT 04/25/2036	160,829	26,537
FNR 2007-53 SG FLT 06/25/2037	195,415	24,976
FNR 2009-101 NS FLT 12/25/2039	916,523	99,800
FNR 2009-106 SA FLT 01/25/2040	304,210	38,969
FNR 2009-90 QI 6.34375 08/25/2036	1,327,841	185,898
FNR 2010-10 SE FLT 02/25/2040	607,404	77,291
FNR 2010-21 SA FLT 03/25/2040	864,011	102,601
FNR 2010-52 SB FLT 05/25/2040	742,147	94,160
FNR 2010-56 AS FLT 06/25/2040	799,826	95,291
FNR 2010-58 SA FLT 06/25/2040	336,763	42,819
FONDO REESTRUCTURACION	200,000	260,206
FORMULA 1 RCF (ALPHA TOPCO)	4,393	(439)
FORTIS BANK SA/NV 4.625 PERPETUAL REGS	300,000	227,132
FRANKLIN SERIES 5A SUB 6/15/2018	1,070,000	829,250
FREMF 2011-K11 C 0 12/25/2048	132,038	34,643
FREMF K-007I C 0 05/25/2020	996,000	276,390
FSTAR 2007-1A AF4 FLT 01/25/2035 144A	258,006	152,719
GATE INCREMENTAL TL	649,114	142,805
GATE TL L+200 08/28/14	109,341	24,055
GATEDD TL 08/28/14	62,552	13,761
GATX FINANCIAL CORP	363,000	363,976
GAZPROM (GAZ CAPITAL SA)	200,000	216,000
GAZPROM(WHITE NIGHTS FI)	300,000	336,000
GE CAPITAL COM MORTGAGE CORP 2007-C1 AM	1,531,000	1,252,330
GENESIS CLO 2007-1A SUB 10/10/2014	970,000	417,100
GERMAN POSTAL PENSIONS	1,500,000	2,061,749
GLENCORE FINANCE EUROPE 5 12/31/2014	900,000	1,120,371
GM 8.375% 7/15/2033 — ESCROW	283,000	708

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
GMAC INC	400,000	403,500
GMAC MORTGAGE CORPORATION LOAN	72,590	59,655
GNR 2007-26 SG FLT 04/20/2037	223,861	31,747
GOME ELECTRICAL APPL 3% 25SEP14	5,700,000	914,563
GPMF 2006-AR2 4X 1 03/25/2036	498,692	6,807
GPMF 2006-AR3 3A1 FLT 04/25/2036	188,537	77,803
GRANITE MORTGAGES PLC.	201,048	192,644
GRANITE MASTER ISSUER PLC	488,694	466,266
GREYL 2006-6A A1AL FLT 03/20/2014 144A	1,316,000	1,080,633
GS MTG. SEC. TRT. 2007-GG10 AM 8/10/45	1,290,000	1,060,659
GSCSF 2006-4A A1 FLT 11/06/2046 144A	258,006	—
GSR 2004-15F 2A3 6 12/25/2034	59,070	9,930
GSR 2005-HEL1 A1 FLT 11/25/2030	33,179	12,359
HALCYON 2006-1A SUB 5/21/18	265,000	143,100
HALCYON 2007-2X CLO SUB 10/29/21	1,210,000	992,200
HASC 2005-I1 2A3 FLT 11/25/2035	468,978	293,698
HASC 2007-NC1 A3 FLT 04/25/2037	1,091,000	300,025
HBOS CAPITAL FUNDING LP	109,000	121,966
HBOS PLC	254,000	203,655
HCA INC	200,000	216,000
HEAT 2006-6 2A3 FLT 11/25/2036	343,000	61,883
HELLENIC REPUBLIC 4.3 03/20/2012	721,000	443,231
HELLENIC REPUBLIC 4.5 09/20/2037	77,000	20,828
HELLENIC REPUBLIC 4.6 09/20/2040	108,000	29,213
HELLENIC REPUBLIC 5.25 05/18/2012	384,000	176,674
HEMT 2006-4 A1 5.6713 11/25/2036	119,133	25,018
HILTON MEZZANINE C 1M LIBOR +275 BPS 11/12/2015	905,550	760,662
HILTON MEZZANINE D 1M LIBOR + 300BPS 11/12/2015	711,969	590,934
HILTON MEZZANINE E 1M LIBOR + 325BPS 11/12/2015	931,036	765,777
HILTON MEZZANINE F 1M LIBOR + 350BPS 11/12/2015	3,084,155	2,482,745
HOLMES MASTER ISSUER PLC	400,000	518,499
HOST HOTELS & RESORTS LP 2.5 10/15/2029	1,000,000	1,245,731
HSH NORDBANK AG FLT 02/14/2017	50,000	31,708
HTZ 5.25 06/01/14	362,000	565,368
HVMLT 2004-8 2A4A FLT 11/19/2034	49,596	31,989
HVMLT 2004-9 3A FLT 12/19/2034	65,714	40,336
HVMLT 2005-15 2A11 FLT 10/20/2045	5,221	2,976
HVMLT 2006-12 B2 FLT 01/19/2038	4,281	1
HVMLT 2006-SB1 A1A FLT 12/19/2036	333,915	160,279
HVMLT 2007-7 2A1A FLT 11/25/2047	619,304	369,073
HYNIX SEMICONDUCTOR INC 2.65 05/14/2015	3,200,000	3,128,000
ICM 2006-S2A A1LB FLT 10/12/2045 144A	258,006	3,870
IMM 2005-6 2M2 FLT 10/25/2035	79,548	53,041
IMMEO RESIDENTIAL FINANCE PLC	56,967	69,885
INDX 2006-AR3 3X FLT 04/25/2036	633,788	1,489
INDYMAC INDX MORTGAGE LOAN TRU	283,829	198,461
INFOSYS LTD CITI USD P-NOTE	1,750	91,204
ING BANK (AUSTRALIA) LTD	1,000,000	1,035,874
ING BANK NV	1,100,000	1,131,300
INSTITUT CREDITO OFICIAL	1,800,000	2,268,766
INT POWER 3.75% 08/22/2023 CVB	1,300,000	3,937,050
INTELSAT LUXEMBOURG SA 11.25 02/04/2017 144A	293,000	282,013
INTL LEASE FINANCE CORP	800,000	796,000

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
INVESTEC BANK AU LTD	600,000	623,627
IR 4.5 04/15/12	975,000	1,674,217
IRISH TREASURY 4% 2014 4 01/15/2014	(68,000)	(82,347)
IRISH TREASURY 4.4% 06/18/2019	(279,000)	(289,234)
IRISH TREASURY 5.4% 2025 5.4 03/13/2025	(137,000)	(140,351)
ISTAR FINANCIAL TL A2 2014 USD	939,000	908,483
IXIS 2006-HE2 A3 FLT 08/25/2036	428,143	120,223
IXIS 2006-HE2 A4 FLT 08/25/2036	806,565	223,741
IXIS 2007-HE1 A4 FLT 05/25/2037	280,856	64,494
JAPAN TREASURY DISC BILL	700,000,000	9,097,002
JP MORGAN CHASE COMMERCIAL MOR	867,350	905,600
JP MORGAN MORTGAGE TRUST	206,912	168,738
JPALT 2005-S1 1A8 FLT 12/25/2035	260,510	56,674
JPMMT 2004-S2 4A2 FLT 11/25/2034	118,035	24,935
KABEL DEUTSCHLAND REVOLVER	21,805	4,103
KAUF HOLD HEDGE	82,207	79,794
KAUFMAN & BROAD S.A OPCO TL B3	85,081	90,292
KAUFMAN & BROAD S.A OPCO TL C3	114,844	121,877
KAUFMAN & BROAD S.A. HOLD REV	88,185	85,596
KAUFMAN & BROAD S.A. HOLD TL 1	89,101	86,486
KAUFMAN & BROAD S.A. HOLD TL 2	86,964	84,412
KAUFMAN & BROAD S.A. HOLD TL C1	89,626	86,996
KAUFMAN & BROAD S.A. HOLD TL C2	87,255	84,694
KFW	500,000	661,020
KFW 1.5 07/30/2014	(600,000)	(856,113)
KOMMUNALBANKEN AS	200,000	202,039
L 3.75% 02/15/30	1,046,000	538,690
L 4.0% 11/15/29 (FON)	193,000	102,290
L 8.5% 07/15/29	(95,000)	(94,582)
LANDMARK CDO	477,730	463,723
LBG CAPITAL NO.1 PLC	600,000	630,689
LBG CAPITAL NO.1 PLC 7.5884 05/12/2020 2	1,021,000	1,156,007
LBG CAPITAL NO.1 PLC 7.8673 12/17/2019	156,000	178,443
LBG CAPITAL NO.1 PLC 7.869 08/25/2020	451,000	514,133
LBG CAPITAL NO.2 PLC	100,000	162,404
LBG CAPITAL NO.2 PLC 15 12/21/2019	342,000	555,638
LBG CAPITAL NO.2 PLC 6.385 05/12/2020	25,000	21,961
LBHI GUARANTEE CLAIM USD	377,208	58,736
LBIE CLAIM EUR	68,786	58,247
LBIE CLAIM GBP	113,762	96,331
LBIE CLAIM USD	82,014	69,448
LBMLT 2004-4 M4 FLT 10/25/2034	43,766	14,741
LBMLT 2004-5 A6 FLT 09/25/2034	507,150	314,940
LBMLT 2005-1 M4 FLT 02/25/2035	312,000	43,416
LBMLT 2006-5 M1 FLT 06/25/2036	68,115	186
LBMLT 2006-WL3 2A4 FLT 01/25/2036	1,559,000	273,864
LBSF USD TCL BOA	266,970	121,138
LBSF USD TCL BOI	604,641	274,356
LBSF USD TCL DB	2,012,227	913,048
LBSF USD TCL DRAK	134,133	60,863
LBSF USD TCL ML	533,892	242,254
LCERT 2006-1A A1 FLT 02/15/2046 144A	77,402	8
LEH 0 01/12/2012 (NON-ACC)	363,000	93,473

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
LEH 0 03/23/2009 (NON-ACC)	1,504,000	387,280
LEH 0 12/23/2010 (NON-ACC)	441,000	113,558
LEH 4.8 03/13/2014 (NON-ACC)	408,000	106,080
LEH 5.25 02/06/2012 (NON-ACC)	333,000	86,580
LEH 5.5 04/04/2016 (NON-ACCRUAL)	464,000	121,220
LEH 6 07/19/2012 (NON-ACC)	2,060,000	535,600
LEH 6.2 09/26/2014 NA	1,999,000	527,336
LEH 6.625 01/18/2012 NON ACCRUAL	4,992,000	1,297,920
LEHMAN BROS HLDGS 5.625 01/24/2013 (NON-ACC)	869,000	228,113
LEHMAN BROS HLDGS 6.875 05/02/2018 (NON-ACC)	2,195,000	578,931
LEHMAN BROTHERS HOLDINGS 0 04/03/2009 (NON ACC)	67,000	17,253
LEHMAN BROTHERS HOLDINGS 0 05/25/2010 (NON ACC)	1,085,000	279,388
LEHMAN BROTHERS HOLDINGS 0% 12/23/08 (NON-ACC)	239,000	61,543
LEHMAN BROTHERS HOLDINGS 4.5 07/26/2010 NA	39,000	10,140
LEHMAN BROTHERS HOLDINGS 7.875 08/15/2010 (NA)	220,000	57,200
LENNAR CORP 3.25 11/15/2021 144A	291,000	318,623
LLOYDS TSB BANK PLC	500,000	457,980
LOS ANGELES CA CMNTY CLG DIST	200,000	261,730
LOS ANGELES CNTY CA PUBLIC WKS	300,000	371,484
LOTTE SHOPPING CO LTD 0% 05JUL16 USD CCY	1,600,000	1,440,000
LXS 2006-14N 1A1B FLT 09/25/2046	369,876	153,394
LXS 2007-1 WF1 FLT 01/25/2037	198,774	90,939
LXS 2007-18N AX 1 10/25/2037	2,083,183	15,624
MABS 2005-OPT1 M2 FLT 03/25/2035	131,000	79,032
MABS 2006-FRE2 A5 FLT 03/25/2036	535,000	148,489
MABS 2006-WMC1 A3 FLT 02/25/2036	208,965	61,624
MACES 2006-2A 3 4.7 03/20/2013 144A	241,000	259,503
MACH 2ND LIEN DBT WP ROAMING	240,748	249,261
MADISON PARK FNDG 2011-7A SUB 6/15/22	1,040,000	977,600
MALLF 1 A FLT 04/22/2014	323,078	412,776
MANA 2007-F1 IO2 6.25 03/25/2037	163,739	26,042
MANA 2007-OAR2 A1 FLT 04/25/2037	309,401	187,126
MANA 2007-OAR3 A3 FLT 07/25/2047	9,495	207
MANSD 2006-1X M1 FLT 10/15/2048	250,000	208,416
MARM 2007-1 IX3 0.5 01/25/2047	3,737,468	57,557
MARSH + MCLENNAN COS INC	66,000	73,092
MAXIS LOANS SECURITISATION	209,491	217,606
MCHP 2.125 12/15/2037	136,000	183,281
MER/COU. WIDE 2007-5 AM 5.419% 8/12/48	1,100,000	882,688
MERRILL LYNCH + CO	400,000	518,886
MERRILL LYNCH MORTGAGE INVESTO	192,886	151,630
MERRILL LYNCH/COUNTRYWIDE COMM	399,000	429,549
MEX BONOS DESARR FIX RT	23,000,000	1,766,413
MFD 2008-1 A 1.75 03/13/2046 GBP COR	5,173,962	3,883,762
MFD 2008-1 A FLT 03/13/2046	5,873,999	4,409,235
MFD 2008-1 B 2.309 03/13/2046	1,479,000	258,067
MHL 2005-1 1A1 FLT 02/25/2035	35,699	25,702
MISARTE 3.25% 16	(3,344)	(621,040)
MKP 6A A2 FLT 06/15/2051 144A	232,205	2
MLMI 2006-FM1 A2C FLT 04/25/2037	542,000	144,470
MLMI 2006-FM1 A2D FLT 04/25/2037	266,000	68,482
MLMI 2006-HE2 A4 FLT 03/25/2037	623,000	184,346
MMR 4% CONVERTIBLE SENIOR NOTE	2,500,000	2,876,563

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
MORGAN 2007-HQ12 AM 5.5905% 4/12/49	1,610,000	1,244,915
MORGAN 2007-IQ14 AM 5.5905% 4/12/49	1,300,000	1,075,012
MORGAN STANLEY	600,000	671,226
MORGAN STANLEY CAPITAL I	65,609	65,501
MORGAN STANLEY MORTGAGE LOAN T	269,857	150,143
MORNINGSIDE PARK CLO 1A SUB 10/14/20	2,180,000	1,896,600
MSAC 2006-HE3 A2D FLT 04/25/2036	935,000	304,156
MSAC 2006-HE6 M2 FLT 09/25/2036	36,232	118
MSAC 2007-HE1 M1 FLT 11/25/2036	154,804	2,144
MSAC 2007-HE5 A2C FLT 03/25/2037	356,000	97,063
MSAC 2007-NC1 A2C FLTR 11/25/2036	383,000	112,085
MSAC 2007-NC1 M1 FLT 11/25/2036	46,946	556
MSM 2007-7AX 2A3 FLT 04/25/2037	214,490	75,061
MTR GAMING 11.5 (10.5 CSH 1% PIK) 08/01/19 144A	796,000	661,675
MUZ2 1A B1 FLT 10/15/2013 144A	306,026	232,580
MUZ2 1A B2 9 10/15/2013 144A	80,876	66,319
MUZC 1 B 9.51 05/08/2012	880,195	202,445
MYLAN INC 3.75 09/15/2015	765,000	1,336,168
NATIONWIDE BLDG SOCIETY	1,200,000	1,345,373
NATL ENERGY 10.375% UNIT FROM REORG	3,671,034	6
NAUTILUS SHIPHOLDINGS TERM LOAN B (JUNIOR LOAN)	432,614	147,089
NEM 3 02/15/2012	100,000	131,238
NEW JERSEY ST TURNPIKE AUTH	200,000	285,254
NEW S WALES TREASURY CRP	800,000	892,269
NEW ZEALAND GOVERNMENT	4,600,000	4,017,319
NEWGATE FUNDING PLC	300,000	323,054
NHELI 2007-1 2A2 FLT 02/25/2037	7,605	2,783
NIBC BANK NV	800,000	835,650
NOBLE GROUP LTD 0 06/13/2014	977,000	1,298,189
NOMURA ASSET ACCEPTANCE CORPOR	161,052	120,743
NORTEL NETWORKS LIMITED 0 07/15/2011 (NON-ACC)	265,000	271,625
NORTEL NETWORKS LIMITED 10.125 07/15/2013(NON ACC)	187,000	204,765
NORTEL NETWORKS LTD 10.75 07/15/2016 (NON-ACC)	218,000	239,800
NORTHSIDE TX INDEP SCH DIST	300,000	317,643
NSTAR CRE CDO	1,587,929	879,302
NSTAR CRE CDO CLAWBACK	44,384	39,058
NUMERICABLE TLC EUR	72,897	76,890
NWSTR 2006-1A C FLT 03/30/2022 144A	342,000	253,878
NWSTR 2007-1A B FLT 09/30/2022	194,000	144,853
NWSTR 2007-1A C FLT 09/30/2022	372,000	244,218
NWSTR 2007-1A D FLT 09/30/2022	194,000	107,961
OCR 3.25% 12/15/35	1,048,000	979,880
OFFICE DEPOT INC	400,000	373,000
ONTARIO (PROVINCE OF)	1,700,000	1,815,733
OOMLT 2007-1 M2 FLT 01/25/2037	134,824	270
OOMLT 2007-4 M2 FLT 04/25/2037	50,823	151
OOMLT 2007-5 M2 FLT 05/25/2037	54,015	547
OPERA CMH A FLT 01/15/2015	250,000	210,712
ORIGIN ENERGY FINANCE LT 7.875 06/16/2071 (FRN)	300,000	357,199
PALOMAR CA CMNTY CLG DIST	300,000	340,986
PARAGON MORTGAGES PLC	184,001	140,257
PBHET 2000-1 A2 FLT 03/25/2030	159,900	61,178
PBL MEDIA B3 AUD	56,205	49,165

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
PBL MEDIA TLB 1 AUD	2,694,034	2,356,608
PCLN 1.25 03/15/15	1,408,500	2,319,789
PEARSON DOL FIN TWO PLC	725,000	841,985
PHH CORP 4 09/01/2014	1,750,000	1,426,862
PKD 2.125 07/15/2012	487,000	480,913
PLYMOUTH ROCK CLO LTD	211,018	208,833
PREFERRED TERM SECS XIV FLT 06/24/2034 144A	263,000	84,160
PREFERRED TERM SECS XV FLT 09/26/2034	153,025	76,513
PREFERRED TERM SECS XX FLT 03/22/2038 144A	819,123	237,546
PREFERRED TERM SECS XXI FLT 03/22/2038 144A	1,349,700	418,407
PREFERRED TERM SECS XXVII LTD FLT 12/22/2037 144A	94,549	45,384
PREFERRED TERM XXII FLT 09/22/2036 144A	1,004,789	307,724
PREFERRED TERM XXIII FLT 12/22/2036	917,544	426,922
PREFERRED TERM XXIII FLT 12/22/2036 144A	857,269	402,916
PREFERRED TERM XXIV FLT 03/22/2037 144A	98,690	26,153
PRIME 2006-1 2A6 6 06/25/2036	42,982	31,211
PROLOGIS INC 2.625 05/15/2038	279,000	274,815
PTNM 2003-1A A1LB FLT 10/15/2038 144A	159,209	127,367
PTNM 2003-1A A1LC FLT 10/15/2038 144A	159,209	127,367
PTNM 2003-1A A1LT FLT 10/15/2038 144A	159,209	127,367
PUBLICIS GROUPE 3.125% 30JUL2014	11,787	565,134
PUMA FINANCE LIMITED	199,230	195,391
PXD 2.875 01/15/2038	492,000	755,601
QBE FUNDING TRUST 0% 12MAY30 REGS	3,500,000	2,135,000
RALI 2005-QA13 2A1 FLT 12/25/2035	255,654	130,916
RALI 2006-QO3 A1 FLT 04/25/2046	1,202,892	436,927
RALI 2006-QO3 A3 FLT 04/25/2046	81,044	29,986
RALI 2006-QO7 2A1 FLT 09/25/2046	12,489	5,745
RALI 2006-QS10 AV FLT 08/25/2036	8,593,402	175,219
RALI 2007-QS10 AV FLT 09/25/2037	9,029,002	143,335
RALI 2007-QS6 A2 FLT 04/25/2037	79,943	154,409
RALI 2007-QS6 AV FLT 04/25/2037	16,392,283	191,396
RAMP 2005-RS7 M1 FLT 07/25/2035	41,926	7,580
RAMP 2006-NC1 M2 FLT 01/25/2036	83,852	1,271
RASC 2006-KS1 M2 FLT 02/25/2036	90,302	17,623
RAST 2006-A3CB AX 6 01/25/2046	342,912	70,185
RAST 2006-A5CB AX 6.25 06/25/2036	409,971	95,827
RBS CAPITAL TRUST A 6.467 PERP (FLAT TRADG)	63,000	41,583
REFER-REDE FERROVIARIA 4 03/16/2015	650,000	294,431
REFER-REDE FERROVIARIA 4.675 10/16/2024	50,000	25,884
REG DIVERSIFIED FUNDING 9.25 03/15/2030 144A	281,446	179,187
RENESOLA LTD 4.125 03/15/2018 144A	300,000	176,317
RFMSI 2006-S7 AV FLT 08/25/2036	730,555	4,455
RIG 1.5 12/15/37-12 Ser C	4,450,000	4,374,795
RIVERSIDE CA ELEC REVENUE	200,000	258,704
ROBE2 2A B1L FLT 08/30/2013	358,395	339,011
ROYAL BK OF SCOTLAND PLC	400,000	402,589
ROYAL BK OF SCOTLAND PLC 5.18 02/17/2017	900,000	616,929
ROYAL BK OF SCOTLAND PLC 6.5 02/17/2017	700,000	479,834
ROYAL BK OF SCOTLAND PLC FLT 01/30/2017	50,000	44,326
ROYAL BK OF SCOTLAND PLC FLT 03/30/2015	25,000	15,235
ROYAL BK OF SCOTLAND PLC FLT 08/29/2017	100,000	66,000
RVMLT 2007-1 X FLT 05/25/2047 144A	554,479	9,296

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
RVMLT 2007-2A X FLT 07/25/2047 144A	675,655	16,507
SAAD SA INVEST FLT 08/24/2012	25,100	4,016
SABR 2007-BR3 M1 FLT 9 04/25/2037	174	0
SACO 2006-9 A1 FLT 08/25/2036	82,720	38,490
SAIL 2005-6 M1 FLT 07/25/2035	102,000	67,830
SAMI 2004-AR5 2A3 FLT 10/19/2034	30,194	17,326
SAMI 2006-AR3 12X 1 04/25/2036	3,421,486	112,396
SAMI 2006-AR4 2A1 FLT 06/25/2036	66,862	39,652
SANTANDER ISSUANCES 5.435 10/24/2017	200,000	201,248
SANTANDER ISSUANCES 6.5325 10/24/2017	50,000	57,434
SARM 2005-9 2A1 FLT 05/25/2035	31,404	15,702
SARM 2007-1 1A1 FLT 02/25/2037	228,454	89,223
SASC 2005-S7 A2 FLT 12/25/2035	30,105	17,893
SASC 2006-BC6 M2 FLT 01/25/2037	203,742	387
SASC 2006-OW1 A6M FLT 12/25/2035 144A	156,526	1,307
SASC 2007-BC1 M2 FLT 02/25/2037	232,205	1,440
SEVAN MARINE ASA 14 12/22/2014 ESCROW	2	—
SLOSO 2005-1A A1L FLT 10/15/2035	1,205,233	482,093
SLOSO 2005-1A A1LA FLT 10/15/2035 144A	511,727	217,484
SLOSO 2007-1A A1LA FLT 10/07/2037 144A	653,604	238,565
SNDK 1% 05/15/13	132,000	129,749
SOCIETE GENERALE 8.875 FIX-TO-FLT 06/29/2049	197,000	192,495
SOCIETE GENERALE 9.375 PERPETUAL	50,000	49,503
SOMF 1 A2 FLT 04/22/2014	138,462	160,261
SOTHEBYS 3.125 06/15/2013	27,000	30,615
SOTHEBYS 7.75 06/15/2015	(23,000)	(24,561)
SPRINGLEAF FINANCE CORP 5.375 10/01/2012	188,000	176,720
SRERS 2011-RS A1B1 0.43575 05/09/2046	581,777	372,337
SSP A1 GBP TL	1,187	1,390
SSP AMERICA (USA), LLC A11 USD TL	2,571	1,941
SSP FINANCING LIMITED, LONDON (B1) D SEK TL	25,672	1,789
SSP FINANCING LIMITED, LONDON (B1) E NOK TL	50,296	4,036
SSP FINANCING LIMITED, LONDON A13 USD TL	1,887	1,425
SSP FINANCING LIMITED, LONDON B1 A GBP TL	11,107	8,269
SSP FINANCING LIMITED, LONDON B1 B EUR TL	2,712	1,685
SSP FINANCING LIMITED, LONDON B1 C USD TL	2,470	1,186
SSP FINANCING SPAIN SL, MADRID A6 EUR TL	2,659	2,770
SSP FINANCING UK LTD, LONDON A2 GBP TL	18,862	22,088
SSP FINLAND FINANCING OY, HELSINKI A7 EUR TL	1,882	1,961
SSP FRANCE FINANCING SAS, PARIS A4 EUR TL	512	533
SSP NORWAY FINANCING AS, OSLO A9 NOK TL 2	93,964	11,076
SSP SWEDEN FINANCING AB, STOCKHOLM A10 SEK TL	47,772	4,889
STAR ASIA FINANCIAL LTD-144A	108,299	162,449
STAR ASIA SPV	37,730	22,638
STMICROELECTRONICS NV 0 02/23/2016	1,400,000	1,526,000
SUNCORP METWAY LTD	200,000	329,488
SUNPOWER CORP 4.5 03/15/2015	80,000	65,804
SURF 2007-BC1 M2 FLT 01/25/2038	74,134	111
SWAN	311,593	321,543
SYMC 1 06/15/2013	(411,000)	(458,519)
TAHIT 1 C FLT 05/24/2015	86,186	109,858
TATA MTR CARS 0% 12JUL12 CVB	1,400,000	1,795,500
TCH PP 9.00% AMT 03/31/2016 C1	16,003	16,776

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
TCH PP 9.00% BLT 03/31/2016 C2	77,078	80,801
TCH PP 9.35% AMRT 05/26/2017 A1	161,164	130,543
TCH PP 9.35% BLT 03/31/2016 A2	366,033	296,487
TECFP 0.5% 01/01/2016	(1,085)	(128,485)
TENN VALLEY AUTHORITY	1,126,000	1,376,737
TEVA PHARM FIN CO LLC 0.25 02/01/2026	(171,000)	(176,144)
THOMSON SA TL A1 EUR	492,411	500,263
THOMSON SA TL A2 USD	24,924	19,565
THOMSON SA TL B1 EUR	1,329,606	1,350,809
THOMSON SA TL B2 USD	57,203	44,904
TITN 2006-2X A FLT 01/23/2016	309,359	324,744
TITN 2006-4FSX A1 FLT 09/03/2013	372,861	532,043
TITN 2006-4FSX A2 FLT 09/03/2013	61,000	85,623
TITN 2007-1X A FLT 01/20/2017	835,048	914,167
TITN 2007-1X B FLT 01/20/2017	291,000	252,751
TITN 2007-1X C FLT 01/20/2017	177,000	97,457
TITN 2007-CT1X A1 FLT 01/23/2017	687,452	757,358
TITN 2007-CT1X A2 FLT 01/23/2017	470,972	412,196
TMAN 6 A FLT 10/22/2016	310,247	295,118
TMTS 2003-6HE M1 FLT 11/25/2033	22,919	16,158
TNK BP FINANCE SA	200,000	213,750
TOBACCO SETTLEMENT AUTH IA TOB	435,000	358,114
TORRENS TRUST	288,085	288,336
TRAVELPORT LLC 9.875 09/01/2014	107,000	62,060
TRAVELPORT LLC/TRAVELPOR 9 03/01/2016	404,000	222,200
TREAS CORP VICTORIA	100,000	113,809
TREASURY 4.6% 2016 4.6 04/18/2016	(134,000)	(156,337)
TREASURY BILL	1,565,000	1,564,729
TROPC 2004-1A A1L FLT 07/15/2034	301,317	130,319
TROPC 2004-4A A2L FLT 04/15/2035 144A	1,109,000	262,463
TROPC 2006-5A A1L2 FLT 07/15/2036	1,956,611	714,163
TSN 3.25 10/15/13	1,250,000	1,660,473
TSY 3 3/4 2019	200,000	358,693
TUI AG 5.5% 17NOV2014	2,000	151,881
TUI LDN 4.5 04/15/2013	100,000	119,354
TXT 4.5 05/01/13	735,000	1,129,462
UAL CORP 6 10/15/2029	201,000	461,869
UBI BANCA SPCA 4.939 06/25/2014	(257,000)	(306,001)
UBI BANCA SPCA 5.75 07/10/2013	139,452	175,877
UBS_BBVA 3.22% 07/31/2012	9,350,000	4,961,316
UK TREASURY 5 09/07/2014	(730,000)	(1,271,755)
UK TSY 3 3/4 2020	1,300,000	2,337,119
UK TSY 4 1/2 2034	400,000	785,629
UK TSY 4 1/2 2042	100,000	200,588
UK TSY 4 1/4 2046	100,000	194,993
UK TSY 4 1/4 2032	400,000	759,999
UK TSY 4 1/4 2036	300,000	572,111
UK TSY 4 1/4 2039	300,000	574,195
UK TSY 4 1/4 2040	1,200,000	2,295,717
UK TSY 4 3/4 2030	800,000	1,612,945
UMC/UNIMICRON TECH 0% 02DEC14 CVB	100,000	101,500
UNICREDIT SPA 5.75 09/26/2017	100,000	96,224
UNITE (USAF) PLC	200,000	282,816

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
UPCB FINANCE LTD	200,000	256,385
US TREASURY BILL 0% 01/12/2012	5,000,000	5,000,009
US TREASURY N/B	2,400,000	2,964,797
VCWHE 2009-1 VAE9 FLT 11/26/2035	95,041	17,464
VEDANTA RESOURCES 5.5% 07/13/2016	3,500,000	2,879,440
VEDANTA RESOURCES PLC 6.75 06/17/2016 (REG S)	(300,000)	(257,100)
VEDANTA RESOURCES PLC 8.75 01/15/2014	(200,000)	(195,000)
VELA 2006-1A A FLT 12/10/2046 (NON ACCRUAL)	440,006	123,202
VIDEOCON INDUSTRIES LTD 6.75 12/16/2015	300,000	204,000
VIVENDI SA	254,000	265,366
VODAFONE AMERICAS FINANCE 2 PIK B	1,833,315	1,828,732
WACHOVIA MORTGAGE LOAN TRUST,	300,000	217,973
WAL MART STORES INC	100,000	134,293
WAMU 2004-AR10 X 0 07/25/2044	830,425	36,719
WAMU 2004-AR12 X 0 10/25/2044	1,112,668	51,836
WAMU 2004-AR13 A2A FLT 11/25/2034	7,805	5,401
WAMU 2005-AR1 A1A FLT 01/25/2045	21,164	15,652
WAMU 2005-AR1 A2A1 FLT 01/25/2045	4,568	3,239
WAMU 2005-AR1 X 0 01/25/2045	604,338	25,682
WAMU 2005-AR13 A1A3 FLT 10/25/2045	21,934	16,273
WAMU 2005-AR17 A1A1 FLT 12/25/2045	41,902	31,207
WAMU 2005-AR19 A1A2 FLT 12/25/2045	27,582	19,190
WAMU 2005-AR2 2A23 FLT 01/25/2045	400,382	272,261
WAMU 2005-AR2 X 0 01/25/2045	679,944	30,916
WAMU 2005-AR9 A1A FLT 07/25/2045	254,194	186,208
WAMU 2006-AR1 B2 FLT 01/25/2046	61,140	1,192
WAMU 2006-AR3 B2 FLT 02/25/2046	58,394	1,267
WAMU 2006-AR4 1A1A FLT 05/25/2046	207,967	143,994
WAMU MORTGAGE PASS THROUGH CER	570,101	370,884
WASH MUTUAL PFD 6.534 03/29/49 144A (NON-ACC)	124,000	1,240
WASH MUTUAL PFD FDG III 6.895 06/49 144A (NON-ACC)	120,000	1,200
WBCMT 2007-C31 AM 5.591% 4/15/47	1,980,000	1,602,953
WELLS FARGO MORTGAGE BACKED SE	786,110	631,612
WESTPAC BANKING CORP	500,000	519,015
WESTPAC SECURITIES NZ LT	400,000	402,446
WFMBS 2006-2 1A4 FLT 03/25/2036	95,782	118,291
WFMBS 2007-7 A9 FLT 06/25/2037	44,196	68,058
WI TREASURY BILL	4,800,000	4,798,558
WINDERMERE SER I CL D FLT 01/31/2023	72,011	65,238
WM COVERED BOND PR	400,000	538,501
WMABS 2006-HE2 A3 FLT 05/25/2036	638,312	294,687
WMALT 2005-6 2A3 FLT 08/25/2035	9,052	17,635
WMALT 2005-7 CX 5.5 09/25/2035	208,849	35,667
WMALT 2006-1 CX 6.5 02/25/2036	81,429	17,137
WMALT 2006-AR4 X4 1.25 06/25/2046	146,736	5,131
WMALT 2007-OC1 A2 FLT 01/25/2047	183,035	68,867
ZAIS INVESTMENT GRADE 5A A1 8/8/17	580,000	245,833

Total Fixed Income Securities	1,241,277,123	$316,682,802

Derivatives
10YR GOVT OF CANADA BOND FTRS	300,000	4,572
10YR SWAP FUTURE MAR12	10	12,866

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
10YR US TREASURY NOTE FUTURES	2,600,000	32,057
30YR US TREASURY BOND FUTURES	400,000	(1,441)
317U374B6 IRO USD 10Y SWAPTION	(800,000)	4,800
317U479C8 IRO USD1Y 0.795 JPM	(300,000)	(614)
317U480C5 IRO USD1Y 0.795 JPM	(300,000)	(516)
317U522C5 IRO USD 5Y BOA	(2,000,000)	11,901
317U549C4 IRO USD30Y P3.75 DUB	700,000	(18,379)
317U550C0 IRO USD 5Y DUB	(3,100,000)	18,447
317U551C9 IRO USD 30Y BOA	400,000	(10,502)
317U586C8 IRO USD 2Y 0.915 MYC	(1,500,000)	(6,592)
317U587C7 IRO USD 2Y 0.915 MYC	(1,500,000)	(5,361)
317U693B0 SWAPTION 3YP 3.0 JPM	(900,000)	8,392
317U694B9 SWAPTION 3Y P 3 CBK	(1,100,000)	12,151
317U695B8 IRO 3Y RYL	(1,000,000)	11,047
317U696B7 IRO USD 3Y P3 BOA	(1,500,000)	15,256
317U698B5 IRO USD 3Y P3 DUB	(900,000)	9,703
317U699B4 IRO USD P3 BRC	(600,000)	5,355
317U701B0 IRO USD 3Y P2.75 DUB	(900,000)	9,284
317U702B9 IRO USD 3Y P2.75 RYL	(800,000)	7,788
317U744B9 IRO 2Y RYL	(6,000,000)	44,154
317U745B8 SWAPTION 2Y 2.25 BOA	(3,300,000)	27,697
90-DAY BANK BILL MAR12	(81)	66,201
90DAY EURO$ FUTR 17DEC2012	(23)	(45,938)
90DAY EURO$ FUTR 17SEP2012	(23)	(32,313)
90DAY EURO$ FUTR 18JUN2012	(23)	(19,288)
90DAY EURO$ FUTR 18MAR2013	(22)	(55,500)
90DAY EURO$ FUTR DEC13	(13)	(2,395)
90DAY EURO$ FUTR DEC14	(1)	(2,450)
90DAY EURO$ FUTR DEC15	(1)	(3,375)
90DAY EURO$ FUTR DEC16	(1)	(196)
90DAY EURO$ FUTR JUN13	(13)	(8,194)
90DAY EURO$ FUTR JUN14	(1)	(1,938)
90DAY EURO$ FUTR JUN15	(1)	(2,975)
90DAY EURO$ FUTR JUN16	(1)	(3,713)
90DAY EURO$ FUTR MAR12	(23)	(9,613)
90DAY EURO$ FUTR MAR14	(6)	(4,300)
90DAY EURO$ FUTR MAR15	(1)	(2,725)
90DAY EURO$ FUTR MAR16	(1)	(3,563)
90DAY EURO$ FUTR SEP13	(13)	2,375
90DAY EURO$ FUTR SEP14	(1)	(2,200)
90DAY EURO$ FUTR SEP15	(1)	(3,200)
90DAY EURO$ FUTR SEP16	(1)	(962)
AA 2012 JAN 5 PUT	144	72
AAPL 2012 FEB 400 CALL 02/18/2012	(40)	(87,500)
AAPL 2012 FEB 400 PUT 02/18/2012	40	66,200
AAPL 2013 JAN 500 CALL 01/19/2013	(12)	(28,500)
AAPL 2013 JAN 500 PUT 01/19/2013	12	141,000
ABB LTD SWP	(8,567)	(11,547)
ADECCO SWP BARC	(5,273)	(16,838)
ADS / USD FORWARD, 01-03-12	(1,213)	3
AEGIS GROUP PLC SWP	104,050	(39,767)
AEGON NV SWP	(26,527)	(4,422)
AEON CO LTD ASW 50 22NOV12 NOM	50,000,000	124,335

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
AEON CO LTD ASW 54 22NOV12 NOM	15,000,000	37,378
AEON CO LTD ASW 60 22NOV12 NOM	10,000,000	24,997
AEON CO LTD DFT 25 22DEC12 NOM	10,000,000	—
AEON CO LTD JPY SWP NOMURA	(60,000)	(6,428)
AEROPOSTALE INC	7,274	(2,198)
AGILE DFT 20JUN14 500 BANA (ML)	100,000	10,141
AGILE DFT 20JUN14 500 BOA	800,000	81,127
AGP 2012 JUN 42 PUT 06/16/2012	(66)	(7,920)
AGRICULTURAL BANK OF CHINA-H HKD SWP HSBC	(506,000)	9,603
AGRICULTURAL BANK OF CHINA-H HKD SWP UBS	(18,000)	442
AIA GROUP 21 PUT 30JAN12 HSBC	(128,200)	(533)
AIA GROUP 21 PUT 30JAN12 JPM	(87,000)	(627)
AIA GROUP 26.45 CALL 30JAN12 HSBC	128,200	622
AIA GROUP LTD HKD SWP HSBC	(120,200)	(18,924)
AIA GROUP LTD HKD SWP JPM	(71,800)	(5,107)
AIA GROUP LTD HKD SWP UBS	(48,000)	(4,266)
AIXTRON SE SWP	1,381	1,268
ALCATEL-LUCENT 5% 01/01/2015 SWP JPM	27,000	1,967
ALCATEL-LUCENT SWP	8,913	(772)
ALCATEL-LUCENT SWP JPM	(11,800)	443
ALL NIPPON AIRWAYS CO LTD	(230,376)	139,786
ALLIANCE OIL COMPANY LTD-SDR SWP CS	(3,056)	429
ALLIANZ AG SWP	(4,131)	(9,016)
ALSTOM SWP	2,655	3,217
AMD DFT 100 09/20/2012 DB	500,000	4,520
AMGN 2012 JAN 60 CALL	(13)	(5,883)
AMGN 2012 JAN 60 PUT 01/21/2012	13	358
AMGN 2012 JAN 62.5 CALL	(2)	(483)
AMGN 2012 JAN 62.5 PUT 01/21/2012	2	140
AMGN 2012 JAN 65 CALL	(1)	(99)
AMGN 2012 JAN 65 PUT 01/21/2012	1	177
AMGN 2013 JAN 65 CALL 01/19/2013	(5)	(2,788)
AMGN 2013 JAN 65 PUT 01/19/2013	5	3,713
AMGN 2013 JAN 70 CALL 01/19/2013	(1)	(348)
AMGN 2013 JAN 70 PUT 01/19/2013	1	1,035
ANGLO AMERICAN DFT 100 20JUN2014	2,000,000	17,836
ANGLO AMERICAN DFT 100 20JUNE2014 CS	200,000	1,784
ANGLO AMERICAN DFT 100 20SEPT2014 BARC	200,000	1,962
ANGLO AMERICAN PLATINUM LTD BARC SWP	(2,586)	7,567
ANGLO AMERICAN PLATNIUM ML SWAP	(5,309)	(1,204)
ANGLO AMERICAN PLC 4 05/07/2014 DB SWP	50,000	(738)
ANGLO AMERICAN PLC 4 05/07/2014 SWP JPM	100,000	(3,125)
ANGLO AMERICAN PLC DB SWP USD	(17,625)	19,520
ANGLO AMERICAN PLC MS SWP USD	(140,991)	1,522,416
ANGLO AMERICAN PLC SWP BARC USD	(41,260)	11,375
ANGLO PLATINUM DB SWP	(3,467)	8,217
ANGLOGOLD ASHANTI LTD SWP DB	3,625	(5,579)
ANGLOGOLD ASHANTI LTD SWP ML	18,127	21,467
ANHUI CONCH CEMENT CO LTD — H SWP MS	(54,000)	4,079
ANHUI CONCH CEMENT CO LTD A SWP USD DB	23,300	(14,582)
ANHUI CONCH CEMENT CO LTD A USD SWP MS	66,420	263
ANHUI CONCH CEMENT CO LTD SWP ML	48,500	(23,022)
ANHUI CONCH CEMENT CO SWP ML	(49,500)	16,792

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ANNALY MORTGAGE MANAGEMENT SWP CS	(9,357)	15,134
ANNALY MORTGAGE MANAGMENT DB SWP USD	(6,210)	7,134
ANTOFAGASTA PLC SWP BARC	(568)	(264)
ANTOFAGASTA PLC SWP MS	(22,631)	(30,095)
AON Jan12 47.50 CALL	(183)	(10,065)
APC May12 62.50 PUT	(119)	(32,130)
APC May12 65 PUT	(240)	(79,200)
APR ENERGY PLC	3,540	(3,356)
ARKEMA SWP	5,218	30,587
ARM HOLDINGS PLC SWP	5,708	687
ARYZTA AG SWP	15,732	106,642
ASAHI GLASS ASW 30 14NOV12 NOM	30,000,000	4
ASIA CEMENT ASW L+140 20FEB13	100,000	2,890
ASML HOLDING NV SWP	(885)	(2,257)
ASOS PLC SWP	(1,164)	(735)
ASSA ABLOY AB-B SWP	(19,453)	(16,588)
ASTRAZENECA PLC SWP	(6,965)	(5,363)
ASTRAZENECA PLC-SPONS ADR SWP MS	(1,395)	(900)
ASUSTEK COMPUTER INC	(50,800)	20,911
ATOS SWP	1,498	5,546
ATOS SWP	20,872	(86,506)
AU OPTRONICS NOM USD SWP	(163,000)	7,613
AUD PUT K= 0.865 08MAR12 JPM	40,000	1,427
AUSTRALIAN DOLLAR Forward	(2,000,000)	(68,188)
AVAGO TECHNOLOGIES LTD BARC SWAP	(2,789)	5,874
AVB DFT 100 03/20/2015 BARC	500,000	(1,256)
B2W COM GLOBAL DO VAREJO	25,443	(59,692)
BAC 2012 MAY 9 CALL 05/19/2012	62	403
BAHAMAS PETROLEUM CO PLC	434,214	(69,141)
BAJAJ AUTO JAN12 USD STK FUT SWP ML (X250)	(1,500)	(65)
BAJAJ AUTO JAN12 USD STK FUT SWP MS (X250)	(750)	288
BANCO BILBAO VIZCAYA ARGENTA ML SWP	(425,971)	624,613
BANCO BILBAO VIZCAYA ARGENTARIA SWP	(130,628)	243,439
BANCO ESPIRITO SANTO SWP	(36,397)	29,537
BANCO ESPIRITO SANTO SWP	(9,340)	(2,067)
BANCO POPOLARE 500 DFT 20JUN2014 DB	105,000	9,868
BANCO POPULAR ESPANOL SWP	(23,867)	(3,022)
BANCO SANTANDER SA SWP	9,271	98
BANK OF AMERICA CORP-WRTS 01/16/19	(21,072)	(42,460)
BASF SE SWP	(3,009)	(7,180)
BBVA SM 2012 SEP 14.41 CALL 09/21/2012	3,850	0
BC DFT 500 06/20/2014 BARC	500,000	(36,955)
BCM AU DFT 500 20DEC2012 DB	146,000	165,085
BCM AU DFT 500 20DEC2012 DB 6	66,000	74,628
BCM AU DFT 500 20DEC2012 DB3	146,000	165,085
BCM AU DFT 500 20DEC2012 DB4	122,000	137,948
BCM AU DFT 500 20DEC2012 JPM 7	87,000	98,373
BCM AU DFT 500 20DEC2012 JPM 8	59,858	67,683
BCM AU DFT 500 20DEC2015 DB2	(146,000)	(170,912)
BCM AU DFT 500 20DEC2015 DB5	(88,000)	(103,016)
BCM AU DFT 500 20DEC2015 DB7	(66,000)	(77,262)
BCM AU DFT 500 20DEC2015 JPM	(26,858)	(31,441)
BCM AU DFT 500 20JUN2015 JPM	(300,000)	(349,330)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BCP FINANCE CO SNR DFT 500 20SEP2016ML	74,000	28,801
BG GROUP PLC SWAP	879	1,805
BHARAT HEAVY ELECTRICALS CS USD SWP	405	(366)
BHARAT HEAVY ELECTRICALS JPM USD SWP	16,954	(12,340)
BHP BILLITION LTD AUD SWP UBS	3,248	(8,365)
BHP BILLITON PLC SWP	4,049	(31,781)
BHP BILLITON SWAP DB	6,512	(8,948)
BHP LIMITED AUD SWP CITI	69	(52)
BLACKSTONE GROUP SWP CS	(9,070)	27,243
BN FP 2012 JUN 48 CALL 06/15/2012	72	28,793
BOSTON PROPERTIES INC SWP DB	145	1,879
BOUGHT AUD/SOLD USD	126,501.89	3,983
BOUGHT BRL/SOLD USD	736,027.60	(3,689)
BOUGHT CNY/SOLD USD	5,434,206.02	(70,431)
BOUGHT DKK/SOLD USD	172,994.19	(5,036)
BOUGHT EUR/SOLD USD	12,263,934.44	(188,755)
BOUGHT GBP/SOLD USD	248,697.15	(200)
BOUGHT HKD/SOLD USD	1,106,522.27	2,940
BOUGHT IDR/SOLD USD	233,804.30	(9,148)
BOUGHT INR/SOLD USD	127,354.78	(19,361)
BOUGHT JPY/SOLD USD	6,042,823.17	(7,158)
BOUGHT KRW/SOLD USD	1,888,144.47	(60,440)
BOUGHT MXN/SOLD USD	144,807.58	410
BOUGHT MYR/SOLD USD	167,880.98	(8,016)
BOUGHT NOK/SOLD USD	171,043.43	(5,375)
BOUGHT PHP/SOLD USD	1,116,315.00	(16,352)
BOUGHT SGD/SOLD USD	2,312.37	12
BOUGHT TWD/SOLD USD	308,915.21	(16,476)
BPIM DFT 100 20JUNE2014 DB	108,000	21,749
BPIM DFT 100 20JUNE2014 JPM	108,000	21,749
BPIM DFT 100 20JUNE2014 MS	102,000	20,540
BPIM DFT 100 20JUNE2014 UBS	90,000	18,124
BRASIL BROKERS PARTICIPACOES	22,869	(3,326)
BRE 4.125 26 L+60 DB ASW	125,000	0
BRENT CRUDE FUTR FEB12	(9)	6,210
BRITISH AIRWAYS DFT 500 20SEP2014 BARC	100,000	5,454
BRITISH AIRWAYS DFT 500 20SEP2014 JPM	650,000	35,449
BRITISH AIRWAYS DFT 500 20SEP2014 ML	90,000	4,908
BRITISH AIRWAYS DFT 500 20SEPT2014 CS	350,000	15,948
BRITISH POUND Forward	(13,200,000)	128,300
BUNZL PLC SWAP	22,015	27,552
BURU ENERGY LTD AUD SWP CITI	(11,843)	(303)
BURU ENERGY LTD AUD SWP MS	(6,862)	(151)
BWA DFT 100 06/20/2012 BAC	500,000	(1,652)
BWA DFT 370 06/20/2012 BAC	500,000	(8,115)
BWPC569S9 CDS USD P F 1.00000	(1,200,000)	5,432
BWPC569S9 CDS USD R V 00MEVENT	1,200,000	(8,329)
BWU0397T5 IRS USD P F 3.25000	(1,200,000)	(134,670)
BWU0397T5 IRS USD R V 03MLIBOR	1,200,000	96,000
BWU0618T8 IRS USD P F 3.50000	(800,000)	(107,202)
BWU0618T8 IRS USD R V 03MLIBOR	800,000	96,391
BXP 2.875 37 L+57 DB ASW	100,000	0
BXP 3.625 144A SWP DB 1	524,000	135,784

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BXP CS SWP USD	(1,750)	(7,733)
BXP DFT 172 03/20/2014 CS	500,000	(6,880)
C.N 2012 JAN 5 CALL 01/21/2012	325	163
CAC40 10 EURO FUT JAN12	(33)	(52,885)
CAMELOT INFORMATION SYS-ADS	41,241	(103,563)
CANADIAN DOLLAR Forward	(500,000)	(96)
CAP GEMINI SWP	(3,847)	13,071
CAP GEMINI SWP	(951)	(978)
CAR 2013 JAN 15 CALL 01/19/2013	(81)	(8,505)
CAR 2013 JAN 17.5 CALL 01/19/2013	(94)	(5,640)
CAR DFT 500 12/20/2014 BAC3	500,000	13,657
CAR DFT 500 12/20/2014 DB	500,000	13,657
CARLSBERG AS-B SWP	(531)	(1,000)
CCB HKD SWP UBS DEAL SHS LOCKED UP UNTIL 22FEB12	1,884,000	84,705
CCI.N 2013 JAN 40 CALL 01/19/2013	399	317,205
CCS160078 CYS JPY P V 03MLIBOR	(230,000,000)	(186,145)
CCS160078 CYS USD R V 03MLIBOR	2,804,878	2,220
CCS160102 CYS JPY P V 03MLIBOR	(191,730,000)	(184,291)
CCS160102 CYS USD R V 03MLIBOR	2,310,000	888
CDX NA HY SER 17 500 12/20/2016 JPM	2,450,000	171,636
CEMEX SAB-SPONS ADR SWP CITI	(11,781)	(707)
CENTRAL JAPAN RAILWAY CO	(43)	3,602
CFX 2012 JAN 40 CALL 01/21/2012	(10)	(50)
CFX 2012 JAN 40 PUT 01/21/2012	10	12,350
CHARTER COMMUNICATIONS-CWAR 11/30/14	2,671	48,105
CHARTER INTERNATIONAL PLC SWP	115,729	19,286
CHE 1.875 14A ASW 15MAY14	100,000	0
CHEUNG KONG INFRASTRUCTURE SWP CS	(26,000)	(3,280)
CHEUNG KONG INFRASTRUCTURE SWP DB	(17,000)	(2,278)
CHEUNG KONG INFRASTRUCTURE SWP JPM	(11,000)	(3,055)
CHF / USD FORWARD, 01-03-12	3,611	15
CHINA CONSTRUCTION BANK HKD JPM SWP	(122,000)	437
CHINA CONSTRUCTION BANK HKD SWP CS	(121,000)	(3,995)
CHINA CONSTRUCTION BANK HKD SWP MS	(356,000)	(1,565)
CHINA CONSTRUCTION BANK HKD SWP UBS	(239,000)	826
CHINA CONSTRUCTION BANK HSBC HKD SWP	(416,000)	(10,707)
CHINA CONSTRUCTION BANK-H HKD SWP NOM	(630,000)	(6,211)
CHINA MERCHANTS BANK — H HKD SWP NOM	(43,000)	1,056
CHINA MERCHANTS BANK — H SWAP BARC	(87,000)	(4,876)
CHINA MERCHANTS BANK — H SWP HKD UBS	(71,500)	65
CHINA MERCHANTS BANK HKD SWP DB	(25,500)	(70)
CHINA MERCHANTS BANK HKD SWP ML	(10,500)	761
CHINA MINSHENG BANKING — H-SHRS HKD SWP CITI	(52,500)	270
CHINA MINSHENG BANKING — H-SHRS HKD SWP CS	(376,500)	(28,284)
CHINA MINSHENG BANKING — H-SHRS HKD SWP HSBC	(118,000)	(8,138)
CHINA MINSHENG BANKING — H-SHRS HKD SWP JPM	(123,500)	(3,993)
CHINA MINSHENG BANKING — H-SHRS HKD SWP NOM	(16,500)	(270)
CHINA MINSHENG BANKING — H-SHRS HKD SWP RBS	(33,500)	(919)
CHINA MINSHENG BANKING — H-SHRS HKD SWP UBS	(426,000)	(5,179)
CHINA OVERSEAS LAND & INVEST HKD SWP ML	(90,000)	14,046
CHINA OVERSEAS LAND & INVEST HKD SWP UBS	(8,000)	5
CHINA PETROLEUM & CHEMICAL CORP SWP DB	(66,000)	319
CHINA PETROLEUM & CHEMICAL CORP SWP MS	(8,000)	36

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CHINA SHENHUA ENERGY CO SWP ML	(55,700)	12
CHINA SHENHUA ENERGY CO USD SWP ML	62,600	8,350
CHINA UNICOM HONG KONG LTD HKD SWP CS	(66,000)	(323)
CHINA UNICOM HONG KONG LTD HKD SWP JPM	(50,000)	(1,671)
CHINA UNICOM HONG KONG LTD HKD SWP ML	(10,000)	(498)
CHINA UNICOM HONG KONG LTD HKD SWP NOM	(40,000)	857
CHIYODA CORP JPY SWP NOMURA	(30,000)	(7,819)
CIE FINANCIERE RICHEMONT SWP	(15,726)	(9,994)
CITIC SECURITIES CO LTD-H HKD SWP ML	(26,500)	10,352
CITIGROUP INC 0% PFD SWP DB	23,690	(648,064)
CITIGROUP SWP CS	(8,450)	41,497
CITIGROUP SWP DB	(58,039)	1,307,544
CLARIANT AG 100 DFT 20DEC2014	125,000	6,398
CLARIANT AG 3% 07/07/14 JPM SWAP	430,000	3,587
CLARIANT AG-REG SWP JPM	(30,636)	3,343
CLARIANT DFT 100 20SEP2014 BOA	25,000	1,180
CMED ADR SWP CS	(9,062)	245,000
CMED ML SWP USD	(2,129)	19,566
COAL INDIA LTD JAN12 USD STK FUT SWP ML (X1K)	(22,000)	(254)
COAL INDIA LTD JAN12 USD STK FUT SWP UBS (X1K)	(4,000)	67
COAL OF AFRICA LTD SWP CSFB	73,471	(18,590)
COLFAX CORP GBP MS SWP	(4,885)	(34,761)
COLFAX CORP GBP SWP	(3,724)	(4,588)
COLFAX CORP GBP SWP DB	(5,314)	12,516
COLFAX CORP SWP	(1,967)	(13,398)
COMMERZBANK AG SWAP	(25,953)	(1,387)
COMMERZBANK AG SWAP	(6,221)	112
COMPAGNIE DE SAINT-GOBAIN SWP	(13,457)	(12,720)
COMPAGNIE DE SAINT-GOBAIN SWP	(714)	1,887
CONSUMER STAPLES SPDR SWP MS	(13,137)	(8,447)
CONTINENTAL AG	2,924	2,520
CONTINENTAL AG	16,895	(52,214)
CQB 2012 JAN 7.5 PUT	128	320
CRH PLC SWP	(36,093)	(41,085)
CS PRIME RMBS 2010-1 DFT 07/20/2047 CS	(790,879)	4,830
CSAPMIDC — HK/SG MID CAP BASKET USD SWP CS	(4,284)	74,587
CTX DFT 325 03/20/2014 CS	500,000	(2,636)
CTX DFT 365 03/20/2014 CS	500,000	(6,853)
CX US 2013 JAN 4.81 PUT 01/19/2013	217	30,918
DAEWOO INTL CS USD SWP	(4,950)	73,399
DAEWOO INTL DB USD SWP	(4,000)	49,393
DAEWOO INTL USD SWP BZW	(1,000)	13,991
DAEWOO INTL USD SWP ML	(300)	456
DAEWOO INTL USD SWP USD UBS	(8,070)	35,603
DAIKIN INDUSTRIES NOM JPY SWP	(1,500)	1,338
DAIMLER AG SWP	(6,055)	14,525
DAIWA SECURITIES GROUP CITI JPY SWP	(7,000)	—
DAIWA SECURITIES GROUP INC JPY SWP CS	(28,000)	(660)
DANONE SWP	(3,603)	(7,307)
DAX 2012 MAR 5500 PUT 03/16/2012	(72)	(79,485)
DAX 2012 MAR 5800 PUT 03/16/2012	72	125,284
DDR DFT 12/20/2015 100 CITI	250,000	18,357
DEUTSCHE BANK AG-REGISTERED SWP	(1,770)	(3,498)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
DISH Mar12 25 CALL	(52)	(23,660)
DIXONS RETAIL PLC DFT 500 20DEC2016 CITI	192,000	46,445
DIXONS RETAIL PLC DFT 500 20DEC2016 JPM	72,000	17,417
DIXONS RETAIL PLC DFT 500 20MAR2013 CITI	162,000	15,750
DIXONS RETAIL PLC DFT 500 20MAR2013 JPM	32,000	3,111
DIXONS RETAIL PLC DFT 500 20MAR2013 MS	153,000	14,875
DIXONS RETAIL PLC DFT 500 20SEP2016 CITI	49,000	11,643
DIXONS RETAIL PLC DFT 500 20SEP2016 MS	111,000	26,374
DJ EUROPE ST INSUR INDEX ML EUR SWP	(1,235)	14,726
DJ EUROPE ST INSUR INDEX MS SWP	(1,361)	38,051
DJ EUROPE STOXX TECH (PRICE) INDEX CS	(968)	(1,998)
DJ EUROPE STOXX TECH (PRICE) INDEX ML SWP	(110)	3,568
DJ EUROSTOXX 600 INDEX ML SWAP	(198)	9,038
DJ STOXX 600 AUTO P IX MS SWP EUR	(546)	9,876
DJ STOXX 600 BANK MS SWP EUR	(400)	31,598
DJ STOXX 600 BASIC RESOURCE SWP CSFB	(421)	(2,488)
DJ STOXX 600 BASIC RESOURCES JPM SWP	(630)	(17,785)
DJ STOXX 600 BASIC RESOURCES MS SWP	(4,543)	(76,916)
DJ STOXX 600 CHEM MS EUR SWP	(220)	(3,229)
DJ STOXX 600 IGS DB SWP EUR	(237)	(2,291)
DJ STOXX 600 IGS JPM SWP EUR	(427)	(9,796)
DJ STOXX 600 IGS ML SWP EUR	(126)	(1,761)
DJ STOXX 600 IGS MS SWP EUR	(1,424)	(27,726)
DJ STOXX 600 IGS UBS SWP EUR	(504)	(10,050)
DJ STOXX 600 UTILITIES JPM SWP EUR	(911)	(10,765)
DJS SMALL CAP 22 INDEX ML SWP	(1,632)	(12,029)
DOLLAR GENERAL CORP MS SWAP	(34,544)	5,381
DOMINION PETROLEUM LTD SWP	615,766	13,990
DONGFANG ELECTRIC CORP LTD-HKD SWP ML	(27,200)	5,027
DONGFENG MOTOR GRP CO LTD-HKD SWP CS	(16,000)	(1,307)
DONGFENG MOTOR GRP CO LTD-HKD SWP ML	(134,000)	(24,639)
DOOSAN INFRACORE CO LTD RBS USD SWP	(330)	55
DOOSAN INFRACORE CO LTD USD SWP NOMURA	(840)	298
DPW GY 2012 DEC 14 CALL 12/21/2012	607	25,924
DULUTH EXPLORATION LIMITED WTS	3,393	1,499
DVN 2012 JAN 65 CALL	49	4,263
EADS DFT 100 20MAR2017 BARC	239,000	13,601
EADS DFT 100 20MAR2017 MS	160,000	9,105
EBRO FOODS SA SWP	(7,989)	(18,514)
ELI LILLY & CO SWP	(3,032)	(236)
ELPIDA MEMORY ASW 30SEP13 300 NOM3	160,000,000	21
ELPIDA MEMORY ASW 30SEP13 300 NOM4	10,000,000	1
ELPIDA MEMORY INC NOM JPY SWP	(16,700)	9,627
ENERGY SELECT SECTOR SPDR SWP CS	(34,104)	(30,741)
ENERGY SELECT SECTOR SPDR SWP MS	(11,959)	11,354
ENTERTAINMENT ONE LTD SWP	46,055	1,598
EOP DFT 100 03/20/2017 CITI	4,000,000	106,044
EPISTAR CORP	(351,858)	(85,829)
EQR DFT 100 03/20/2015 JPM	500,000	7,731
ERSTE GROUP BANK AG SWAP	(13,405)	(29,778)
EUO 2012 JAN 21 CALL 01/21/2012	60	1,650
EUR / USD FORWARD, 01-03-12	14,318	27
EUR / USD FORWARD, 01-04-12	2,301	(1)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
EUR CALL / USD PUT K=1.48 29MAY2012 MS	(3,515,476)	(10,307)
EUR FX 3/13/12 FWD (JALC)	(2,660,000)	24,752
EUR FX 3/14/12 FWD (JA)	(440,000)	4,074
EUR FX 3/16/12 FWD (BCLC)	(800,000)	7,399
EUR FX 3/19/12 FWD (BRC)	(2,030,000)	18,916
EUR FX 3/21/12 FWD (BN)	(780,000)	7,198
EUR PUT / USD CALL K=1.1125 29MAY2012 MS	1,757,738	11,709
EUR PUT / USD CALL K=1.225 29MAY2012 MS	(5,273,214)	(108,023)
EUR PUT / USD CALL K=1.30 29MAY2012 MS	3,515,476	138,493
EURASIAN NATURAL RESOURCES SWP	82,059	(15,243)
EURO CHF 3MO LIFF JUN12	(1)	(2,158)
EURO CHF 3MO LIFFE MAR12	(1)	(1,731)
EURO STOXX 50 MAR12	(3)	(2,097)
EURO-BOBL FUTURE MAR12	1	2,394
EUROPEAN MONETARY UNIT Forward	(34,000,000)	338,365
EURO-SCHATZ FUT MAR12	(1)	(408)
EXXI Feb12 33 CALL	(110)	(24,750)
EXXI Jan12 34 CALL	(100)	(7,000)
EXXI Mar12 34 CALL	(112)	(25,760)
F.N 2013 JAN 10 CALL 01/19/2013	(6)	(1,218)
F.N 2013 JAN 17.5 CALL 01/19/2013	(156)	(2,730)
F.N 2013 JAN 17.5 PUT 01/19/2013	156	109,980
F.N 2013 JAN 20 CALL 01/19/2013	(124)	(806)
F.N 2013 JAN 20 PUT 01/19/2013	124	116,870
FAR EASTERN NEW CENTURY CORP ML USD SWP	(17,720)	4,814
FAURECIA SWP	(5,379)	6,981
FORD MOTOR CO-CW13 9.2 01/01/2013	675	1,630
FOXCONN INTERNATIONAL HLDGS HKD SWP CS	(43,000)	1,343
FOXCONN INTERNATIONAL HLDGS HKD SWP JPM	(54,000)	1,465
FST.N 2012 JAN 25 CALL 01/21/2012	111	1,388
FTSE 100 IDX FUT MAR12	(3)	(6,026)
FTSE 350 SUPPORT SERV IX ML SWAP	(30)	(15,910)
FWLT 2012 JAN 45 CALL 01/21/2012	222	1,776
GBP FX 3/13/12 FWD (JALC)	(330,000)	4,409
GBP FX 3/14/12 FWD (JA)	(130,000)	1,737
GBP FX 3/15/12 FWD (LC)	(2,710,000)	36,196
GBP FX 3/19/12 FWD (BRC)	(540,000)	7,210
GBP/EUR 14JUN12 OTF MS	(34,759)	(4,195)
GBP/EUR 14MAR12 OTF MS	(42,729)	(5,278)
GBP/EUR 17DEC12 OTF MS	(32,163)	(3,839)
GBP/EUR 17SEP12 OTF MS	(35,055)	(4,247)
GCCFC 2005-GG5 G DFT 110 04/10/2037 MS	1,000,000	825,000
GECC 06/20/2014 MS DFT 100	200,000	5,224
GENEL ENERGY PLC SWP	47,040	(86,915)
GENERAL MOTORS CW 07/10/19 SWP DB	71	2
GENERAL MOTORS SWP DB	(3,641)	(655)
GENERAL MOTORS-CW 07/10/16	13,034	152,563
GENERAL MOTORS-CW 07/10/19	2,423	19,021
GENERL MOTORS CW 07/10/16 SWP DB	3,654	658
GENTING SINGAPORE PLC NOM SGD SWP	(54,000)	9,158
GENTING SINGAPORE PLC SGD SWP CS	(9,000)	550
GENTING SINGAPORE PLC SGD SWP DB	(44,000)	2,655
GERMAN EURO BOBL FUTURES	4,200,000	117,735

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
GERMAN EURO BUND FUTURES	5,600,000	281,961
GLENCORE 5 12/31/2014 CS SWP	400,000	(21,182)
GLENCORE 5 12/31/2014 UBS	100,000	(6,264)
GLENCORE DFT 100 20DEC2014 CS	300,000	25,813
GLENCORE DFT 100 20DEC2014 ML	200,000	17,209
GLENCORE INTERNATIONAL PLC SWP USD	(167,084)	77,749
GLENCORE INTERNATIONAL SWP	361,802	(44,004)
GM 6.25% SER C PFD STUB SWP DB	39,428	10,843
GM.N 2013 JAN 13 CALL 01/19/2013	(80)	(64,600)
GOLDEN AGRI-RESOURCES-CW12	1,213,600	154,942
GREE INC BARC JPY SWP	(400)	(78)
GREE INC DB JPY SWP	(2,700)	(4,846)
HAL 2012 JAN 32 CALL 01/21/2012	261	79,605
HAL Apr12 33 PUT	(234)	(69,030)
HAL Jan12 34 PUT	(657)	(76,869)
HAL Jan12 36 PUT	(283)	(64,241)
HANG SENG IDX FUT JAN12	(1)	824
HANWHA SOLARONE CO LTD SWP MS	(5,028)	87
HEALTH CARE SELECT SECTOR SPDR SWP CS	(23,708)	(20,390)
HEIDELBERGCEMENT AG SWP	5,332	2,556
HEIDELBERGCEMENT AG SWP	15,635	(10,228)
HENGAN INTL GROUP CO LTD HKD SWP UBS	3,000	1,748
HERO MOTOCORP LTD JAN12 USD STK FUT SWP NOM (X125)	(2,250)	(922)
HINDUSTAN UNILEVER JAN12 USD STK FUT SWP ML (X1K)	(12,000)	856
HKD / USD FORWARD, 01-03-12	386,706	31
HKD / USD FORWARD, 01-04-12	202,458	(5)
HOLCIM LTD — REG SWP	(1,537)	(1,632)
HOME INNS & HOTELS MANAG-ADR	2,003	(1,271)
HOME RETAIL GROUP	(272,990)	(14,595)
HONAM PETROCHEMICAL USD SWAP CS	(170)	623
HONG KONG DOLLAR Forward	(265,000,000)	(59,230)
HONG KONG DOLLAR Forward	145,000,000	26,870
HOST HOTELS & RESORTS INC CS SWP USD	(17,040)	(17,714)
HPT 3.8 27 L+60 DB ASW	250,000	0
HSCEI 11500 CALL 30JAN12 ML	4,200	5,854
HSCEI 12200 CALL 30JAN12 ML	(4,200)	(1,340)
H-SHARES IDX FUT JAN12	(23)	19,610
HSI 20000 CALL 30JAN12 CITI	900	6,140
HSI 21600 CALL 30JAN12 CITI	(900)	(495)
HST 2012 JAN 12.5 CALL	(39)	(9,263)
HST 2012 JAN 12.5 PUT 01/21/2012	39	195
HST 2013 JAN 12.5 PUT 01/19/2013	(39)	(6,045)
HST DFT 500 12/20/2015 UBS	1,000,000	(79,059)
HTZ DFT 500 06/20/2014 CS	250,000	(6,763)
HUMAN GENOME SCIENCES SWP CITI	(4,582)	(1,466)
HYNIX CALLABLE DFT 20JUN13 355 SCB	100,000	565
HYNIX DFT 20JUN13 500 BOA	200,000	(2,965)
HYNIX DFT 20JUN13 500 BOA2	100,000	(1,482)
HYNIX DFT 20JUN13 500 BOA3	100,000	(1,482)
HYNIX DFT 20JUN13 500 CS	400,000	(5,930)
HYNIX DFT 20JUN13 500 JPM2	100,000	(1,482)
HYNIX DFT 20JUN13 500 NOM	200,000	(2,965)
HYNIX DFT 500 20JUN13 CS	100,000	(1,482)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
HYNIX DFT 500 20JUN13 CS2	400,000	(5,930)
HYNIX SEMI DFT 100 20JUN13 CS	100,000	4,165
HYNIX SEMI DFT 20JUN13 380 BOA	100,000	212
HYNIX SEMI DFT 500 20JUN13 NOM	1,000,000	(14,824)
HYNIX SEMICONDUCTOR USD SWP CS	(35,040)	281,441
HYNIX SEMICONDUCTOR USD SWP ML	(12,120)	30,386
IAG SWP DB	(4,641)	1,407
ILUKA RESOURCES LTD SWP MS	(3,115)	(2,131)
ING GROEP NV SWP	152,307	(30,884)
INTERNATIONAL CONSOLIDATED AIR GRP SWP MS	(468,625)	735,745
INTERNATIONAL CONSOLIDATED AIRLINES SWP BARC	(88,540)	5,024
INTERNATIONAL POWER PLC L USD SWP ML	(742,836)	(32,535)
INTERNATIONAL POWER PLC SWP USD MS	(1,482)	(28)
INTERNATIONAL POWER SWP BARC USD	(6,112)	28
INVENSYS PLC SWP	153,915	24,349
IR 2012 JAN 17.5 PUT	(45)	(113)
IR 2012 MAR 18 PUT 03/17/2012	(88)	(1,100)
IR DFT 100 06/20/2012 DB2	500,000	(2,156)
IRELAND DFT 100 20MAR2017 ML	320,000	75,922
IRELAND DFT 100 20MAR2017 MS	593,000	140,692
ISHARES A50 CHINA TRACKER SWP MS	(82,200)	15,792
ISHARES A50 CHINA TRACKER SWP UBS	(165,600)	27,779
ISHARES DOW JONES U.S. REAL ESTATE INDEX CS	(1,145)	(435)
ISHARES FTSE A50 CHINA TRACKER SWP CITI	(50,100)	(903)
ISHARES FTSE/XINHUA CHINA SWP CS	(20,242)	(14,859)
IVN 2012 JAN 17.5 PUT 01/21/2012	124	16,740
JAPANESE YEN Forward	(600,000,000)	(91,256)
JB HI-FI LTD	(4,814)	10,895
JIANGXI COPPER COMPANY LTD — H HKD SWP CS	(35,000)	6,081
JIANGXI COPPER COMPANY LTD SWP MS	(30,000)	(1,289)
JOHNSON & JOHNSON CHF SWP BARC	(807)	180
JOHNSON & JOHNSON CHF SWP MS	(2,459)	(2,959)
JYSKE BANK-REG SWP	220	(582)
KBC GROEP NV SWP	549	383
KBC GROEP NV SWP	25,796	(7,008)
KCC DFT 20JUN12 130 ML	600,000	0
KEPPEL CORP BARCLAYS SGD SWP	(18,000)	(354)
KEPPEL CORP CITI SGD SWP	(45,000)	4,513
KEPPEL CORP JPM SGD SWP	(35,000)	(4,732)
KEPPEL CORP NOM SGD SWP	(43,000)	(38,271)
KEPPEL LAND L+190 ASW 29NOV15 MS	300,000	0
KHAZANAH / PARKSON ASW 12MAR13	100,000	0
KINTETSU CORP	(104,285)	(46,196)
KOMATSU DFT 105 20DEC13 UBS	10,000,000	(1,829)
KOMATSU DFT 140 20DEC13 CS	10,940,000	(2,987)
KOMATSU LTD CITI JPY SWP	(4,100)	—
KOMATSU LTD JPY SWP CS	(3,500)	883
KONE OYJ B SWP	(2,567)	4,283
KONICA CORP JPY SWP ML	(18,500)	1,153
KONICA MINOLTA CS JPY SWP	(3,500)	422
KONICA MINOLTA JPM JPY SWP	(9,500)	337
KONINKLIJKE PHILIPS ELECTRONICS SWP	(5,996)	(3,298)
KOREAN WON Forward	(458,960,000)	(980)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
KOREAN WON Forward	(339,735,000)	700
KOSMOS ENERGY LTD SWP MS	(6,440)	3,008
KOSPI2 255 CALL 12JAN12 NOM	7,900,000	3,523
KOSPI2 262.5 CALL 12JAN12 NOM	(7,900,000)	(1,059)
KOTAK MAHINDRA BK JAN12 USD STK FUT SWP CS (X500)	(5,000)	1,635
KOTAK MAHINDRA BK JAN12 USD STK FUT SWP ML (X500)	(7,000)	3,988
LARSEN & TOUBRO JAN12 USD STK FUT SWP JPM (X250)	(3,500)	2,834
LAS VEGAS SANDS CORP SWP MS	13,758	(53,519)
LEAP US 2012 JAN 9 CALL 01/21/2012	91	9,874
LEN DFT 500 12/20/2016 BOA	500,000	(24,645)
LENZING AG SWP	1,292	(9,213)
LG DISPLAY CO NOM USD SWP	(2,070)	3,432
LG ELECTRONICS INC NOM USD SWP	(1,170)	(501)
LG ELECTRONICS INC UBS USD SWP	(130)	(16)
LG ELECTRONICS INC USD SWP ML	(1,300)	2,911
LG ELECTRONICS INC USD SWP MS	(30)	24
LIBERTY DFT 500 09/20/2016 RBS	500,000	(39,445)
LIC HOUSING FINANC JAN12 USD STK FUT SWP CS (X1K)	(5,000)	(136)
LIC HOUSING FINANC JAN12 USD STK FUT SWP ML (X1K)	(6,000)	(44)
LIC HOUSING FINANC JAN12 USD STK FUT SWP UBS (X1K)	(4,000)	23
LIFE 2012 JAN 50 CALL 01/21/2012	16	40
LLOYDS DFT 20MAR2017 500 MS	668,000	56,641
LLOYDS DFT 300 20MAR2017 MS	162,000	2,780
LOJAS AMERICANAS 13.15 SWAP	34	(5,317)
LOJAS AMERICANAS SA-PREF	153,166	43,387
LONGFOR PROPERTIES HKD SWP ML	(55,500)	5,200
LONGTOP FINANCIAL TECHNO — ADR	29,100	(706,785)
LOTTE SHOPPING CO SWP USD RBS	(340)	(11,887)
LOTTE SHOPPING CO USD SWA JPM	(660)	(23,171)
LOTTE SHOPPING CO USD SWP ML	(491)	1,836
LOTTE SHOPPING DFT 20SEP14 100 NOM	1,200,000	20,546
LVS 2012 JAN 50 CALL 01/21/2012	71	533
MAGNIT OJSC SWP USD MS	7,600	(28,220)
MAGNIT OJSC USD SWP EXP	(190)	42
MAGNIT OJSC-SPON GDR REGS SWP	(38,000)	(59,104)
MARINE HARVEST SWAP	134,382	(180)
MARINE HARVEST SWAP	241,514	2,078
MARKIT ITRX EUR SUB FIN S16 500 12/20/2016 MS	786,000	2,120
MARKIT ITRX EUR SUB FIN S16 500 20DEC2016 CIT	419,000	1,130
MARKIT ITRX EUR SUB FIN S16 500 20DEC2016 DB	786,000	2,120
MARKIT ITRX EUR SUB FIN SER16 500 12/20/2016	419,000	1,130
MARKIT ITRX EUR SUB FIN SER16 500 12/20/2016 ML	524,000	1,413
MAS DFT 540 03/20/2014 DB	500,000	(30,408)
MATERIALS SELECT SECTOR SPDR SWP CS	(29,739)	(34,732)
MAZDA MOTOR CORP CS JPY SWP	(27,000)	2,765
MAZDA MOTOR CORP JPY DB SWP	(24,000)	3,564
MAZDA MOTOR CORP UBS JPY SWP	(39,000)	38,900
MDAX PERF INDEX UBS SWP	(14)	(3,479)
MEDIATEK INC 2454.TT	(88,422)	56,933
MEDIATEK INC ML USD SWP	(18,000)	24,525
MERCK KGAA SWAP	(176)	(1,298)
MET Jan12 30 PUT	(316)	(19,592)
MET Jan12 31 PUT	(164)	(16,236)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
MICHELIN (CGDE)-B SWAP	(3,480)	(4,856)
MITSUBISHI HEAVY INDUS BARC JPY SWP	(82,000)	(13,204)
MITSUBISHI HEAVY INDUS CS JPY SWP	(109,000)	(1,868)
MITSUBISHI HEAVY INDUS DB JPY SWP	(9,000)	(513)
MITSUBISHI HEAVY INDUS ML JPY SWP	(21,000)	(2,241)
ML CUSTOM BASKET (F3RETG W/O NXT LN) SWAP	(210)	(12,066)
MLEIOZOG SWP ML	(6)	10,051
MMR Jan12 12.50 CALL	(294)	(74,529)
MMR Jan12 14 CALL	(403)	(64,480)
MSCI SING IX ETS JAN12	(11)	7,054
MSCI TAIWAN INDEX JAN12	(15)	600
MTU AERO ENGINES HOLDING AG SWP	(2,462)	(8,351)
MURATA MANUFACTURING CO SWP ML	(2,200)	5,556
MYL 2012 JAN 7.5 PUT 01/21/2012	122	915
MYL 2013 JAN 10 PUT 01/19/2013	51	1,887
NAGOYA ASW 40 30MAR12 BAR	30,000,000	545
NASDAQ 100 E-MINI MAR12	(28)	9,100
NCSOFT CORPORATION USD SWP ML	(484)	(5,232)
NEDBANK GROUP LTD UBS SWP	(3,052)	(3,150)
NEWS CORP SWP RBS	(15,948)	(23,763)
NEWS CORP-B SWP CITI	33,218	(1,661)
NEWS CORP-CL A SWP CITI	(33,218)	(2,990)
NEXT DFT 100 20MAR2017 DB	562,000	30,016
NEXT PLC SWP	11,204	8,260
NIDEC CORP ASW 40 20SEP13 NOM	130,000,000	41,021
NIDEC CORP CS JPY SWP	(400)	(446)
NIDEC CORP JPY SWP NOMURA	(2,800)	(16,362)
NIDEC CORP NOM JPY SWP	(900)	(3,995)
NIELSEN HOLDINGS SWP CSFB	(56,229)	6,498
NIFTY 5000 CALL 25JAN12 CS	2,900	876
NIFTY 5000 CALL 25JAN12 ML	2,950	884
NIKKEI 225 (SGX) MAR12	(4)	(1,104)
NIPPON PAPER GROUP INC	(10,619)	25,552
NLY 6% PFD DB SWP	4,511	74,171
NLY P7.5 2012 JAN 7.5 PUT	378	189
NOBL DFT 20SEP14 100 BOA	600,000	65,255
NOBLE GROUP ASW 170 SCB 13JUN14	200,000	—
NOKIA OYJ SWP	8,789	(5,510)
NOMURA CHINA BANKS H-SHR INDX HKD SWP NOM	(1,015)	(7,381)
NORDEA BANK AB SWP	(34,241)	(4,740)
NORMA GROUP SWP	9,639	(48,299)
NORWEGIAN KRONA Forward	(1,500,000)	(477)
NTT CORP DB JPY SWP	(2,400)	(159)
NTT CORP JPY SWP NOM	(800)	870
NTT CORP JPY SWP UBS	(1,600)	(2,001)
NYRSTAR 7 07/10/2014 SWP ML	200,000	(8,470)
NYRSTAR SWP ML	(28,617)	7,037
NYX Jan12 22.50 PUT	(103)	(515)
NYX Jan12 24 PUT	(115)	(1,725)
NYX Jan12 25 PUT	(161)	(5,313)
OCI CO LTD SWP USD RBS	(44)	406
OCI CO LTD USD SWP BZW	(170)	(2,103)
OCI CO LTD USD SWP CS	(363)	(5,010)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
OCI CO LTD USD SWP HSBC	(130)	1,768
OCI CO LTD USD SWP ML	(657)	3,274
OCI CO LTD USD SWP NOMURA	(203)	(2,904)
OCI CO LTD USD SWP UBS	(115)	(1,416)
OCR DFT 100 12/20/2015 DB	500,000	29,697
OCR DFT 500 12/20/2015 BARC	500,000	(44,546)
ODAKYU ELECTRIC RAILWAY CO	(35,981)	(34,280)
OLD MUTUAL PLC SWP	141,478	62,354
OLD MUTUAL PLC UBS ZAR SWAP	58,921	23,322
OLYMPUS CORP BARC JPY SWP	(26,700)	56,817
OLYMPUS CORP CITI JPY SWP	(1,200)	—
OLYMPUS CORP CS JPY SWP	(7,600)	41,979
OLYMPUS CORP DB JPY SWP	(2,400)	14,019
OLYMPUS CORP HSBC JPY SWP	(2,500)	10,290
OLYMPUS CORP JPM JPY SWP	(6,900)	29,567
OLYMPUS CORP ML JPY SWP	(7,700)	(3,581)
OLYMPUS CORP NOM JPY SWP	(18,000)	6,530
OMXS30 IND FUTURE JAN12	19	9,584
ORIX ASW L+150 31MAR14 DB2	20,000,000	29,918
ORIX ASW L+155 31MAR14 DB	100,000,000	151,019
OZ PAY 2.75% REC 3M NZD NFIX3FRA 13DEC13 HSBC	3,000,000	(1,162)
OZ PAY 2.76% REC 3M NZD NFIX3FRA 14DEC13 HSBC	3,000,000	(1,707)
OZ PAY 3.28% REC 3M NZD NFIX3FRA 09SEP13 DB	1,500,000	(10,966)
OZ PAY 4.855% REC 6M AUD BBSW ACT/365 03JAN24 MS	1,200,000	3,666
OZ PAY 4.93% REC 6M BBSW 23DEC23 MS	1,100,000	(3,102)
OZ REC 4.15% PAY 3M NZD NFIX3FRA 13DEC21 HSBC	700,000	6,356
OZ REC 4.16% PAY 3M NZD NFIX3FRA 14DEC21 HSBC	700,000	6,827
OZ REC 4.69% PAY 6M AUD BBSW ACT/365 03JAN19 MS	2,100,000	1,665
OZ REC 4.7% PAY 6M BBSW 23DEC18 MS	2,000,000	2,964
OZ REC 4.87% PAYS 6M AUD BBSW ACT/365 16DEC18 UBS	3,000,000	8,657
PAY 0.415% REC 6M LIBOR 26NOV14 UBS	658,000,000	1,381
PAY 0.43% REC 6M LIBOR 27NOV14 UBS	661,000,000	118
PAY 0.449% REC 6M LIBOR 29MAY15 CS	220,000,000	(1,383)
PAY 0.476% REC 6M LIBOR 25NOV16 CS	131,500,000	705
PAY 0.535% REC 6M LIBOR 05DEC16 UBS	128,000,000	(4,119)
PAY 0.545% REC 6M LIBOR 01DEC16 JPM	131,000,000	(4,988)
PAY 3.4325% REC 3M NZD NFIX3FRA 02JUN13 DB	1,000,000	(7,966)
PAY 3.72% REC 3M NFIX3FRA 16SEP15 DB	3,800,000	(74,779)
PAY 4.58% REC 3M NFIX3FRA 16SEP21 DB	1,800,000	(64,357)
PAY DAILY AVG FED FUNDS + 23 BPS 01/14/2013 MS	7,000,000	8,488
PAY DAILY AVG FED FUNDS +24.125 BPS 01/12/2013 MS	7,000,000	7,605
PAY DAILY AVG FED FUNDS +24.36 BPS 01/13/2013 MS	12,000,000	12,796
PAY DAILY AVG FED FUNDS +24.625 BPS 01/12/2013 JPM	3,000,000	3,103
PCS US 2012 JAN 7.5 CALL 01/21/2012	60	8,100
PCS US 2012 JAN 9 CALL 01/21/2012	242	10,890
PHH DFT 500 09/20/2014 CS	500,000	73,226
PHH DFT 500 09/20/2014 JPM	1,000,000	146,453
PKD DFT 500 09/20/2012 JPM	500,000	(12,046)
PLATINUM FUTURE APR12 FUT SWP MS	(1)	1,655
PLD 2.25 37 L+43 ASW	250,000	0
PLD DFT 275 06/20/2013 ML	500,000	(11,584)
PORTUGAL DFT 100 20DEC2016 CS	1,319,000	424,058
PORTUGAL DFT 100 20DEC2016 JPM	377,000	121,205

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
PORTUGAL DFT 100 20DEC2016 MS	943,000	303,174
PORTUGAL DFT 100 20JUN2015 JPM	67,000	19,076
PORTUGAL DFT 100 20JUN2015 MS	127,000	36,160
PORTUGAL DFT 100 20JUN2016 MS	372,000	115,433
PORTUGAL DFT 100 20MAR2017 MS	162,000	52,826
PORTUGAL DFT 100 20SEP2015 MS	50,000	18,722
PORTUGAL DFT 100 20SEP2016 MS	50,000	20,251
PORTUGAL DFT 100 20SEPT2016 CITI	320,000	101,248
PORTUGAL DFT 100 20SEPT2016 MS	991,000	313,552
PP FP 2012 JUN 130 CALL 06/15/2012	15	3,611
PPR DFT 100 20MAR2017 DB	562,000	31,655
PRADA S.P.A. HKD SWAP HSBC	(28,600)	(6,851)
PRADA S.P.A. HKD SWAP MS	(38,000)	12,824
PRADA S.P.A. HKD SWAP UBS	(16,900)	625
PROLOGIS INC 2.625 05/15/2038 SWP DB	28,000	18,527
PUBLICIS GROUPE DFT 100 20SEP2014 BOA	75,000	206
PUBLICIS GROUPE SWP	(805)	(2,073)
PUBLICIS GROUPE SWP MS	(3,093)	(3,367)
PVH Mar12 60 PUT	(73)	(9,855)
PVH Mar12 62.50 PUT	(185)	(34,225)
PXD 2013 JAN 70 CALL 01/19/2013	(137)	(368,530)
PXD 2013 JAN 70 PUT 01/19/2013	(59)	(42,185)
PXD DFT 100 03/20/2013 BARC	500,000	(2,506)
PXD DFT 100 03/20/2013 RBS	500,000	(2,506)
QBD DFT 20JUN13 500 CS	100,000	(2,857)
QBE DFT 100 20JUN13 DB	600,000	17,140
QBE DFT 100 20JUN13 JPM2	1,000,000	28,566
QCOM Jan12 45 PUT	(134)	(1,072)
QCOM Jan12 47.5 PUT	(87)	(1,131)
RAIA DROGASIL SA	17,639	1,341
REC 0.40375% PAY 6M LIBOR 26NOV13 UBS	658,000,000	1,863
REC 0.41% PAY 6M LIBOR 27NOV13 UBS	661,000,000	2,402
REC 0.422% PAY 6M LIBOR 29MAY13 CS	661,000,000	2,536
REC 3.1025% PAY DAILY RBACOR ACT/365 07JUN12 MS	82,000,000	(58,239)
REC 4.29% PAY 3M NFIX3FRA 17SEP18 DB	4,700,000	150,320
REC 4.62% PAY 3M NZD NFIX3FRA 08SEP21 DB	400,000	16,128
REC 4.93% PAY 6M AUD BBSW ACT/365 17NOV17 UBS	1,700,000	7,943
REC 4.9475% PAY 6M BBSW A/365 24NOV18 UBS	1,300,000	7,469
REC 5.1575% PAY 3M NZD NFIX3FRA 02JUN21 DB	300,000	22,313
REED ELSEVIER NV SWP	10,596	7,795
REED ELSEVIER PLC EUR SWP	(33,579)	(23,720)
RESTOQUE COMERCIO E CONFEC	3,298	14,576
RIG DFT 100 12/20/2012 BARC	3,000,000	30,743
RIG DFT 12/20/2012 JPM	1,500,000	20,447
RIGHTMOVE PLC	7,170	(1,786)
RIMM 2012 MAR 22.5 CALL 03/17/2012	223	5,910
RIO TINTO LIMITED SWP AUD CS	(459)	10,440
RIO TINTO LIMITED SWP DB	(4,375)	14,841
RIO TINTO LIMITED SWP ML	(2,644)	24,392
RIO TINTO LIMITED SWP MS	(3,082)	29,642
RIO TINTO LTD AUD UBS SWP	(1,732)	9,863
RIO TINTO LTD GBP SWP	(1,990)	41,114
RIO TINTO PLC SWP	2,509	(50,424)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
RTO DFT 100 20MAR2017 BARC	162,000	10,715
RTO DFT 100 20MAR2017 MS	369,000	24,407
RUSSELL 2000 PRODUCER DURABLES INDEX SWP CS	(448)	(7,097)
RUSSIA EX OIL (UBSORUSX) UBS SWP	(144)	(10,202)
S&P MID 400 EMINI MAR12	(13)	(11,895)
S&P500 EMINI FUT MAR12	(541)	(685,646)
SAIPEM SPA SWP	(12,433)	(58,312)
SAMSUNG ELECTRO-MECHANICS USD SWP ML	(658)	1,846
SAMSUNG ELECTRONICS USD SWP CS	(16)	(2,280)
SAMSUNG ELECTRONICS USD SWP HSBC	(66)	(9,433)
SANOFI SWP	2,259	30,037
SANOFI-AVENTIS-CVR-W/I	131,081	154,020
SCHNEIDER ELECTRIC SA SWP	10,852	21,910
SEADRILL LTD SWP	(1,494)	(9)
SEB AB SWP	5,801	(620)
SEB AB SWP	38,538	17,369
SEM GROUP LITIGATION TRUST	1	—
SEMBCORP MARINE LTD SWP HSBC	(43,000)	(18,045)
SEMBCORP MARINE LTD SWP MS	(2,000)	(1,030)
SFI DFT 500 03/20/2013 DB	500,000	43,721
SGX S&P CNX NIFTY JAN12	(39)	9,023
SHANGHAI FRIENDSHIP GROUP-A HKD SWP DB	33,300	(26,562)
SHLD.N 2012 JAN 50 CALL 01/21/2012	11	28
SIEMENS AG-REG—SWP	(7,123)	(11,606)
SINGAPORE DOLLAR Forward	(4,500,000)	(16,935)
SKS / USD FORWARD, 01-03-12	(211,983)	(99)
SKS / USD FORWARD, 01-04-12	(62,640)	16
SLE 2012 JAN 15 PUT 01/21/2012	(113)	(283)
SLE 2012 JAN 17.5 CALL 01/21/2012	113	16,385
SLE 2012 JAN 19 CALL 01/21/2012	1,189	35,670
SMITH & NEPHEW PLC SWP	2,858	(3,551)
SNDK 2012 JAN 15 PUT	82	41
SOLD AUD/BOUGHT USD	9,641,270.45	(353,055)
SOLD BRL/BOUGHT USD	787,729.76	31,773
SOLD CAD/BOUGHT USD	1,297,676.90	(7,423)
SOLD CNY/BOUGHT USD	5,240,000.00	(64,641)
SOLD EUR/BOUGHT USD	51,127,487.99	1,481,515
SOLD GBP/BOUGHT USD	8,787,022.04	84,968
SOLD HKD/BOUGHT USD	61,098.85	6
SOLD IDR/BOUGHT USD	222,565.36	3,457
SOLD INR/BOUGHT USD	120,000.00	13,973
SOLD JPY/BOUGHT USD	9,380,224.94	(27,732)
SOLD KRW/BOUGHT USD	1,873,448.25	45,602
SOLD MXN/BOUGHT USD	2,039,079.18	68,228
SOLD MYR/BOUGHT USD	162,000.00	5,802
SOLD NZD/BOUGHT USD	3,468,695.39	(153,722)
SOLD PHP/BOUGHT USD	1,130,232.59	27,458
SOLD TWD/BOUGHT USD	315,000.00	16,896
SONY CORP CS JPY SWP	(5,400)	954
SONY CORP ML JPY SWP	(1,000)	(167)
SOUTHERN CROSS MEDIA GROUP AUD SWP JPM2	201,035	(151,332)
SOUTHERN CROSS MEDIA GROUP SWP DB	175,611	(31,096)
SOUTHERN CROSS MEDIA GROUP SWP JPM	842,894	(579,532)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SOUTHERN CROSS MEDIA GROUP SWP UBS	31,745	(16,641)
SPDR S&P OIL & GAS EXPLORATION & PRODUCTION CS	(6,259)	(23,230)
SPDR S&P REGIONAL BANKING SWP CS	(8,450)	(19,987)
SPDR S&P RETAIL ETF SWP CS	(20,505)	(50,521)
SPI 200 FUTURES MAR12	(10)	41,947
SPWR.N 2012 JAN 20 CALL 01/21/2012	56	224
SPWR.N 2012 JAN 20 PUT 01/21/2012	(56)	(77,140)
SPWR.N 2012 JAN 25 CALL 01/21/2012	80	200
SPWR.N 2012 JAN 25 PUT 01/21/2012	(80)	(150,400)
SPWR.N 2013 JAN 5 PUT 01/19/2013	46	5,405
SPX APR12 1000 PUT	(70)	(89,460)
SPX Apr12 1325 CALL	(43)	(120,400)
SPX Apr12 1350 CALL	(114)	(224,010)
SPX Dec12 1550 CALL	(299)	(310,960)
SPX Dec12 1600 CALL	(137)	(75,350)
SPX Dec12 650 PUT	(172)	(163,400)
SPX DEC12 700 PUT	(70)	(87,500)
SPX Dec12 750 PUT	(173)	(280,260)
SPX Dec12 775 PUT	(139)	(251,590)
SPX Jun12 1375 CALL	(43)	(104,060)
SPX Jun12 1400 CALL	(32)	(53,120)
SPX Jun12 1425 CALL	(69)	(81,420)
SPX Jun12 1475 CALL	(122)	(64,660)
SPX Jun12 800 PUT	(52)	(34,320)
SPX Jun12 825 PUT	(35)	(27,825)
SPX Jun12 850 PUT	(35)	(31,500)
SPX JUN12 900 PUT	(69)	(89,010)
SPX Mar12 1050 PUT	(69)	(71,070)
SPX Mar12 1400 CALL	(72)	(22,320)
SPX Mar12 1425 CALL	(173)	(32,005)
SPX Mar12 925 PUT	(103)	(33,990)
SPX Sep12 1475 CALL	(35)	(47,250)
SPX Sep12 1525 CALL	(260)	(189,800)
SPX Sep12 750 PUT	(121)	(133,100)
SPX Sep12 775 PUT	(35)	(42,000)
SPX Sep12 800 PUT	(35)	(48,300)
SPX Sep12 850 PUT	(69)	(128,340)
STAN LN 1650 CALL 12/20/2013 BCLEAR	6	14,205
STANDARD CHARTERED—CS SWP	(2,626)	21
STANDARD CHARTERED HK SWP CSFB	(28,689)	142,173
STANDARD CHARTERED PLC USD SWAP CS	288,538	(326,775)
STANDARD LIFE PLC SWP	(8,655)	(2,069)
STATE BANK INDIA JAN12 USD STK FUT SWP JPM (X125)	(625)	437
STATE BANK INDIA JAN12 USD STK FUT SWP NOM (X125)	(2,625)	(607)
STATE BANK INDIA JAN12 USD STK FUT SWP UBS (X125)	(875)	629
STM DFT 100 20MAR2014 BARC	200,000	(263)
STM DFT 100 20MAR2014 BOA	600,000	(789)
STM DFT 100 20MAR2014 MS	600,000	(789)
STOXX 600 AUTOMOBILES & PARTS (PRICE) INDX SWP UBS	(828)	(2,882)
STOXX 600 INDUSTRIAL GOODS AND SERVICES SWP CITI	(230)	(1,456)
STOXX 600 OPTIMISED FOOD & BEV SWP ML	(126)	(26,851)
STOXX 600 TECHNOLOGY IDX SWP MS	(384)	2,939
STOXX EUROPE 600 OPTIMISED CON STPL SWP ML	(135)	(22,829)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
STOXX INSURANCE 600 SWP CITI	(390)	(66)
STOXX SMALL PRICE INDEX SWP DB	(32)	102
STXE 600 BNK EURO PR UBS SWP	(1,505)	46,016
SUBSEA 7 SWP	4,426	3,323
SUN 2013 JAN 50 CALL 01/19/2013	(3)	(533)
SUN 2013 JAN 50 PUT 01/19/2013	3	3,405
SUN ART RETAIL GROUP LTD HKD SWP ML	(138,500)	(12,166)
SUNPOWER CORP SWP CS	(20,798)	505,276
SUZUKI #4 ASW L+25NOM 29MARCH13	80,000,000	2,078
SVENSKA HANDELSBANKEN-A SWP	(9,950)	(13,588)
SWISS FRANC Forward	(4,200,000)	(2,993)
SWISS REINSURANCE CO LTD-REG SWP	(1,033)	(799)
SWK DFT 170 12/20/2013 BARC	500,000	(11,900)
SWPC005H5 CDS USD P V 03MEVENT	(300,000)	—
SWPC005H5 CDS USD R F 1.00000	300,000	610
SWPC010L9 CDS USD P V 03MEVENT	(100,000)	—
SWPC010L9 CDS USD R F 1.00000	100,000	(1,003)
SWPC012F0 CDS USD P V 03MEVENT	(500,000)	—
SWPC012F0 CDS USD R F 1.00000	500,000	(879)
SWPC049H3 CDS USD P V 03MEVENT	(600,000)	—
SWPC049H3 CDS USD R F 1.00000	600,000	2,346
SWPC108F5 CDS USD P F 5.00000	(400,000)	—
SWPC108F5 CDS USD R V 03MEVENT	400,000	13,344
SWPC141L1 CDS USD P V 03MEVENT	(600,000)	—
SWPC141L1 CDS USD R F 1.00000	600,000	(10,424)
SWPC14FW2 CDS USD P V 03MEVENT	(500,000)	—
SWPC14FW2 CDS USD R F 2.93000	500,000	6,987
SWPC193C8 CDS USD P F 1.74250	(100,000)	—
SWPC193C8 CDS USD R V 03MEVENT	100,000	(1,219)
SWPC198C3 CDS USD P F 1.78000	(100,000)	—
SWPC198C3 CDS USD R V 03MEVENT	100,000	(1,275)
SWPC207H1 CDS USD P V 03MEVENT	(200,000)	—
SWPC207H1 CDS USD R F 1.00000	200,000	(247)
SWPC225C0 CDS USD P F 1.82000	(54,000)	—
SWPC225C0 CDS USD R V 03MEVENT	54,000	(720)
SWPC26AZ4 CDS USD P V 03MEVENT	(200,000)	—
SWPC26AZ4 CDS USD R F 2.15000	200,000	(5,685)
SWPC26BE0 CDS USD P V 03MEVENT	(200,000)	—
SWPC26BE0 CDS USD R F 2.15000	200,000	(5,921)
SWPC26BG5 CDS USD P V 03MEVENT	(200,000)	—
SWPC26BG5 CDS USD R F 1.35000	200,000	(6,279)
SWPC297H2 CDS USD P V 03MEVENT	(200,000)	—
SWPC297H2 CDS USD R F 1.00000	200,000	80
SWPC356K3 CDS USD P V 03MEVENT	(500,000)	—
SWPC356K3 CDS USD R F 2.10000	500,000	3,572
SWPC366P0 CDS USD P V 03MEVENT	(400,000)	—
SWPC366P0 CDS USD R F .25000	400,000	4,808
SWPC386P6 CDS USD P V 03MEVENT	(600,000)	—
SWPC386P6 CDS USD R F 1.00000	600,000	5,940
SWPC421N8 CDS USD P V 03MEVENT	(1,100,000)	—
SWPC421N8 CDS USD R F 1.00000	1,100,000	(7,408)
SWPC474L8 CDS USD P V 03MEVENT	(300,000)	—
SWPC474L8 CDS USD R F 1.00000	300,000	(2,672)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SWPC512P3 CDS USD P V 03MEVENT	(1,000,000)	—
SWPC512P3 CDS USD R F .25000	1,000,000	5,509
SWPC513N7 CDS USD P V 03MEVENT	(500,000)	—
SWPC513N7 CDS USD R F 1.00000	500,000	(2,413)
SWPC517N3 CDS USD P V 03MEVENT	(200,000)	—
SWPC517N3 CDS USD R F 1.00000	200,000	(816)
SWPC520P3 CDS USD P V 03MEVENT	(100,000)	—
SWPC520P3 CDS USD R F 1.00000	100,000	645
SWPC529P4 CDS USD P V 03MEVENT	(200,000)	—
SWPC529P4 CDS USD R F .25000	200,000	959
SWPC536C4 CDS USD P F .94000	(363,000)	—
SWPC536C4 CDS USD R V 03MEVENT	363,000	17,277
SWPC570L1 CDS USD P V 03MEVENT	(100,000)	—
SWPC570L1 CDS USD R F 1.00000	100,000	(278)
SWPC580J4 CDS USD P V 03MEVENT	(600,000)	—
SWPC580J4 CDS USD R F 1.00000	600,000	5,831
SWPC585M2 CDS EUR P V 03MEVENT	(500,000)	55,900
SWPC585M2 CDS EUR R F .25000	500,000	(53,590)
SWPC586B5 CDS USD P F 3.75000	(1,000,000)	—
SWPC586B5 CDS USD R V 03MEVENT	1,000,000	(45,245)
SWPC588L1 CDS USD P V 03MEVENT	(400,000)	—
SWPC588L1 CDS USD R F 1.00000	400,000	(2,041)
SWPC593P5 CDS USD P V 03MEVENT	(200,000)	—
SWPC593P5 CDS USD R F 1.00000	200,000	1,984
SWPC642P6 CDS USD P V 03MEVENT	(200,000)	—
SWPC642P6 CDS USD R F 1.00000	200,000	2,770
SWPC644C3 CDS USD P F 1.00000	(102,000)	—
SWPC644C3 CDS USD R V 03MEVENT	102,000	493
SWPC674J1 CDS USD P V 03MEVENT	(500,000)	—
SWPC674J1 CDS USD R F 1.00000	500,000	(7,212)
SWPC675K7 CDS USD P V 03MEVENT	(200,000)	—
SWPC675K7 CDS USD R F 1.00000	200,000	(1,020)
SWPC690C6 CDS USD P F .61000	(725,000)	—
SWPC690C6 CDS USD R V 03MEVENT	725,000	6,833
SWPC727J8 CDS USD P V 03MEVENT	(100,000)	—
SWPC727J8 CDS USD R F 5.00000	100,000	(2,654)
SWPC745B3 CDS USD P F 3.80000	(500,000)	—
SWPC745B3 CDS USD R V 03MLIBOR	500,000	(23,976)
SWPC754C9 CDS USD P F .60500	(363,000)	—
SWPC754C9 CDS USD R V 03MEVENT	363,000	(17,737)
SWPC774K7 CDS EUR P V 06MEURIB	(400,000)	16,380
SWPC774K7 CDS EUR R F .25000	400,000	(13,767)
SWPC786C1 CDS USD P F .51000	(254,000)	—
SWPC786C1 CDS USD R V 03MEVENT	254,000	(2,141)
SWPC799L6 CDS USD P V 03MEVENT	(600,000)	—
SWPC799L6 CDS USD R F 1.00000	600,000	(6,866)
SWPC832J0 CDS USD P V 03MEVENT	(600,000)	—
SWPC832J0 CDS USD R F 1.00000	600,000	(19,489)
SWPC835N8 CDS USD P V 03MEVENT	(100,000)	—
SWPC835N8 CDS USD R F 1.00000	100,000	162
SWPC855M5 CDS USD P V 03MEVENT	(200,000)	—
SWPC855M5 CDS USD R F 1.00000	200,000	(3,447)
SWPC888M6 CDS USD P V 03MEVENT	(100,000)	—

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SWPC888M6 CDS USD R F 1.00000	100,000	(1,723)
SWPC917K5 CDS USD P V 03MEVENT	(500,000)	—
SWPC917K5 CDS USD R F 1.00000	500,000	(10,836)
SWPC918K4 CDS USD P V 03MEVENT	(200,000)	—
SWPC918K4 CDS USD R F 1.00000	200,000	(1,782)
SWPC943K3 CDS USD P V 03MEVENT	(200,000)	—
SWPC943K3 CDS USD R F 1.00000	200,000	(1,926)
SWPC962J2 CDS USD P V 03MEVENT	(200,000)	—
SWPC962J2 CDS USD R F 1.00000	200,000	4,965
SWPC993J5 CDS USD P V 03MEVENT	(400,000)	—
SWPC993J5 CDS USD R F 1.00000	400,000	7,845
SWU0099R0 IRS MXN P V 01MTIIE	(2,900,000)	33,781
SWU0099R0 IRS MXN R F 6.59000	2,900,000	(23,304)
SWU0123L3 IRS CAD P V 03MCDOR	(1,300,000)	(100,443)
SWU0123L3 IRS CAD R F 5.80000	1,300,000	218,576
SWU026JC6 IRS BRL P V 12MLIBOR	(5,300,000)	180,309
SWU026JC6 IRS BRL R F 11.29000	5,300,000	(183,634)
SWU0322U2 IRS EUR P V 06MEURIB	(400,000)	30,780
SWU0322U2 IRS EUR R F 2.75000	400,000	(23,178)
SWU0377T9 IRS JPY P F .25000	(110,000,000)	8,514
SWU0377T9 IRS JPY R V 06MLIBOR	110,000,000	(6,931)
SWU0448R8 IRS MXN P V 01MTIIE	(36,000,000)	429,695
SWU0448R8 IRS MXN R F 6.75000	36,000,000	(358,811)
SWU0480Q9 IRS USD P F 3.50000	(400,000)	—
SWU0480Q9 IRS USD R V 03MLIBOR	400,000	(61,303)
SWU0497T4 IRS JPY P F .25000	(560,000,000)	27,110
SWU0497T4 IRS JPY R V 06MLIBOR	560,000,000	(19,973)
SWU0524T1 IRS USD P F .75000	(800,000)	—
SWU0524T1 IRS USD R V 03MLIBOR	800,000	2,801
SWU0585U4 IRS JPY P F .25000	(470,000,000)	(67,913)
SWU0585U4 IRS JPY R V 06MLIBOR	470,000,000	63,107
SWU0586U3 IRS JPY P F .25000	(280,000,000)	(32,346)
SWU0586U3 IRS JPY R V 06MLIBOR	280,000,000	29,563
SWU0626R2 IRS JPY P V 06MLIBOR	(190,000,000)	(110,088)
SWU0626R2 IRS JPY R F 1.50000	190,000,000	178,511
SWU0627R1 IRS JPY P V 06MLIBOR	(50,000,000)	(28,970)
SWU0627R1 IRS JPY R F 1.50000	50,000,000	46,974
SWU067899 IRS BRL P V 01MBRDCI	(700,000)	32,308
SWU067899 IRS BRL R F 11.24500	700,000	(33,008)
SWU0767N0 IRS JPY P V 06MLIBOR	(20,000,000)	(47,313)
SWU0767N0 IRS JPY R F 2.15000	20,000,000	71,299
SWU088AA9 IRS BRL P V 01MBRDCI	(1,200,000)	55,385
SWU088AA9 IRS BRL R F 11.25000	1,200,000	(56,547)
SWU093838 IRS BRL P V 00MBRCDI	(2,100,000)	80,141
SWU093838 IRS BRL R F 11.36000	2,100,000	(80,259)
SWU0972S0 IRS AUD P F 4.75000	(2,100,000)	163,380
SWU0972S0 IRS AUD R V 03MBBSW	2,100,000	(199,193)
SX5E DIVIDEND FUT DEC12 FRS MS	161	(7,925)
SX5E DIVIDEND FUT DEC13 SWP MS	172	81,584
SYDBANK A/S SWAP	253	(449)
SYMC 2013 JAN 20 CALL 01/19/2013	147	12,348
SYNTHES INC-144A/REGS SWP	740	(158)
SYNTHES INC-144A/REGS SWP	25,841	341,345

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
TAIWANESE DOLLAR Forward	(9,088,500)	(139)
TATA CONSULTANCY JAN12 USD STK FUT SWP CITI (X250)	(4,000)	(1,083)
TATA MOTORS DFT 100 20AUG12 CS	500,000	4,000
TATA MOTORS LTD USD ML SWP	92,339	(13,591)
TATA MOTORS LTD USD MS SWP	19,661	(407)
TATA MOTORS USD SWP JPM	25,699	(5,585)
TATA MOTORS USD SWP UBS	92,797	(22,870)
TAYLOR WIMPEY PLC WTS 30APR2014	5,689	1,813
TAYLOR WIMPEY SWP	(5,352)	(216)
TEC FP 2012 MAR 80 CALL 03/16/2012	20	5,384
TECHNICOLOR SWP CS	31,553	(141,961)
TEVA 2013 JAN 47.5 CALL 01/19/2013	40	7,000
TINGYI (CAYMAN ISLN) HLDG HKD SWP BARCLAYS	(28,000)	(3,818)
TINGYI (CAYMAN ISLN) HLDG HKD SWP DB	(14,000)	(4,872)
TINGYI (CAYMAN ISLN) HLDG HKD SWP UBS	(8,000)	(1,345)
TOKYO ELECTRIC POWER CO ML JPY SWP	(19,400)	23,848
TRINA SOLAR-ADR	28,244	(161,007)
TRUVO TALON WRT TALON EQUITY CO	33	—
TSN 2013 JAN 17.5 CALL 01/19/2013	(57)	(24,795)
TSN DFT 100 12/20/2013 (191) CS	500,000	(2,351)
TSN DFT 100 12/20/2013 BARC	500,000	(2,351)
TTMT DFT 20AUG12 100 JPM	500,000	4,000
TTMT DFT 20AUG12 500 JPM	500,000	(8,800)
TTMT DFT 500 20AUG12 JPM2	100,000	(1,760)
TUI 2.75% 2016 SWP CS	2,265	(39)
TUI AG 5.5% SWP CS	23,309	146,538
TUI AG ML SWAP	(3,880)	(1,747)
TUI AG SWP CS	(48,816)	(22,840)
TUI AG SWP MS	(3,419)	12,353
TUI DFT 500 20MAR2015 BARC	200,000	37,894
TUI1 GR 2013 JUN 3.2 PUT 06/21/2013	200	17,860
TWN ELECTRONICS SEC IDX FUT JAN12 UBS USD SWP	(12,000)	(4,981)
TWSE 8000 CALL 18JAN12 MS	7,200	965
TWSE 8699.8359 CALL 18JAN12 UBS	16,800	2
TXN 2012 JAN 29 CALL 01/21/2012	66	5,709
TXT 2013 JAN 12.5 CALL 01/19/2013	(47)	(32,665)
TXT 2013 JAN 12.5 PUT 01/19/2013	(110)	(10,945)
TXT DFT 100 06/20/2013 JPM	500,000	(440)
UBI BANCA 5.75 13 SWP JPM	61,752	(3,341)
UBS CPS CHINESE BANK BASKET HKD SWP UBS	(95,977)	(20,183)
UBS CPS UBDEPSCH HKD SWP UBS	(1,300)	913
UBS CPS UBSCHDEP HKD SWP UBS	(25,300)	12,333
UFS Apr12 90 CALL	(56)	(15,680)
UFS Apr12 95 CALL	(57)	(9,120)
UK LONG GILT BOND FUTURES	(600,000)	(6,550)
UMC/UNIMICRON ASW L+330 02DEC14 NOM	300,000	47,670
UNIMICRON TECHNOLOGY USD SWP CS	(16,000)	470
UNIMICRON TECHNOLOGY USD SWP ML	(22,200)	3,431
UNIMICRON TECHNOLOGY USD SWP UBS	(91,200)	52,989
UNITED UTILITIES GROUP PLC SWAP	66,368	14,437
US 5YR NOTE (CBT) MAR12	(30)	(13,648)
US DOLLAR Forward	(18,643,669)	—
US DOLLAR Forward	118,341,576	—

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
US LONG BOND(CBT) MAR12	(7)	(6,903)
USD CALL / CNY PUT 6.55 13DEC12 NOM	5,000,000	47,292
USD CALL / CNY PUT 6.95 13DEC12 NOM	(5,000,000)	(24,069)
USD CALL / JPY PUT 125 05APR11 ML	1,400,000	27,245
USD CALL / JPY PUT K= 125 12MAR21 JPM	1,000,000	20,148
USD CALL / JPY PUT K= 125 12MAR21 UBS	1,000,000	18,157
USD CALL / JPY PUT K=120 19OCT20 NOM	1,500,000	31,081
USD CALL / JPY PUT K=120.00 02JUL20 NOM	4,000,000	79,834
USD CALL / JPY PUT K=120.00 02JUN20 UBS	4,000,000	77,275
USD CALL / JPY PUT K=120.00 04JUN20 ML	2,000,000	40,982
USD CALL / JPY PUT K=120.00 04JUN20 UBS	2,000,000	38,656
USD CALL / JPY PUT K=120.00 16OCT20 NOM	1,500,000	31,034
USD CALL / JPY PUT K=122.00 11JUN20 JPM	4,000,000	78,938
USD CALL / JPY PUT K=122.00 29JUN20 ML	4,000,000	77,783
USD CALL / JPY PUT K=125 01APR21 CS	2,000,000	33,966
USD CALL / JPY PUT K=125 01APR21 JPM	1,000,000	20,309
USD CALL / JPY PUT K=125 01APR21 UBS	1,000,000	18,263
USD CALL / JPY PUT K=125 11MAR21 BZW	1,000,000	19,459
USD CALL / JPY PUT K=125 15MAR21 UBS	1,000,000	18,166
USD CALL /AUD PUT K=A$0.80 23FEB12 NOM	(100,000)	(18)
USD CALL /AUD PUT K=A$0.90 23FEB12 NOM	100,000	202
USD CALL /JPY PUT 2013 MAR K=120 NOM	2,327,000	2,329
USD CALL/INR PUT K=55 15FEB12 NOM	500,000	717
USD CALL/INR PUT K=55 20FEB12 MS	400,000	4,694
USD CALL/INR PUT K=60 15FEB12 NOM	(500,000)	(5,451)
USD CALL/INR PUT K=60 20FEB12 MS	(400,000)	(574)
USD CALL/JPY PUT 2012 MAR K=115 NOM	2,327,000	4
USD CALL/JPY PUT 2012 OCT K=117.5 UBS	2,300,000	32
USD PUT / HKD CALL K=7.6830 13NOV12 JPM	1,800,000	6,472
USD PUT / HKD CALL K=7.6840 13NOV12 NOM	5,300,000	21,457
USD PUT/ HKD CALL K=7.6760 14NOV12 JPM	5,400,000	19,471
UTILITIES SELECT SECTOR SPDR SWP CS	(13,765)	(23,532)
VALE SA-SP ADR SWP BARC	(9,032)	24,624
VALEBZ DFT 100 03/20/2015 DB	500,000	5,639
VALIDUS HOLDINGS LTD	64,500	903,000
VANCEINFO TECHNOLOGIES ADR	41,529	(248,121)
VANGUARD MSCI EMERGING MARKETS SWP CS	(1,857)	8,728
VEDANTA RESOURCES DFT 500 20SEP2014 BOA	2,100,000	327,705
VEDANTA RESOURCES PLC SWP DB USD	(2,160)	6,682
VEDANTA RESOURCES PLC SWP JPM USD	(16,132)	100,001
VEDANTA SWP USD BARC	(5,984)	8,768
VIAB 2013 JAN 40 CALL 01/19/2013	332	308,760
VIDEOCON INDUST JAN12 ML USD STK FUT SWP	(48,000)	(2,588)
VIENNA INSURANCE GROUP AG SWP	188	901
VINCI S.A. DB SWP EUR	1,431	(8,871)
VNO DFT 20JUN12	500,000	96
VOD LN 2012 SEP 1.56 PUT 09/21/2012	(104)	(11,964)
VOD LN 2012 SEP 1.86 CALL 09/21/2012	104	13,201
VODAFONE GROUP PLC	634,970	64,632
VOLVO AB B-SH SWP	81,664	(89,340)
VORNADO 3.875% 04/15/25 SWP CS	502,000	101,527
VORNADO REALTY CS SWP	(2,303)	8,175
WACKER CHEMIE SWP	528	(6,529)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
WANT WANT CHINA HLDGS HKD SWP CS	(58,000)	(6,246)
WANT WANT CHINA HOLDINGS SWP UBS	(41,000)	(3,106)
WEMBLEY PLC DB SWAP	20,188	6,661
WESFARMERS LIMITED AUD SWP JPM	(51,586)	87,035
WESFARMERS LTD-PPS AUD SWP JPM	66,300	(123,114)
WESTPAC BANKING CORP	(18,604)	370
WFT 2012 JAN 15 CALL 01/21/2012	279	13,671
WH SMITH PLC	(5,660)	(697)
WHR DFT 100 12/20/2016 JPM	1,000,000	79,000
WINTEK CORP CS USD SWP	(67,000)	359
WINTEK CORP UBS USD SWP	(80,000)	(7,087)
WINTEK CORP USD SWP BARCLAYS	(6,000)	51
WINTEK CORP USD SWP STAN CHART	(8,000)	68
WMI DFT 105 03/20/2014 MS	500,000	(5,181)
WOLSELEY PLC SWP	33,651	200,629
WPP LN DFT 100 20MAR2017 DB	559,000	15,887
WPP PLC SWP	(7,322)	(7,051)
WPP PLC SWP	(4,901)	4,129
WRC Apr12 45 PUT	(323)	(66,215)
WYNN 2012 JAN 105 PUT 01/21/2012	(14)	(2,912)
XINYI GLASS HOLDINGS CO LTD HKD SWP BAR	(6,000)	(110)
XINYI GLASS HOLDINGS CO LTD HKD SWP ML	(52,000)	(229)
XINYI GLASS HOLDINGS CO LTD HKD SWP MS	(2,000)	36
XLB 2012 MAR 27 PUT 03/17/2012	212	7,420
XSTRATA PLC SWP	50,122	(573)
YAHOO JAPAN CORP SWP NOM	(1,990)	4,135
YAHOO SWP BARC	39,272	1,637
YAHOO SWP MS	39,273	5,133
YARA INTL SWP	1,758	969
YEN / USD FORWARD, 01-04-12	227,600	3
YHOO 2012 APR 22 CALL 04/21/2012	(112)	(1,680)
YHOO 2012 APR 22 PUT 04/21/2012	112	67,480
YHOO 2012 JUL 22 CALL 07/21/2012	(98)	(2,352)
YHOO 2012 JUL 22 PUT 07/21/2012	98	60,025
YULON MOTOR COMPANY	(82,000)	18,142
ZHAOJIN MINING INDUSTRY — H HKD SWP DB	(44,000)	7,911
ZHAOJIN MINING INDUSTRY — H HKD SWP MS	(8,000)	2,658

Total Derivatives	3,029,222,330	$7,884,454

Preferred Stock
ADLAC 5.5% SERIES D ESC	3,100	—
ADLAC 7.5% 05 F ESCROW	182,700	0
ADLAC 7.5% 11/04 ESCROW	9,200	—
ANGLOGOLD HOLDINGS LTD 6% PFD	(503)	(24,094)
APACHE CORP 6% PFD	(12,827)	(688,356)
CITIGROUP INC 0% PFD	7,990	584,988
CITIGROUP INC PFD 7.50 CONVERT	380	30,780
CNP 2% 09/15/29	4,728	163,633
DOLE FOOD AUTOMATIC EXCH 7% CNV PFD 144A	111,274	956,956
EMBOTELLADORA ANDINA A PREF	35,000	124,651
EMBOTELLADORA ANDINA PREF B	20,400	89,148
ENERGY XXI BERMUDA	2,600	884,000

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
FANNIE MAE 8.25 SER S PFD	18,432	25,436
FANNIE MAE 8.25 SER T PFD	9,250	12,950
FREDDIE MAC 8.375 SER Z PERP PFD	11,994	15,952
GENERAL MOTORS 4.75 PFD SER B	35,773	1,223,221
GM 5.25% SER B PFD STUB	17,985	4,946
GM 6.25% SER C PFD STUB	8,375	2,303
HARTFORD FINL SVCS GRP 7.25 PFD	(7,356)	(138,918)
ITAU UNIBANCO HOLDING SA	11,700	213,206
METLIFE INC 5% PFD	20,000	1,229,500
MMR 5.75% CONV. PREF	289	311,398
MMR 5.75% CONV. PREF (144A)	2,527	2,722,842
NIELSEN HOLDINGS BV 6.25% PFD	3,612	209,547
NLY 6% PFD	9,000	427,691
ORCHARD SUPPLY HARDWARE PFD	(614)	(276)
RBS CAP FNDG PFD 6.08	10,880	99,008
ROYAL BK SCOTLAND PFD 6.35	2,210	24,752
ROYAL BK SCOTLAND PFD 6.40	5,570	63,442
ROYAL BK SCOTLAND PFD 6.6	10,217	117,904
ROYAL BK SCOTLAND PFD 6.75	11,140	134,794
ROYAL BK SCOTLAND PFD 7.25 T	9,110	116,335
SAMSUNG ELECTRONICS PFD	3,117	1,804,721
SLM CORP	900	17,622
VALE CAPITAL II 6.75 PFD	32,203	2,116,059
VALE CAPITAL II 6.75 PFD 6/12 (VALE)	22,359	1,338,745
WINTRUST FINANCIAL CORP 7.5% PFD	12,100	548,082

Total Preferred Stock	624,815	$14,762,968

Real Estate Investments
AMERICAN ASSETS TRUST INC	11,100	227,661
AMERICAN CAMPUS COMMUNITIES	26,430	1,109,004
ASSOCIATED ESTATES REALTY CP	37,225	593,739
CORESITE REALTY CORP	36,970	658,805
DIAMONDROCK HOSPITALITY CO	23,100	222,684
EDUCATION REALTY TRUST INC	37,700	385,671
EQUITY LIFESTYLE PROPERTIES	10,780	718,918
EXCEL TRUST INC	22,800	273,600
GLIMCHER REALTY TRUST	103,420	951,464
MFA FINANCIAL INC	95,500	641,760
MISSION WEST PROPERTIES	50,700	457,314
PEBBLEBROOK HOTEL TRUST	14,800	283,864
PLUM CREEK TIMBER CO. REIT	(14,410)	(526,830)
PROLOGIS INC	(18,540)	(530,059)
PS BUSINESS PARKS INC/CA	14,240	789,323
RLJ LODGING TRUST	11,200	188,496
SAUL CENTERS INC	9,600	340,032
SOVRAN SELF STORAGE INC	8,100	345,627
WINTHROP REALTY TRUST	28,100	285,777

Total Real Estate Investments	508,815	$7,416,850

Asset-backed Securities
AEGIS ASSET BACKED SECURITIES	300,000	229,274

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BUMPER	19,310	25,034
CHLPA 2010-1 A 0 144A	706,537	420,390
COMMERCIAL INDUSTRIAL FINANCE	200,000	183,425
FORD AUTO SECURITIZATION TRUST	5,850	5,749
INDYMAC RESIDENTIAL ASSET BACK	300,000	221,882
MID STATE TRUST	86,815	87,360
PREMIUM LOAN TRUST LTD	67,788	67,409
ROMULUS FINANCE S.R.L FLT 02/20/2015	1,500,000	1,499,654
ROMULUS FINANCE S.R.L. 4.94 02/20/2013 A-1	97,000	109,218
SLC STUDENT LOAN TRUST	184,323	184,107
SLM STUDENT LOAN TRUST	738,389	755,390
SMALL BUSINESS ADMINISTRATION	377,867	428,088

Total Asset-backed Securities	4,583,879	$4,216,980

Total Investments, at Fair Value	5,692,136,121	$4,769,381,401

* Notes Receivable from Participants		$26,307,604

Total Assets held at end of year		$4,795,689,005

*	Denotes party-in-interest

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Acquired and

Disposed of Within the Plan Year)

December 31, 2011

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Costs of Acquisitions	Proceeds of dispositions
Interest Bearing Cash
CREDIT SUISSE LONDON BOC	620,000	$620,000	$620,000
CREDIT SUISSE LONDON COC	270,000	270,000	270,000
SWAP BANK OF AMERICA BOC	260,000	260,000	260,000
SWAP BARCLAYS COC	1,540,000	1,540,000	1,540,000
SWAP BNP PARIBAS BOC	300,000	300,000	300,000
SWAP BNP PARIBAS COC	3,580,000	3,580,000	3,580,000
SWAP DEUTSCHE BOC	320,000	320,000	320,000
SWAP DEUTSCHE COC	1,930,000	1,930,000	1,930,000
SWAP JPM CHASE BOC	2,040,000	2,040,000	2,040,000
SWAP RBOS BOC	1,600,000	1,600,000	1,600,000
SWAP RBOS COC	1,060,000	1,060,000	1,060,000
SWAP UBS COC	1,580,000	1,580,000	1,580,000

Partner/Joint Venture Interests
ATLAS ENERGY LP	3,746	$59,566	$59,114
BLACKSTONE GROUP LP	15,313	196,631	211,806

The above information was derived from data certified accurate and complete by State Street Bank, Trustee

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2011

	(b)	(c)	Amount received during reporting year		(f)	(g) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral,	Amount overdue
	Identity and address of obligor	Original amount	(d)	(e)	Unpaid balance at year end	any renegotiation of the loan and the terms of the	(h)	(i)
(a)		of loan (par value)	Principal	Interest		renegotiation and other material matters	Principal	Interest	Steps Taken or Will Be Taken to Collect Overdue Amounts
	Old AII Inc, 25825 Science Park Drive, Suite 400, Beachwood, OH 44122-7392	90,000	—	—	90,000	Issue Date: 8/23/2007, Maturity Date: 12/15/2016, Collateral Type: COMPANY GUARNT, Interest Rate: 10	—	26,300	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Evergreen Solar Inc, 138 Bartlett Street, Marlboro, MA 01752	20,000	—	—	20,000	Issue Date: 7/2/2008, Maturity Date: 7/15/2013, Collateral Type: SR UNSECURED, Interest Rate: 4	—		We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	239,000	—	—	239,000	Issue Date: 12/21/2006, Maturity Date: 12/23/2008, Collateral Type: SR UNSECURED, Interest Rate: 0	239,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	67,000	—	—	67,000	Issue Date: 4/3/2006, Maturity Date: 4/3/2009, Collateral Type: SR UNSECURED, Interest Rate: 0	67,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,504,000	—	—	1,504,000	Issue Date: 3/23/2007, Maturity Date: 3/23/2009, Collateral Type: SR UNSECURED, Interest Rate: 0	1,504,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	441,000	—	—	441,000	Issue Date: 12/21/2005, Maturity Date: 12/23/2010, Collateral Type: SR UNSECURED, Interest Rate: 0	441,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	363,000	—	—	363,000	Issue Date: 1/12/2007, Maturity Date: 1/12/2012, Collateral Type: SR UNSECURED, Interest Rate: 0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	39,000	—	—	39,000	Issue Date: 7/13/2005, Maturity Date: 7/26/2010, Collateral Type: SR UNSECURED, Interest Rate: 4.5	39,000	5,860	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	408,000	—	—	408,000	Issue Date: 2/25/2004, Maturity Date: 3/13/2014, Collateral Type: SR UNSECURED, Interest Rate: 4.8	—	65,389	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	333,000	—	—	333,000	Issue Date: 1/12/2007, Maturity Date: 2/6/2012, Collateral Type: SR UNSECURED, Interest Rate: 5.25	—	58,372	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	464,000	—	—	464,000	Issue Date: 3/29/2006, Maturity Date: 4/4/2016, Collateral Type: SR UNSECURED, Interest Rate: 5.5	—	85,208	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	869,000	—	—	869,000	Issue Date: 1/22/2008, Maturity Date: 1/24/2013, Collateral Type: SR UNSECURED, Interest Rate: 5.625	—	163,209	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	2,060,000	—	—	2,060,000	Issue Date: 7/19/2007, Maturity Date: 7/19/2012, Collateral Type: SR UNSECURED, Interest Rate: 6	—	412,687	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,999,000	—	—	1,999,000	Issue Date: 9/26/2007, Maturity Date: 9/26/2014, Collateral Type: SR UNSECURED, Interest Rate: 6.2	—	413,815	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	4,992,000	—	—	4,992,000	Issue Date: 1/10/2002, Maturity Date: 1/18/2012, Collateral Type: SR UNSECURED, Interest Rate: 6.625	—	1,104,237	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	2,195,000	—	—	2,195,000	Issue Date: 4/24/2008, Maturity Date: 5/2/2018, Collateral Type: SR UNSECURED, Interest Rate: 6.875	—	503,859	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	220,000	—	—	220,000	Issue Date: 8/15/2000, Maturity Date: 8/15/2010, Collateral Type: SR UNSECURED, Interest Rate: 7.875	220,000	57,846	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,085,000	—	—	1,085,000	Issue Date: 5/25/2007, Maturity Date: 5/25/2010, Collateral Type: SR UNSECURED, Interest Rate: 0	1,085,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Nortel Networks Corp, 5945 Airport Road, Suite 360, Mississauga, ON L4V 1R9, Canada	187,000	—	—	187,000	Issue Date: 1/25/2008, Maturity Date: 7/15/2013, Collateral Type: COMPANY GUARNT, Interest Rate: 10.125	—	56,854	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Nortel Networks Corp, 5945 Airport Road, Suite 360, Mississauga, ON L4V 1R9, Canada	218,000	—	—	218,000	Issue Date: 1/25/2008, Maturity Date: 7/15/2016, Collateral Type: COMPANY GUARNT, Interest Rate: 10.75	—	70,370	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Nortel Networks Corp, 5945 Airport Road, Suite 360, Mississauga, ON L4V 1R9, Canada	265,000	—	—	265,000	Issue Date: 1/25/2008, Maturity Date: 7/15/2011, Collateral Type: COMPANY GUARNT, Interest Rate: 0	265,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Washington Mutual Inc., 1201 Third Avenue, Seattle, WA 98101	124,000	—	—	124,000	Issue Date: 3/7/2006, Maturity Date: 3/29/2049, Collateral Type: JR SUBORDINATED, Interest Rate: 6.534	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Washington Mutual Inc., 1201 Third Avenue, Seattle, WA 98101	120,000	—	—	120,000	Issue Date: 5/24/2007, Maturity Date: 6/29/2049, Collateral Type: JR SUBORDINATED, Interest Rate: 6.895	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
AMR Corp, 4333 Amon Carter Blvd, Fort Worth, TX 76155	19,000	—	—	19,000	Issue Date: 3/15/2011, Maturity Date: 3/15/2016, Collateral Type: SR SECURED, Interest Rate: 7.5	—	127	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Callahan Associates Internatio, Gustav-Heinemann-Ufer 54, Koeln, 50968, Germany	9,000	—	—	9,000	Issue Date: 7/16/2001, Maturity Date: 7/15/2011, Collateral Type: SENIOR NOTES, Interest Rate: 14.125	9,000	12,190	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
MKP Vela CBO Ltd	440,006	—	—	440,006	Issue Date: 11/16/2006, Maturity Date: 12/10/2046, Collateral Type: CF-CDO, Interest Rate: 0.92355	—	13,399	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

AERO INVENTORY PLC, 30 Lancaster Rd, New Barnet, Hertfordshire EN4 8AP	2,296,809	—	—	2,296,809	Issue Date: 2/15/08, Maturity Date: 2/15/13, Collateral Type: SR SECURED, Int Rate: L+3.0%	—	96,436	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
AHMAD HAMAD ALGOSAIBI & BROTHERS COMPANY, PO Box 707, Al-Khobar 31952, Kingdom of Saudi Arabia	25,100	—	—	25,100	Issue Date: 5/08/07, Maturity Date: 5/08/13, Collateral Type: SR SECURED, Int Rate: L+0.85%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
SAAD INVESTMENTS COMPANY LIMITED, PO Box 309GT, Ugland House, South Church St, Georgetown, Grand Cayman, Cayman Islands	25,100	—	—	25,100	Issue Date: 8/24/07, Maturity Date: 8/24/12, Collateral Type: SR SECURED, Int Rate: L+1.10%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS 401(k) PLAN Members of the Administrative Committee

By:	/s/ Christopher Ceder
Name: Christopher Ceder

By:	/s/ Peter Johnson
Name: Peter Johnson

By:	/s/ Grant Eldred
Name: Grant Eldred

By:	/s/ Marguarite Carmody
Name: Marguarite Carmody

Date: June 28, 2012

INDEX TO EXHIBITS

Exhibit No.	Description
23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm